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Exhibit 10.32

MASTER LEASE

SINGLE LESSEE

MULTIPLE FACILITIES

OHI ASSET (CA), LLC

AND

PERMUNITUM LLC

DATED: SEPTEMBER 30, 2003

Facilities:	Claremont Care Center (Pomona, California) Arroyo Vista Nursing Center (San Diego, California) Vista Knoll Specialized Care Center (Vista, California)

i

ARTICLE XIII		28
13.1	General Insurance Requirements	28
13.2	Risks to be Insured	28
13.3	Payment of Premiums; Copies of Policies; Certificates	30
13.4	Umbrella Policies	30
13.5	Additional Insurance	30
13.6	No Liability; Waiver of Subrogation	30
13.7	Increase in Limits	30
13.8	Blanket Policy	30
ARTICLE XIV		31
14.1	Insurance Proceeds	31
14.2	Restoration in the Event of Damage or Destruction	31
14.3	Restoration of Lessee's Property	31
14.4	No Abatement of Rent	31
14.5	Waiver	31
14.6	Disbursement of Insurance Proceeds Equal to or Greater Than The Approval Threshold	32
14.7	Net Proceeds Paid to Facility Mortgagee	32
ARTICLE XV		33
15.1	Total Taking or Other Taking with Leased Property Rendered Unsuitable for Its Primary Intended Use	33
15.2	Allocation of Award	33
15.3	Partial Taking	34
15.4	Temporary Taking	34
15.5	Awards Paid to Facility Mortgagee	34
ARTICLE XVI		35
16.1	Lessor's Rights Upon an Event of Default	35
16.2	Certain Remedies	35
16.3	Damages	35
16.4	Waiver	36
16.5	Application of Funds	36
ARTICLE XVII		37
17.1	Lessor's Right to Cure Lessee's Default	37
ARTICLE XVIII		37
18.1	Holding Over	37
18.2	Indemnity	37
ARTICLE XIX		38
19.1	Subordination	38
19.2	Attornment	38
19.3	Lessee's Certificate	38
19.4	Notice and Cure	38
ARTICLE XX		39
20.1	Risk of Loss	39
ARTICLE XXI		39
21.1	Indemnification	39
21.2	Survival of Indemnification	39
ARTICLE XXII		39
22.1	General Prohibition against Transfers	39
22.2	Subordination and Attornment	40
22.3	Sublease Limitation	40

ii

ARTICLE XXIII		40
23.1	Financial Statements and Other Reports and Materials Required by Lessor	40
23.2	Public Offering Information	42
ARTICLE XXIV		42
24.1	Lessor's Right to Inspect	42
ARTICLE XXV		42
25.1	No Waiver	42
ARTICLE XXVI		42
26.1	Remedies Cumulative	42
ARTICLE XXVII		43
27.1	Acceptance of Surrender	43
ARTICLE XXVIII		43
28.1	No Merger of Title	43
28.2	No Partnership	43
ARTICLE XXIX		43
29.1	Conveyance by Lessor	43
ARTICLE XXX		43
30.1	Quiet Enjoyment	43
ARTICLE XXXI		44
31.1	Notices	44
ARTICLE XXXII		45
32.1	Compliance With Facility Mortgage	45
ARTICLE XXXIII		46
33.1	Lessor's Option to Purchase Lessee's Personal Property	46
33.2	Facility Trade Names	46
33.3	Transfer of Operational Control of the Facilities	46
33.4	Intangibles and Personal Property	47
ARTICLE XXXIV		47
34.1	Arbitration	47
ARTICLE XXXV		47
35.1	Commissions	47
ARTICLE XXXVI		47
36.1	Memorandum or Short Form of Lease	47
ARTICLE XXXVII		48
37.1	Security Deposit	48
37.2	Application of Security Deposit	48
37.3	Transfer of Security Deposit	48
ARTICLE XXXVIII		48
38.1	Miscellaneous	48

iii

MASTER LEASE
MULTIPLE FACILITIES

        THIS MASTER LEASE ("Lease") is executed and delivered as of this 30th day of September, 2003 and is entered into by OHI ASSET (CA), LLC, a Delaware limited liability company ("Lessor"), the address of which is 9690 Deereco Road, Suite 100, Timonium, MD 21093, and PERMUNITUM LLC, a Nevada limited liability company ("Lessee"), the address of which is 32232 Paseo Adelanto, Suite 100, San Juan Capistrano, CA 92675.

RECITALS

        The circumstances underlying the execution and delivery of this Lease are as follows:

        A.    Capitalized terms used and not otherwise defined herein have the respective meanings given them in Article II below.

        B.    Lessor is the owner of the Leased Properties.

        C.    Lessor has agreed to lease the Leased Properties to Lessee, and Lessee has agreed to lease the Leased Properties from Lessor, on the terms and conditions set forth in this Lease.

        NOW, THEREFORE, Lessor and Lessee agree as follows:

ARTICLE I

        1.1   Lease. Upon and subject to the terms and conditions set forth in this Lease, Lessor leases to Lessee, and Lessee leases from Lessor, the Leased Properties. The Leased Properties are leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property, whether or not of record, including the Permitted Encumbrances and other matters which would be disclosed by an inspection or accurate survey of the Leased Properties.

        1.1.1 Subleases. On the Commencement Date, with the approval of Lessor, the Leased Properties are subleased to the Sublessees pursuant to the Subleases. Lessee has assigned the Subleases to Lessor and each Sublessee has jointly and severally with the other Sublessee guaranteed the obligations of Lessee hereunder, and to secure its guaranty each Sublessee has granted Lessor a security interest in the Collateral with respect to the Facility subleased by it. Lessee shall not amend or modify the terms of any Sublease without the prior written consent of Lessor, which Lessor may in its reasonable discretion grant, withhold or condition. Each Sublessee under a Sublease has agreed in the Sublease that it assumes and agrees to be bound by and perform each and every obligation of the Lessee under this Lease; provided, however, that obligations of a Sublessee related to the operation, maintenance and repair of a Facility are assumed only with respect to the Facility being operated by under such Sublease. Lessee agrees that a default by a Sublessee under a Sublease shall be deemed a default by Lessee under this Lease which, if not cured within any applicable cure or grace period shall constitute an Event of Default and entitle Lessor to exercise any and all remedies provided by this Lease or by law. Any Notice given by Lessor to Lessee shall be deemed a Notice given to each Sublessee of a Leased Property.

        1.1.2 Single, Indivisible Lease. Notwithstanding Lessor's approval of the Subleases of the Leased Properties, this Lease constitutes one indivisible lease of the Leased Properties and not separate leases governed by similar terms. The Leased Properties constitute one economic unit, and the Base Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Properties to Lessee as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all of the Leased Properties as one unit. An

Event of Default with respect to any Leased Property is an Event of Default as to all of the Leased Properties. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Properties and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. 365, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Properties.

        1.2   Term. The initial term of this Lease ("Initial Term") shall be fifteen (15) Lease Years. The Initial Term shall commence on the Commencement Date and end on the Expiration Date, subject to renewal as set forth in Section 1.3 below.

        1.3   Option to Renew. Lessee is hereby granted two (2) successive options to renew this Lease for a period of five (5) Lease Years each, for a maximum Term if such options are exercised of twenty-five (25) Lease Years. Lessee's options to renew this Lease are subject to the following terms and conditions (which conditions may be waived by Lessor in its sole discretion):

        (a)   An option to renew is exercisable only by Notice to Lessor at least three hundred and sixty-five (365) days prior to the expiration of the Initial Term (or prior to the expiration of the preceding Renewal Term, as the case may be);

        (b)   No Event of Default or Unmatured Event of Default shall have occurred and be continuing either at the time a renewal option is exercised or at the commencement of a Renewal Term; provided however that if such Event of Default or Unmatured Event of Default permits a grace period for cure and such grace period has not yet expired, Lessee's timely attempted exercise of a renewal option under this Lease shall be effective so long as such Event of Default or Unmatured Event of Default is timely cured, regardless of whether such cure is accomplished prior to or after the three hundred and sixty five (365) day limit set forth in the immediately preceding subsection 1.3(a);

        (c)   During a Renewal Term, all of the terms and conditions of this Lease shall remain in full force and effect; and

        (d)   Lessee may exercise its options to renew with respect to all (and no fewer than all) of the Leased Properties.

ARTICLE II

        2.1   Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (c) all references in this Lease to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; and (d) the words "herein," "hereof' and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

        Additional Charges: All Impositions and other amounts, liabilities and obligations that Lessee assumes or agrees to pay under this Lease.

        Affiliate: Any Person who, directly or indirectly, Controls or is Controlled by or is under common Control with another Person.

        Approval Threshold: Seventy-five Thousand Dollars ($75,000).

        Assessment: Any governmental assessment on the Leased Properties or any part of any of them for public or private improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term.

        Assumed Indebtedness: Any indebtedness or other obligations expressly assumed in writing by Lessor and secured by a mortgage, deed of trust or other security agreement to which Lessor's title to the Leased Properties is subject.

        Award: All compensation, sums or anything of value awarded, paid or received in connection with a Taking or Partial Taking.

        Base Rent: During the Initial Term and any Renewal Term, the Base Rent shall be:

        (1)   For the first Lease Year, One Million Two Hundred Forty Five Thousand One Hundred and Fifty Dollars ($1,245,150); and

        (2)   For each succeeding Lease Year in the Initial Term or any Renewal Term, the Base Rent for the previous Lease Year, increased by the product of (a) the Base Rent during the preceding Lease Year and (b) the lesser of two (2) times the change in CPI or two percent (2%).

        Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized or obligated, by law or executive order, to close.

        Capitalization Rate: Nine percent (9%).

        Capitalized Leases: Leases that in accordance with GAAP are required to be capitalized for financial reporting purposes.

        Capitalized Lease Obligations: All obligations under Capitalized Leases the amount of the indebtedness for which shall be the capitalized amount of such obligations determined in accordance with GAAP.

        Cash Flow: For any period, the sum of (a) Net Income of Lessee arising solely from the operation of the Facilities for the applicable period, and (b) the amounts deducted in computing Lessee's Net Income for the period for (i) depreciation, (ii) amortization, (iii) Base Rent, (iv) interest (including payments in the nature of interest under Capitalized Leases and interest on any Purchase Money Financing), (v) income taxes (or, if greater, income tax actually paid during the period) and (vi) management fees.

        Cash Flow to Rent Ratio: For any fiscal period, the ratio of Cash Flow to Base Rent.

        Citation: Any operational or physical plant deficiency set forth in writing with respect to a Facility by any governmental body or agency, or Medicare intermediary, having regulatory oversight over a Facility, Lessee, any Sublessee or Manager, with respect to which the scope and severity of the potential penalty for such deficiency is one or more of the following: loss of licensure, decertification of a Facility from participation in the Medicare and/or Medicaid programs, appointment of a temporary manager or denial of payment for new admissions.

        Clean-Up: The investigation, removal, restoration, remediation and/or elimination of, or other response to, Contamination, in each case to the satisfaction of all governmental agencies having jurisdiction, in compliance with or as may be required by Environmental Laws.

        Code: The Internal Revenue Code of 1986, as amended.

        Commencement Date: October 1, 2003.

        Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

        Construction Funds: The Net Proceeds and such additional funds as may be deposited with Lessor by Lessee pursuant to Section 14.6 for restoration or repair work pursuant to this Lease.

        Contamination: The presence, Release or threatened Release of any Hazardous Substance at the Leased Properties in violation of any Environmental Law, or in a quantity that would give rise to any affirmative Clean-Up obligations under an Environmental Law, including, but not limited to, the existence of any injury or potential injury to public health, safety, natural resources or the environment associated therewith, or any other environmental condition at, in, about, under or migrating from or to the Leased Properties.

        Control (and its corollaries "Controlled by" and "under common Control with"): Possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, partnership interests or other equity interests.

        CPI: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

        Date of Taking: The date on which the Condemnor has the right to possession of the Leased Property that is the subject of the Taking or Partial Taking.

        Distribution: Any payment or distribution of cash or any assets of Lessee to one or more shareholders of Lessee or to any Affiliate of Lessee, whether in the form of a dividend, a fee for management in excess of the fee required by the terms of a Management Agreement (but in any event not to exceed five percent (5%) of net revenues of the Facilities), a payment for services rendered, a reimbursement for expenditures or overhead incurred on behalf of Lessee or a payment on any debt required by this Lease to be subordinated to the rights of Lessor.

        Encumbrance: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to the Leased Properties, or any portion thereof or interest therein, securing any borrowing or other means of financing or refinancing.

        Environmental Audit: A written certificate that (a) is in form and substance satisfactory to Lessor, (b) is from an environmental consulting or engineering firm acceptable to Lessor and (c) states that there is no Contamination on the Leased Properties (other than Pre-Existing Hazardous Substances and matters arising from or connected with Pre-Existing Environmental Conditions) and that the Leased Properties are otherwise in strict compliance with Environmental Laws.

        Environmental Documents: Each and every (a) document received by Lessee or any Affiliate from, or submitted by Lessee or any Affiliate to, the United States Environmental Protection Agency and/or any other federal, state, county or municipal agency responsible for enforcing or implementing Environmental Laws with respect to the condition of the Leased Properties, or Lessee's operations at the Leased Properties; and (b) review, audit, report, or other analysis data pertaining to environmental conditions, including, but not limited to, the presence or absence of Contamination, at, in, under or with respect to the Leased Properties that have been prepared by, for or on behalf of Lessee.

        Environmental Laws: All federal, state and local laws (including, without limitation, common law), statutes, codes, ordinances, regulations, rules, orders, permits or decrees now or at any time in effect and relating to (a) the introduction, emission, discharge or release of Hazardous Substances into the indoor or outdoor environment (including without limitation, air, surface water, groundwater, land or soil), (b) the manufacture, processing, distribution, use, treatment, storage, transportation or disposal of Hazardous Substances or (c) the Clean-Up of Contamination.

        Event of Default: The occurrence of any of the following:

        (a)   Lessee fails to pay or cause to be paid the Rent within five (5) business days following the date when due and payable;

        (b)   Lessee, any Sublessee or any Guarantor, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or has an order for relief thereunder entered against it, or a court of competent jurisdiction enters an order or decree appointing a receiver of Lessee, a Sublessee or any Guarantor or of the whole or substantially all of its property, or approving a petition filed against Lessee, a Sublessee or any Guarantor seeking reorganization or arrangement of Lessee, a Sublessee or such Guarantor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof, subject to the applicable provisions of the Bankruptcy Code (11 USC § 101 et. seq.) and to the provisions of Section 16.6 below;

        (c)   Lessee, a Sublessee or any Guarantor: (i) Admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency law; (iii) makes a general assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (v) files a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, subject to the applicable provisions of the Bankruptcy Code (11 USC § 101 et. seq.) and to the provisions of Section 16.6 below;

        (d)   Lessee, a Sublessee or any Guarantor is liquidated or dissolved, or begins proceedings toward liquidation or dissolution, or has filed against it a petition or other proceeding to cause it to be liquidated or dissolved and the proceeding is not dismissed within thirty (30) days thereafter, or Lessee, a Sublessee or any Guarantor in any manner permits the sale or divestiture of all or substantially all of its assets;

        (e)   The estate or interest of Lessee or any Sublessee in the Leased Properties or any part thereof is levied upon or attached in any proceeding and the same is not vacated or discharged within thirty (30) days thereafter (unless Lessee is in the process of contesting such lien or attachment in good faith in accordance with Article XII hereof);

        (f)    Lessee ceases operation of any Facility for a period in excess of five (5) Business Days except upon prior Notice to, and with the express prior written consent of, Lessor (which consent Lessor may withhold in its absolute discretion), or as the unavoidable consequence of damage or destruction as a result of a casualty, or a Partial or total Taking;

        (g)   Any representation or warranty made by Lessee, a Sublessee, a Guarantor or any Affiliate of Lessee in the Lease, any Transaction Document or in any certificates delivered in connection with this Lease or the Transaction Documents proves to be untrue when made in any material respect, Lessor is materially and adversely affected thereby and Lessee, a Sublessee, a Guarantor or any Affiliate, as the case may be, fails within twenty (20) days after Notice from Lessor or Omega, as the case may be, to cure such condition by terminating such adverse effect and making Lessor or Omega, as the case may be, whole for any damage suffered therefrom, or, if with due diligence such cure cannot be effected within twenty (20) days, if Lessee, a Sublessee, a Guarantor or any Affiliate, as the case may be, has failed to commence to cure the same within the twenty (20) days or failed thereafter to proceed promptly and with due diligence to cure such condition and complete such cure prior to the time that such condition causes a default in any Facility Mortgage or any other lease to which Lessee, a Sublessee, a Guarantor or any Affiliate is subject and prior to the time that the same results in civil or criminal penalties to Lessor, Lessee, a Sublessee, a Guarantor, any Affiliates of any of them or the Leased Properties;

        (h)   Lessee (or, if applicable, any Sublessee or Manager):

        (i)    has any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate any Facility as a provider of health care services in accordance with its Primary Intended Use suspended or revoked, or its right to so operate a Facility or to accept patients suspended, and Lessee fails to remedy any condition causing such revocation or suspension within any cure period allowed therefor by the applicable agency or authority or, if no such cure period is allowed or specified by the applicable agency or authority, Lessee fails to remedy the condition promptly and diligently following Lessee's receipt of notice of such condition and, in any event, prior to the final, nonappealable revocation or suspension of any such license, permit, approval, certificate of need, certificate of reimbursement, other authorization or right to operate the Facility in question or to accept patients at the Facility in question; or

        (ii)   receives a Citation with respect to a Facility and fails to cure the condition that is the subject of the Citation within the period of time required for such cure by the issuer of the Citation or, but in any event prior to the final, nonappealable revocation or suspension of any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate a Facility as a provider of health care services in accordance with its Primary Intended Use or to receive Medicare or Medicaid payments with respect to residents of any Facility, or prior to the appointment of a temporary manager, as the case may be; or

        (iii)  fails to give Lessor Notice that any event set forth in clauses (i) and (ii) above has occurred, as required pursuant to Section 23.1(h) below.

        (i)    Lessee fails to observe or perform any other term, covenant or condition of any Facility Mortgage which (1) is performable by Lessee, (2) does not involve the payment of the indebtedness secured by the Facility Mortgage, and (3) relates to the Facilities, and the failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor;

        (j)    A Transfer occurs without the prior written consent of Lessor;

        (k)   A default occurs under any Transaction Document and such default is not cured within any applicable cure period provided in such Transaction Document;

        (l)    A default occurs under any other material contract affecting any Facility, Lessee, or any Affiliate of Lessee, and the default is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor;

        (m)  Lessee breaches any of the financial covenants set forth in Article VIII hereof, the breach is capable of cure and the breach is not cured within a period of the shorter of (i) thirty (30) days after the Notice thereof from Lessor, and (ii) fifteen (15) days following the date of delivery of a certificate pursuant to Section 23.1(i) or 23.1(ii);

        (n)   Lessee or an Affiliate of Lessee defaults beyond any applicable grace period in the payment of any amount or the performance of any material act required of Lessee or such Affiliate by the terms of any other lease or other agreement between Lessee or such Affiliate and Lessor or any Affiliate of Lessor, and the failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor; or

        (o)   Lessee fails to observe or perform any other term, covenant or condition of this Lease or any other Transaction Document and the failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, unless the failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed an Event of Default if and for so long as Lessee proceeds promptly and with due diligence to cure the failure and completes the cure prior to the time that the same causes a Material Adverse Effect, a default in any Facility Mortgage or any other lease to which Lessee is subject and prior to the time that the same results in civil or criminal penalties to Lessor, Lessee, any Affiliates of either or to the Leased Properties.

        Executive Officer: Any of the Chairman of the Board of Directors, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Vice President and the Secretary of any corporation, a general partner of any partnership and a managing member of any limited liability company upon which service of a Notice is to be made.

        Expiration Date: means September 30, 2018 if the Renewal Option has not been exercised, or September 30, 2023, if the first Renewal Option has been exercised, or September 30, 2028, if the second Renewal Option has been exercised.

        Facilit(y)(ies): Each health care facility on the Land, including the Leased Property associated with such Facility, and together, all such facilities on the Leased Properties.

        Facility Mortgage: Any mortgage, deed of trust or other security agreement that with the express, prior, written consent of Lessor is a lien upon any or all of the Leased Properties, whether such lien secures an Assumed Indebtedness or another obligation or obligations.

        Facility Mortgagee: The secured party to a Facility Mortgage, its successors and assigns, any servicer acting on behalf of a Facility Mortgagee with respect to a Facility Mortgage and, if any Facility Mortgage is deposited with a trust, then the trustee acting on behalf of the certificate holders of such trust.

        Facility Trade Names: The name(s) under which the Facilities have done business during the Term. The Facility Trade Names in use by the Facilities on the Commencement Date are set forth on attached Exhibit A.

        Fair Market Rent: means the annual rent that the Leased Properties would reasonably command in the open market, under a lease on substantially the same terms and conditions, with a lessee having experience and a reputation in the healthcare industry and a credit standing reasonably equivalent to that of Lessee and Guarantor. The determination of Fair Market Rent would be a two step process. First, the fair market value of the Leased Properties would be determined using an income approach (using the higher of trailing 12 months earnings or projected 12 months earnings). Second, the Fair Market Rent would be set equal to the rent that would be necessary to provide a market rate of return (in no event less than 11%) to a private equity investor investing an amount equal to the Fair Market Value of the Leased Properties in skilled nursing facilities of a quality similar to the Facilities.

        Financial Statement:

        (A)  For each quarter during Lessee's fiscal year, on a per facility basis for each Sublessee and on a consolidated basis for Guarantor, an unaudited (i) statement of earnings for the current period and fiscal year to the end of such period, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period, and (ii) balance sheet as of the end of the period, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period; and

        (B)  For Guarantor's fiscal year, an audited financial report for Guarantor on a consolidated basis, prepared by a "big four" accounting firm or any other firm of independent certified public accountants reasonably acceptable to Lessor, containing Guarantor's balance sheet as of the end of that year, its related profit and loss, a statement of shareholder's equity for that year, a statement of cash flows for that year, any management letter prepared by the certified public accountants, such comments and financial details as customarily are included in reports of like character and the unqualified opinion of the certified public accountants as to the fairness of the statements therein.

        Fixtures: Collectively, all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property (excluding Lessor's Personal Property), including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus (other than individual units), sprinkler systems and fire and theft protection equipment, built-in oxygen and vacuum systems, towers and other devices for the transmission of radio, television and other signals, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

        Force Majeure: An event or condition beyond the control of a Person, including without limitation a flood, earthquake, or other Act of God; a fire or other casualty resulting in a complete or partial destruction of the Facility in question; a war, revolution, riot, civil insurrection or commotion, terrorism, or vandalism; unusual governmental action, delay, restriction or regulation not reasonably to be expected; a contractor or supplier delay or failure in performance (not arising from a failure to pay any undisputed amount due), or a delay in the delivery of essential equipment or materials; bankruptcy or other insolvency of a contractor, subcontractor or construction manager (not an Affiliate of the party claiming Force Majeure); a strike, slowdown or other similar labor action; or any other similar event or condition beyond the reasonable control of the party claiming that Force Majeure is delaying or preventing such party from timely and fully performing its obligations under this Lease; provided that in any such event, the party claiming the existence of Force Majeure shall have given the other party Notice of such claim within fifteen (15) days after becoming aware thereof, and if the party claiming Force Majeure shall fail to give such Notice, then the event or condition shall not be considered Force Majeure for any period preceding the date such Notice shall be given. No lack of funds shall be construed as Force Majeure.

        GAAP: Generally accepted accounting principles in effect at the time in question.

        Ground Lease: Any lease of any of the Leased Properties pursuant to which Lessor is the lessee.

        Ground Lessor: The lessor under any Ground Lease.

        Guarantor: The Ensign Group, Inc., a Delaware corporation.

        Guaranties: means the Lease Guaranty dated as of the same date as this Lease from the Guarantor and the Lease Guaranty dated as of the same date as this Lease from the Sublessees.

        Hazardous Substance: Dangerous, toxic or hazardous material, substance, pollutant, contaminant, chemical, waste (including medical waste), including petroleum products, asbestos and PCBs defined, listed or described as such under any Environmental Law.

        Impositions: Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, business privilege, transaction privilege, rent or similar taxes to the extent the same are assessed against Lessor in whole or in part on the basis of its gross or net income from this Lease, the value of the Leased Properties, the privilege of doing business in the State or States or any political subdivision or subdivisions of the State or States, or any combination thereof, but excluding any of Lessor's income, capital stock, franchise or simlar taxes, which shall be the sole obligation of Lessor), assessments (including Assessments), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character that at any time prior to, during or in respect of the Term are assessed or imposed on or in respect of, or constitute a lien upon (a) Lessor or Lessor's interest in the Leased Properties; (b) the Leased Properties or any part thereof or any rent therefrom or any estate, right, title or interest therein; (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Properties or the leasing or use of the Leased Properties or any part thereof; or (d) Rent, but excluding any transfer or other tax imposed with respect to the sale, exchange or other disposition by Lessor of the Leased Properties or any part thereof or the proceeds thereof.

        Initial Term: as defined in Section 1.2 of this Lease.

        Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

        Intangible Assets: The amount of (a) unamortized debt discounts and expenses, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organizational and developmental expenses, unamortized operating rights, unamortized licenses, unamortized leasehold rights, computer software development costs, startup costs, pre-opening costs, prepaid pension costs and other intangible assets, including (a) any write-up resulting from a reversal of a reserve for bad debts or depreciation and any write-up resulting from a change in methods of accounting or inventory and (b) the amount of any investment in any Affiliate.

        Investigation: Soil and chemical tests or any other environmental investigations, examinations or analyses.

        Judgment Date: The date on which a judgment is entered against Lessee that establishes, without the possibility of appeal, the amount of liquidated damages to which Lessor is entitled under this Lease.

        Land: The real property described in attached Exhibits B-1 through B-3.

        Lease: As defined in the Preamble.

        Lease Year: Each period from and including October 1 through or September 30. If this Lease is terminated before the end of any Lease Year, the final Lease Year shall be October 1 through the date of termination.

        Leased Improvements: Collectively, all buildings, structures, Fixtures and other improvements of every kind on the Land, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures.

        Leased Property: The parcel of the Land on which a Facility is located, the Leased Improvements on such parcel of the Land, the Related Rights with respect to such parcel of the Land, and Lessor's Personal Property with respect to such Facility.

        Leased Properties: All of the Land, Leased Improvements, Related Rights and Lessor's Personal Property.

        Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, waivers, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Properties or any portion thereof, Lessee's Personal Property or the construction, use or alteration of the Leased Properties (including but not limited to the Americans with Disabilities Act), whether enacted and in force before, after or on the Commencement Date, and including any that may (a) require repairs, modifications, alterations or additions in or to any portion or all of the Facilities, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, including, but not limited to, (i) those relating to existing health care licenses, (ii) those authorizing the current number of licensed beds and the level of services delivered from the Leased Properties and (iii) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee) and in force at any time during the Term.

        Lessee's Certificate: A statement in writing in substantially the form of Exhibit C attached hereto (with such changes thereto as may reasonably be requested by the person relying on such certificate).

        Lessee's Personal Property: Personal Property owned or leased by Lessee that is not included within the definition of the term "Lessor's Personal Property" but is used by Lessee in the operation of the Facilities, including Personal Property provided by Lessee in compliance with Section 6.3 hereof.

        Lessor's Future Rent Loss: An amount equal to the Rent that would have been payable by Lessee from and after the Judgment Date through the Expiration Date had the Lease not been terminated, plus such additional amount as may be necessary in order to compensate Lessor for all other damages that are proximately caused by, and in the ordinary course of things would be likely to result from, Lessee's failure to perform its obligations under this Lease.

        Lessor's Interim Rent Loss: An amount equal to the Rent that would have been payable by Lessee from the Termination Date through the Judgment Date had the Lease not been terminated (including interest and late charges determined on the basis of the date or dates on which Lessor's Interim Rent Loss is actually paid by Lessee), plus such additional amount as may be necessary in order to compensate Lessor for all other damages that are proximately caused by, and in the ordinary course of things would be likely to result from, Lessee's failure to perform its obligations under this Lease.

        Lessor's Monthly Rent Loss: For any month, an amount equal to the installment of Rent that would have been due in such month under the Lease if it had not been terminated, plus, if such amount is not paid on or before the day of the month on which such installment of Rent would have been due, the amount of interest and late charges thereon that also would have been due under the Lease, plus such additional amount as may be necessary in order to compensate Lessor for all other damages that are proximately caused by, and in the ordinary course of things would be likely to result from, Lessee's failure to perform its obligations under this Lease.

        Lessor's Personal Property: All Personal Property and intangibles, if any, owned by Lessor and leased to Lessee on the Commencement Date, together with any and all replacements thereof, and all Personal Property that pursuant to the terms of the Lease becomes the property of Lessor during the Term. Notwithstanding any other provision of this Lease, Lessor's Personal Property shall not include goodwill nor shall it include any other intangible personal property that is severable from Lessor's "interests in real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

        Letter of Credit Agreement: The Letter of Credit Agreement between Lessor and Lessee dated as of the date of this Agreement.

        Management Agreement: Any agreement pursuant to which management of a Facility is delegated by Lessee to any person not an employee of Lessee or to any other related or unrelated party.

        Manager: The Person to whom management of the operation of a Facility is delegated pursuant to a Management Agreement.

        Material Adverse Effect: means any material adverse effect whatsoever upon (a) the validity, performance or enforceability of any Transaction Document, (b) the properties, contracts, business operations, profits or condition (financial or otherwise) of Lessee, a Sublessee or any Guarantor, or (c) the ability of Lessee, a Sublessee, any Guarantor or any of their Affiliates to fulfill its obligations under the Transaction Documents.

        Net Income: For any period, Lessee's net income (or loss) for such period attributable to the operation of the Facilities, determined in accordance with GAAP; provided, however, that Lessee's Net Income shall not include any extraordinary gains (or losses) or nonrecurring gains (or losses).

        Net Proceeds: All proceeds, net of any costs incurred by Lessor in obtaining such proceeds, payable under any policy of insurance required by Article XIII of this Lease (including any proceeds with respect to Lessee's Personal Property that Lessee is required or elects to restore or replace pursuant to Section 14.3, but excluding any proceeds paid from or on account of the coverages provided under the policies required by Section 13.2.4 and 13.2.5 of this Lease) or paid by a Condemnor for a Taking or Partial Taking of a Leased Property.

        Net Reletting Proceeds: Proceeds of the reletting of any portion of the Leased Property received by Lessor, net of Reletting Costs.

        Notice: A notice given in accordance with Article XXXI hereof.

        Notice of Termination: A Notice from Lessor that it is terminating this Lease by reason of an Event of Default.

        Officer's Certificate: A certificate signed by an Executive Officer.

        Omega: Omega Healthcare Investors, Inc., a Maryland corporation.

        Overdue Rate: On any date, the interest rate that is equal to five percent (5%) (five hundred (500) basis points) above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

        Partial Taking: A taking of less than the entire fee of a Leased Property that either (a) does not render the Leased Property Unsuitable for its Primary Use, or (b) renders a Leased Property Unsuitable for its Primary Intended Use, but neither Lessor nor Lessee elects pursuant to Section 15.1 hereof to terminate this Lease.

        Payment Date: Any due date for the payment of the installments of Base Rent or for the payment of Additional Charges or any other amount required to be paid by Lessee hereunder.

        Permitted Encumbrances: Encumbrances listed on attached Exhibit D.

        Person: Any natural person, trust, partnership, corporation, joint venture, limited liability company or other legal entity.

        Personal Property: All machinery, equipment, furniture, furnishings, movable walls or partitions, computers (and all associated software), trade fixtures and other tangible personal property (but excluding consumable inventory and supplies owned by Lessee) used in connection with the Leased Properties, together with all replacements and alterations thereof and additions thereto, except items, if any, included within the definition of Fixtures or Leased Improvements.

        Pledge Agreements: The Pledge Agreement dated as of the date of this Lease between Lessor, as creditor, and Guarantor, as debtor, and the Pledge Agreement dated as of the date of this Lease between Lessor, as creditor, and Lessee, as debtor.

        Pre-Existing Hazardous Substances: means Hazardous Substances located on, under about or with respect to any of the Leased Properties prior to the Commencement Date, whether such substance was first considered, defined, listed or described as being a Hazardous Substance under any Environmental Law as of the Commencement Date or at a later date as a result of a change in any Environmental Law.

        Pre-Existing Environmental Conditions: means any Contamination or other environmental condition on, under, about or with respect to any of the Leased Properties existing prior to the

Commencement Date, whether such Contamination or other environmental condition was first considered, defined, listed or described as being a Hazardous Substance under any Environmental Law as of the Commencement Date or at a later date as a result of a change in any Environmental Law.

        Present Value: The value of future payments, determined by discounting each such payment at a rate equal to the yield on the specified date on securities issued by the United States Treasury (bills, notes and bonds) maturing on the date closest to December 31 in the year in which such future payment would have been due.

        Primary Intended Use: Licensed skilled nursing facilities, including without limitation, uses customarily ancillary thereto such as inpatient and outpatient rehabilitation and therapy services.

        Prime Rate: On any date, an interest rate equal to the prime rate published by the Wall Street Journal, but in no event greater than the maximum rate then permitted under applicable law. If the Wall Street Journal ceases to be in existence, or for any reason no longer publishes such prime rate, the Prime Rate shall be the rate announced as its prime rate by Fleet Bank or other financial institution that is the agent for the banks under Omega's revolving credit agreement, and if such bank no longer exists or does not announce a prime rate at such time, the Prime Rate shall be the rate of interest announced as its prime rate by a national bank selected by Lessor.

        Proceeding: Any action, proposal or investigation by any agency or entity, or any complaint to such agency or entity.

        Purchase Money Financing: Any financing provided by a Person to Lessee or a Sublessee in connection with the acquisition of Personal Property used in connection with the operation of a Facility, whether by way of installment sale or otherwise.

        Qualified Capital Expenditures: Expenditures capitalized on the books of Lessee for alterations, renovations, repairs and replacements to the Facilities, including without limitation any of the following: Replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and major replacement of siding; major roof replacements, including major replacements of gutters, downspouts, eaves and soffits; major repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; major repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior; but excluding major alterations, renovations, additions (consisting of expansions of any Facility, including construction of a new wing or a new story on any Facility), normal maintenance and repairs.

        Regulatory Actions: Any claim, demand, notice, action or proceeding brought, threatened or initiated by any governmental authority in connection with any Environmental Law, including, without limitation, civil, criminal and administrative proceedings, whether or not the remedy sought is costs, damages, equitable remedies, penalties or expenses.

        Related Rights: All easements, rights and appurtenances relating to the Land and the Leased Improvements.

        Release: The intentional or unintentional spilling, leaking, dumping, pouring, emptying, seeping, disposing, discharging, emitting, depositing, injecting, leaching, escaping, abandoning, or any other release or threatened release, however defined, of any Hazardous Substance.

        Reletting Costs: Expenses incurred by Lessor in connection with the reletting of the Leased Properties in whole or in part after an Event of Default, including without limitation attorneys' fees and expenses, brokerage fees and expenses, marketing expenses and the cost of repairs and renovations reasonably required for such reletting.

        Renewal Term: A period for which the Term is renewed in accordance with Section 1.3.

        Rent: Collectively, Base Rent and Additional Charges.

        Replacement Cost: The actual replacement cost of the Leased Properties, including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. In all events Replacement Cost shall be an amount sufficient that neither Lessor nor Lessee is deemed to be a co-insurer of the Leased Property in question.

        SEC: Securities and Exchange Commission.

        Security Agreements: The Security Agreement dated as of the date of this Lease between Lessor, as secured party, and Lessee, as debtor, and the Security Agreement dated as of the date of this Lease between Lessor, as secured party, and the Sublessees, as debtors.

        Security Deposit: As defined in Article XXXVII of this Lease.

        Special Risk Insurance: The insurance that Lessee is required to maintain pursuant to Section 13.2.1 of this Lease.

        State: The State in which the Leased Properties are located.

        Subleases: The following subleases: (1) Sublease dated the same date as this Agreement with Vista Woods Health Associates LLC, a Nevada limited liability company; (2) Sublease dated the same date as this Agreement with City Heights Health Associates LLC, a Nevada limited liability company; (3) Sublease dated the same date as this Agreement with Claremont Foothills Health Associates LLC, a Nevada limited liability company; and (4) such other Subleases expressly approved in writing by Lessor prior to execution of such Subleases by Lessee.

        Sublessees: The sublessees under the Subleases.

        Subordination Agreement: The Subordination Agreement dated as of the same date as this Lease from Lessee, the Sublessees, and Guarantors in favor of Lessor.

        Taken: Conveyed pursuant to a Taking or Partial Taking.

        Taking: A taking or voluntary conveyance during the Term of all of a Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the proceeding actually has been commenced.

        Tangible Net Worth: At any date, the net worth of Lessee as determined in conformity with GAAP, less Intangible Assets, as determined as of such date.

        Term: Collectively, the Initial Term plus the Renewal Term or Renewal Terms, if any.

        Termination Date: The date on which a Notice of Termination is given.

        Third Party Claims: Any claims, actions, demands or proceedings (other than Regulatory Actions) howsoever based (including without limitation those based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to health welfare or property) due to Contamination, whether or not the remedy sought is costs, damages, penalties or expenses, brought by any person or entity other than a governmental agency.

        Transaction Documents: means the following documents: this Lease, the Guaranties, the Letter of Credit Agreement, the Security Agreements, the Pledge Agreements, the Subordination Agreement, and any security agreements, pledge agreements, letter of credit agreements, guarantees, notes or other documents which evidence, secure or otherwise relate to this Lease, or the transactions contemplated by this Lease; and any and all amendments, modifications, extensions and renewals of any of the foregoing documents.

        Transfer: The (a) assignment (not including an assignment to an Affiliate of Lessee made solely in furtherance of a corporate restructuring not resulting in a change of Control), mortgaging or other encumbering of all or any part of Lessee's interest in this Lease or in the Leased Properties; (b) subletting of the whole or any part of any Leased Property (except to Sublessees and other Affiliates of Lessee pursuant to the Subleases); (c) entering into of any Management Agreement or other arrangement under which any Facility is operated by or licensed to be operated by an entity other than Lessee or an Affiliate of Lessee; (d) merger (not including a shell merger, reverse merger or similar transaction executed by Guarantor in lieu of an initial public offering by Guarantor), consolidation or reorganization of a corporate Lessee, corporate Sublessee or corporate Manager, or the sale, issuance, transfer and/or redemption, cumulatively or in one transaction, of any voting stock by Lessee, any Sublessee or Manager or by Persons who are stockholders of record of Lessee, any Sublessee or Manager, if such event or events result(s) in a change of Control of Lessee, any Sublessee or Manager; or (e) sale, issuance, transfer or redemption, cumulatively or in one transaction, of any interest, or the termination of any interest, in Lessee, any Sublessee or Manager if Lessee, such Sublessee or such Manager is a joint venture, partnership, limited liability company or other association and such sale, issuance, transfer, redemption or termination of interest results in a change of Control of such joint venture, partnership, limited liability company or other association.

        Transferee: An assignee, subtenant or other occupant of a Leased Property pursuant to a Transfer.

        Unmatured Event of Default: means the occurrence of an event which upon its occurrence, or with the giving of notice, the passage of time, or both, would constitute an Event of Default.

        Unsuitable for Its Primary Intended Use: A state or condition of a Facility such that by reason of a Partial Taking, the Facility cannot be operated on a commercially practicable basis for its Primary

Intended Use, taking into account, among other relevant factors, the number of usable beds permitted by applicable law and regulation in the Facility after the Partial Taking, the square footage Taken and the estimated revenue impact of such Partial Taking.

ARTICLE III

            3.1       Base Rent; Monthly Installments. In addition to all other payments to be made by Lessee under this Lease, Lessee shall pay Lessor the Base Rent in lawful money of the United States of America which is legal tender for the payment of public and private debts, Lessee shall pay the Base Rent in advance, in equal, consecutive monthly installments, each of which shall be in an amount equal to one-twelfth (1/12) of the Base Rent payable for the Lease Year in which such installment is payable. The first installment of Base Rent shall be payable on the Commencement Date, together with a prorated amount of Base Rent for the period from the Commencement Date until the last day of the first full calendar month of the Term, and Lessee shall receive a dollar-for-dollar credit against the first installment(s) of Base Rent for any sums paid by Lessee or its Affiliates to Lessor or its Affiliates as Non-Refundable Deposits under that certain Term Sheet dated July 16, 2003 by and between Lessor and Lessee relating to the Leased Properties. Thereafter, installments of Base Rent shall be payable on the first (1st) day of each calendar month. Base Rent shall be paid to Lessor, or to such other Person as Lessor from time to time may designate by Notice to Lessee, by wire transfer of immediately available federal funds to the bank account designated in writing by Lessor. If Lessor directs Lessee to pay any Base Rent or Additional Charges to any Person other than Lessor, Lessee shall send to Lessor, simultaneously with payment of the Base Rent or Additional Charges, a copy of the transmittal letter or invoice and check evidencing such, or such other evidence of payment as Lessor requires.

            3.2       Additional Charges. In addition to the Base Rent, Lessee also will pay as and when due all Additional Charges.

            3.3       Late Charge; Interest. If any Rent payable to Lessor is not paid when due, Lessee shall pay Lessor on demand, as an Additional Charge, a late charge equal to the greater of (a) four percent (4%) of the amount not paid when due and (b) any and all charges, expenses, fees or penalties imposed on Lessor by a Facility Mortgagee for late payment, and, in addition, if such Rent (including the late charge) is not paid within thirty (30) days of the date on which such Rent was due, interest thereon at the Overdue Rate from the date when due until such Rent (including the late charge and interest) is paid in full.

            3.4       Net Lease.

            3.4.1    The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the Rent payable to Lessor under this Lease throughout the Term.

            3.4.2    If Lessor commences any proceedings for non-payment of Rent, Lessee will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Lessee would lose or waive such claim by the failure to assert it, but Lessee does not waive any rights to assert such claim in a separate action brought by Lessee. The covenants to pay Rent are independent covenants, and Lessee shall have no right to hold back, offset or fail to pay any Rent because of any alleged default by Lessor or for any other reason.

            3.5       Payments In The Event of a Rent Adjustment.

            3.5.1    Upon the adjustment, pursuant to Section (A)(4) or Section (B) of the definition of the term "Base Rent," in the Base Rent payable pursuant to this Lease with respect to any Lease Year, the adjustment shall be effective as of the first payment of Base Rent due in the Lease Year as to which such adjustment pertains. Because it may not be possible to determine the adjusted Base Rent prior to the effective date of such adjustment, Lessee shall continue to pay the Base Rent at the rate in effect prior to the adjustment until Lessor gives Lessee Notice of its determination of the adjusted Base Rent.

Upon such determination, the Base Rent shall be adjusted retroactively as of the effective date of such adjustment On or before the second (2nd) payment date for Base Rent following receipt by Lessee of Lessor's Notice of the adjustment, Lessee shall make an additional payment of Base Rent in such amount as will bring the Base Rent, as adjusted, current on or before such second (2nd) payment date, and thereafter Lessee shall pay the adjusted Base Rent in correspondingly adjusted monthly installments until the Base Rent is next adjusted or reset as required under this Lease.

            3.5.2    This Section 3.5 shall survive the expiration or earlier termination of this Lease with respect to any adjustment or reset that is not known or fully paid as of the date of expiration or earlier termination of this Lease.

ARTICLE IV

            4.1       Payment of Impositions. Subject to Section 12.1 and Section 12.2, Lessee will pay all Impositions before any fine, penalty, interest or cost is added for non-payment, and will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Subject to Section 12.2, if at the option of the taxpayer any Imposition may be paid in installments, Lessee may pay the same in the required installments provided it also pays any and all interest due thereon as and when due.

        Lessee shall prepare and file as and when required all tax returns and reports required by governmental authorities with respect to all Impositions. Lessor and Lessee shall each, upon request, provide the other with such data, including without limitation cost and depreciation records, as is maintained by the party to whom the request is made as is necessary to prepare any required returns and reports.

        Lessee shall be entitled to receive and retain any refund from a taxing authority in respect of an Imposition paid by Lessee if at the time of the refund no Event of Default has occurred, but if an Event of Default has occurred at the time of the refund, Lessee shall not be entitled to receive or retain such refund, and if and when received by Lessor such refund shall be applied as provided in Article XVI.

        Lessee may, upon Notice to and with the consent of Lessor (which consent shall not be withheld unreasonably), at Lessee's sole cost and expense, protest, appeal or institute such other proceedings as Lessee deems appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee's expense as aforesaid, shall cooperate with Lessee in such protest, appeal or other action. Lessee shall reimburse Lessor for Lessor's direct costs of cooperating with Lessee for such protest, appeal or other action.

            4.2       Adjustment of Impositions. Impositions imposed in respect of the tax fiscal period during which the Term ends shall be adjusted and prorated between Lessor and Lessee, whether or not imposed before or after the expiration or earlier termination of the Term, and Lessee's obligation to pay its prorated share thereof shall survive the expiration or earlier termination of the Term.

            4.3       Utility Charges. Lessee will pay or cause to be paid when due all charges for electricity, power, gas, oil, water and other utilities imposed upon the Leased Properties or upon Lessor or Lessee with respect to the Leased Properties during or attributable to the Term.

            4.4       Insurance Premiums. Lessee shall pay or cause to be paid when due all premiums for the insurance coverage required to be maintained pursuant to Article XIII during the Term. Lessee shall deposit with Lessor the premiums for such insurance in accordance with the provisions of Section 12.2 of this Lease.

ARTICLE V

            5.1       No Termination, Abatement, etc. Lessee shall not take any action without the consent of Lessor and any Facility Mortgagee to modify, surrender or terminate this Lease, and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or setoff against Rent. The respective obligations of Lessor and Lessee shall not be affected by reason of (a) any damage to, or destruction of, the Leased Properties or any portion thereof from whatever cause or any Taking or Partial Taking of the Leased Properties, except as expressly set forth herein; (b) the lawful or unlawful prohibition of, or restriction upon, Lessee's use of the Leased Properties, or any portion thereof; (c) any claim that Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (e) any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, that now or hereafter may be conferred upon it by law to (a) modify, surrender or terminate this Lease or quit or surrender the Leased Properties or any portion thereof, or (b) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder.

ARTICLE VI

            6.1       Ownership of the Leased Properties. Lessee acknowledges that the Leased Properties are the property of Lessor and that Lessee has only the right to the possession and use of the Leased Properties upon the terms and conditions of this Lease. Lessee will not (a) file any income tax return or other associated documents, (b) file any other document with or submit any document to any governmental body or authority, (c) enter into any written contractual arrangement with any Person or (d) release any financial statements of Lessee, in any case that take any position other than that throughout the Term Lessor is the owner of the Leased Properties for federal, state and local income tax purposes and this Lease is a "true lease," and an "operating lease" and not a "capital lease."

            6.2       Lessor's Personal Property. Lessee shall, during the entire Term, maintain all of Lessor's Personal Property in good order, condition and repair as shall be necessary in order to operate the Facilities for the Primary Intended Use in compliance with all applicable licensure and certification requirements, all applicable Legal Requirements and Insurance Requirements, and customary industry practice for the Primary Intended Use. If any of Lessor's Personal Property requires replacement in order to comply with the foregoing, Lessee shall replace it with similar property of the same or better quality at Lessee's sole cost and expense, and when such replacement property is placed in service with respect to the Leased Property it shall become Lessor's Personal Property. Lessee shall not permit or suffer Lessor's Personal Property to be subject to any lien, charge, encumbrance, financing statement, contract of sale, equipment lessor's interest or the like, except for any purchase money security interest or equipment lessor's interest expressly approved in advance, in writing, by Lessor. At the expiration or earlier termination of this Lease, all of Lessor's Personal Property shall be surrendered to Lessor with the Leased Properties at or before the time of the surrender of the Leased Property in at least as good a condition as at the Commencement Date (or, as to replacements, in at least as good a condition as when placed in service at the Facilities) except for ordinary wear and tear.

            6.3       Lessee's Personal Property. Lessee shall provide and maintain during the Term such Personal Property, in addition to Lessor's Personal Property, as shall be necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. Without the prior written consent of Lessor, Lessee shall not permit or suffer Lessee's

Personal Property to be subject to any lien, charge, encumbrance, financing statement or contract of sale or the like. Upon the expiration of the Term or the earlier termination of this Lease, without the payment of any additional consideration by Lessor, Lessee shall be deemed to have sold, assigned, transferred and conveyed to Lessor all of Lessee's right, title and interest in and to any of Lessee's Personal Property that, in Lessor's reasonable judgment, is integral to the Primary Intended Use of the Facilities (or if some other use thereof has been approved by Lessor as required herein, such other use as is then being made by Lessee) and, as provided in Section 34.1 hereof, Lessor shall have the option to purchase any of Lessee's Personal Property that is not then integral to such use. Without Lessor's prior written consent, Lessee shall not remove Lessee's Personal Property that is in use at the expiration or earlier termination of the Term from the Leased Properties until such option to purchase has expired or been waived in writing by Lessor. Any of Lessee's Personal Property that is not integral to the use of the Facilities being made by Lessee and is not purchased by Lessor pursuant to Section 34.1 may be removed by Lessee upon the expiration or earlier termination of this Lease, and, if not removed within twenty (20) days following the expiration or earlier termination of this Lease, shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without giving notice thereof to Lessee and without any payment to Lessee or any obligation to account therefor. Lessee shall reimburse Lessor for any and all expense incurred by Lessor in disposing of any of Lessee's Personal Property that Lessee may remove but within such twenty (20) day period fails to remove, and shall either at its own expense restore the Leased Properties to the condition required by Section 9.1.5, including repair of all damage to the Leased Properties caused by the removal of any of Lessee's Personal Property, or reimburse Lessor for any and all expense incurred by Lessor for such restoration and repair.

            6.4       Grant of Security Interest in Lessee's Personal Property and Accounts. Lessee and the Sublessees have concurrently granted to Lessor a security interest in the Collateral as defined in the Security Agreements, which includes, without limitation, the Personal Property as defined herein and Lessee's and the Sublessees' Accounts as defined in the Security Agreements. If Lessee and/or the Sublessees obtain, concurrently with or after the Commencement Date, a working capital line of credit from a third-party working capital lender that requires that, in order to secure the working capital line of credit, Lessee and/or the Sublessees must grant to the working capital lender a first priority security interest in the accounts receivable from the Facilities accruing during the Term, if applicable, then Lessor will subordinate its security interest in the accounts receivable from the Facilities accruing during the Term, provided that:

            (a)       The working capital lender executes and delivers to Lessor an intercreditor agreement in form and substance reasonably satisfactory to Lessor;

            (b)       The lien of Lessor in accounts receivable from each Facility shall be subordinated to the lien of the working capital lender therein only to the extent of amounts advanced from time to time by the working capital lender to Lessee and/or the Sublessees with respect to the Facilities; and

            (c)       Without the written consent of Lessor, the maximum principal amount borrowed by Lessee and the Sublessees under such working capital credit facility will not at any time exceed eighty-five percent (85%) of eligible accounts receivable (as such terms may be used or defined in the working capital loan documents).

ARTICLE VII

            7.1       Condition of the Leased Properties. Lessee acknowledges that it has inspected and otherwise has knowledge of the condition of the Leased Properties prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purposes hereunder. Lessee is leasing the Leased Properties "as is" in their condition on the Commencement Date. Lessee waives any claim or action against Lessor in respect of the condition of the Leased

Properties. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF ANY LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. Lessee further acknowledges that throughout the Term Lessee is solely responsible for the condition of the Leased Properties.

            7.2       Use of the Leased Properties. Throughout the Term Lessee shall use the Leased Properties continuously for the Primary Intended Use and uses incidental thereto. Lessee shall not use the Leased Properties or any portion thereof for any other use without the prior written consent of Lessor. No use shall be made or permitted to be made of, or allowed in, the Leased Properties, and no acts shall be done, which will cause the cancellation of, or be prohibited by, any insurance policy covering the Leased Properties or any part thereof, nor shall the Leased Properties or Lessee's Personal Property be used for any unlawful purpose. Lessee shall not commit or suffer to be committed any waste on the Leased Properties, or cause or permit any nuisance thereon, or suffer or permit the Leased Properties or any portion thereof, or Lessee's Personal Property, to be used in such a manner as (a) might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (b) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Properties or any portion thereof.

            7.3       Certain Environmental Matters.

            (a)       Prohibition Against Use of Hazardous Substances. Lessee shall not permit, conduct or allow the generation, introduction, presence (except to the extent they are present on the Commencement Date), maintenance, use, receipt, acceptance, treatment, manufacture, production, installation, management, storage, disposal or release of any Hazardous Substance on the Leased Properties, except for those types and quantities of Hazardous Substances necessary for and ordinarily associated with the conduct of Lessee's business and used in full compliance with all Environmental Laws.

            (b)       Notice of Environmental Claims, Actions or Contaminations. Lessee shall notify Lessor, in writing, immediately upon learning of any existing, pending or threatened: (i) investigation, inquiry, claim or action by any governmental authority in connection with any Environmental Laws, (ii) Third Party Claims, (iii) Regulatory Actions, and/or (iv) Contamination of any portion of the Leased Properties.

            (c)       Costs of Remedial Actions with Respect to Environmental Matters. If any investigation and/or Clean-Up of any Hazardous Substance or other environmental condition on, under, about or with respect to a Leased Property is required by any Environmental Law (other than Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions), Lessee shall complete, at its own expense, such investigation and/or Clean-Up or cause any other Person who may be legally responsible to complete such investigation and/or Clean-Up.

            (d)       Delivery of Environmental Documents. Lessee shall deliver to Lessor complete copies of any and all Environmental Documents that may now be in, or at any time hereafter come into, the possession of Lessee.

            (e)       Environmental Audit. At Lessee's expense, Lessee shall, upon and within thirty (30) days of a written request therefor from Lessor or any Facility Mortgagee, deliver an Environmental Audit to Lessor and the Facility Mortgagee, if any. All tests and samplings shall be conducted using generally accepted and scientifically valid technology and methodologies. Lessee shall give the engineer or environmental consultant conducting the Environmental Audit reasonable and complete access to the

Leased Properties and to all records in the possession of Lessee that may indicate the presence (whether current or past) of a Release or threatened Release of any Hazardous Substances on, in, under, about and adjacent to any Leased Property. Lessee also shall provide the engineer or environmental consultant full access to and the opportunity to interview such persons as may be employed in connection with the Leased Properties as the engineer or consultant deems appropriate. However, notwithstanding the foregoing, neither Lessor nor any Facility Mortgagee shall be entitled to request an Environmental Audit from Lessee unless (i) after the Commencement Date there have been changes, modifications or additions to Environmental Laws as applied to or affecting any of the Leased Properties; or (ii) Lessor has a reasonable basis to believe that a significant change in the environmental condition of any of the Leased Properties has occurred. If the Environmental Audit discloses the presence of Contamination or any noncompliance with Environmental Laws, Lessee shall immediately perform all of Lessee's obligations under this Lease with respect to such Hazardous Substances or noncompliance.

            (f)        Entry onto Leased Properties for Environmental Matters. If Lessee fails to provide an Environmental Audit as and when required by Subparagraph (e) above, in addition to Lessor's other remedies Lessee shall permit Lessor and any Facility Mortgagee from time to time, by its employees, agents, contractors or representatives, to enter upon the Leased Properties for the purpose of conducting such Investigations as Lessor may desire, the expense of which shall be paid or reimbursed promptly by Lessee as an Additional Charge. Lessor, any Facility Mortgagee exercising such right of entry and the employees, agents, contractors, consultants and/or representatives thereof, shall conduct any such Investigation in a manner that does not unreasonably interfere with Lessee's use of and operations on the Leased Properties (however, reasonable temporary interference with such use and operations is permissible if the investigation cannot otherwise be reasonably and inexpensively conducted). Other than in an emergency, Lessor and any Facility Mortgagee exercising such right of entry shall provide Lessee with prior notice before entering any of the Leased Properties to conduct such Investigation, and shall provide copies of any reports or results to Lessee, and Lessee shall cooperate fully in such Investigation.

            (g)       Environmental Matters Upon Termination of the Lease or Expiration of Term. Upon the expiration or earlier termination of the Term, Lessee shall cause the Leased Properties to be delivered free of any and all Regulatory Actions and Third Party Claims and otherwise in compliance with all Environmental Laws with respect thereto, and in a manner and condition that is reasonably required to ensure that the then present use, operation, leasing, development, construction, alteration, refinancing or sale of the Leased Property shall not be restricted by any environmental condition existing as of the date of such expiration or earlier termination of the Term; provided, that Lessee shall not be required to take any of the foregoing actions with respect to Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions.

            (h)       Compliance with Environmental Laws. Lessee shall comply with, and cause its agents, servants and employees to comply with, and shall use reasonable efforts to cause each occupant and user of any of the Leased Properties, and the agents, servants and employees of such occupants and users to comply with, each and every Environmental Law applicable to Lessee, the Leased Properties and each such occupant or user with respect to the Leased Properties. Specifically, but without limitation:

            (i)        Maintenance of Licenses and Permits. Lessee shall obtain and maintain (and Lessee shall use reasonable efforts to cause each tenant, occupant and user to obtain and maintain) all permits, certificates, licenses and other consents and approvals required by any applicable Environmental Law from time to time with respect to Lessee, each and every part of the Leased Properties and/or the conduct of any business at a Facility or related thereto;

            (ii)       Contamination. Lessee shall not cause, suffer or permit any Contamination (other than Pre-Existing Environmental Conditions);

            (iii)      Clean-Up. If a Contamination occurs (except to the extent arising from or in connection with Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions), Lessee promptly shall Clean-Up and remove any Hazardous Substance or cause the Clean-Up and the removal of any Hazardous Substance and in any such case such Clean-Up and removal of the Hazardous Substance shall be effected to Lessor's reasonable satisfaction and in any event in strict compliance with applicable Environmental Laws;

            (iv)      Discharge of Lien. Within twenty (20) days of the date any lien is imposed against the Leased Properties or any part thereof under any Environmental Law (except to the extent such lien arises out of Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions), Lessee shall cause such lien to be discharged (by payment, by bond or otherwise to Lessor's absolute satisfaction);

            (v)       Notification of Lessor. Within three (3) Business Days after receipt by Lessee of Notice or discovery by Lessee of any fact or circumstance that might result in a breach or violation of any covenant or agreement, Lessee shall give Lessor Notice of such fact or circumstance; and

            (vi)      Requests, Orders and Notices. Within three (3) Business Days after receipt of any request, order or other notice relating to the Leased Properties under any Environmental Law, Lessee shall forward a copy thereof to Lessor.

            (i)        Environmental Related Remedies. In the event of a breach by Lessee beyond any applicable notice and/or grace period of its covenants with respect to environmental matters, Lessor may, in its sole discretion, do any one or more of the following (the exercise of one right or remedy hereunder not precluding the simultaneous or subsequent exercise of any other right or remedy hereunder):

            (i)        Cause a Clean-Up. Cause the Clean-Up of any Hazardous Substance or other environmental condition on or under the Leased Properties, or both (except to the extent such Clean-Up relates to Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions), at Lessee's cost and expense; or

            (ii)       Payment of Regulatory Damages. Pay on behalf of Lessee any damages, costs, fines or penalties imposed on Lessee or Lessor as a result of any Regulatory Actions; or

            (iii)      Payments to Discharge Liens. On behalf of Lessee, make any payment or perform any other act or cause any act to be performed that will prevent a lien in favor of any federal, state or local governmental authority from attaching to the Leased Properties or that will cause the discharge of any lien then attached to the Leased Properties; or

            (iv)      Payment of Third Party Damages. Pay, on behalf of Lessee, any damages, cost, fines or penalties imposed on Lessee as a result of any Third Party Claims; or

            (v)       Demand of Payment. Demand that Lessee make immediate payment of all of the costs of such Clean-Up and/or exercise of the remedies set forth in this Section 7.2 incurred by Lessor and not paid by Lessee as of the date of such demand.

            (j)        Environmental Indemnification. Lessee shall and does hereby indemnify, and shall defend and hold harmless, Lessor, each Facility Mortgagee and the principals, officers, directors, agents and employees of Lessor and each Facility Mortgagee, from each and every incurred and potential claim, cause of action, damage, demand, obligation, fine, laboratory fee, liability, loss, penalty, imposition settlement, levy, lien removal, litigation, judgment, proceeding, disbursement, expense and/or cost (including without limitation the cost of each and every Clean-Up), however defined and of whatever kind or nature, known or unknown, foreseeable or unforeseeable, contingent, incidental, consequential or otherwise (including, but not limited to, attorneys' fees, consultants' fees, experts' fees and related expenses, capital, operating and maintenance costs, incurred in connection with (i) any Investigation or monitoring of site conditions, and (ii) any Clean-Up required or performed by any federal, state or local governmental entity or performed by any other entity or person because of the presence of any Hazardous Substance, Release, threatened Release or any Contamination on, in, under or about any of the Leased Properties) that may be asserted against, imposed on, suffered or incurred by, each and every indemnitee arising out of or in any way related to, or allegedly arising out of or due to any environmental matter (except to the extent it arises out of Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions) including, but not limited to, any one or more of the following:

            (i)        Release Damage or Liability. The presence of Contamination in, on, at, under or near a Leased Property or migrating to a Leased Property from another location, other than with respect to or to the extent resulting from Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions);

            (ii)       Injuries. All injuries to health or safety (including wrongful death), or to the environment, by reason of environmental matters relating to the condition of or activities past or present on, at, in or under a Leased Property, other than with respect to or to the extent resulting from Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions;

            (iii)      Violations of Law. All violations, and alleged violations, of any Environmental Law relating to a Leased Property or any activity on, in, at or under a Leased Property, other than with respect to or resulting solely from Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions;

            (iv)      Misrepresentation. All material misrepresentations relating to environmental matters in any documents or materials furnished by Lessee to Lessor and/or its representatives in connection with the Lease;

            (v)       Event of Default. Each and every Event of Default relating to environmental matters;

            (vi)      Lawsuits. Any and all lawsuits brought or threatened, settlements reached and governmental orders relating to any Hazardous Substances at, on, in or under a Leased Property, and all demands of governmental authorities, and all policies and requirements of Lessor's, based upon or in any way related to any Hazardous Substances at, on, in or under a Leased Property, other than with respect to or to the extent resulting from Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions; and

            (vii)     Presence of Liens. All liens imposed upon any of the Leased Properties in favor of any governmental entity or any person as a result of the presence, disposal, release or threat of release of Hazardous Substances at, on, in, from or under a Leased Property, other than with respect to or to the extent resulting from Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions.

            (k)       Rights Cumulative and Survival. The rights granted Lessor under this Section are in addition to and not in limitation of any other rights or remedies available to Lessor under this Lease or allowed at law or in equity or rights of indemnification provided to Lessor in any agreement pursuant to which Lessor purchased any of the Leased Property. The payment and indemnification obligations set forth in this Section 7.3 shall survive the expiration or earlier termination of the Term.

            (l)        Exculpation. Notwithstanding anything to the contrary in this Lease, Lessee shall not be liable for any costs, loss, liability, damage or expense arising from or in connection with the Clean-Up of any Pre-Existing Hazardous Substances or Pre-Existing Environmental Conditions.

ARTICLE VIII

            8.1       Compliance with Legal and Insurance Requirements. In its use, maintenance, operation and any alteration of the Leased Properties, Lessee, at its expense, promptly will (a) comply with all Legal Requirements and Insurance Requirements, whether or not compliance with them requires structural changes in any of the Leased Improvements (which structural changes shall be subject to Lessor's prior written approval, which Lessor shall not unreasonably withhold or delay) or interferes with or prevents the use and enjoyment of the Leased Properties, and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Leased Properties and Lessee's Personal Property for the Primary Intended Use, and for the proper erection, installation, operation and maintenance of the Leased Properties or any part thereof. The judgment of any court of competent jurisdiction, or the admission of Lessee in any action or proceeding against Lessee, whether or not Lessor is a party thereto, that Lessee has violated any such Legal Requirements or Insurance Requirements shall be conclusive of that fact as between Lessor and Lessee.

            8.2       Certain Covenants.

            8.2.1    Certain Financial Covenants.

            8.2.1.1 Tangible Net Worth. At all times during the Term, Guarantor shall maintain a positive Tangible Net Worth, and if at any time Guarantor's Tangible Net Worth is less than such amount, within thirty (30) days Guarantor shall cause its shareholders to contribute to Guarantor sufficient equity capital in the form of cash to cause Guarantor's Tangible Net Worth to become positive. For purposes of this Section, Tangible Net Worth includes the amount of any cash Security Deposit.

            8.2.2    Cash Flow to Rent Ratio. During the Term, the Sublessees shall collectively maintain the following Cash Flow to Rent Ratio:

Lease Year	Ratio
1	1.1 or more
2	1.15 or more
3	1.20 or more
4 and thereafter	1.25 or more

            8.2.3    Limitation of Distributions. In or with respect to any Lease Year, Lessee shall not make any Distributions to the holders of its equity securities or any Affiliate if, as of the date of such Distribution or upon giving effect to such Distribution, (a) an Event of Default has occurred and is continuing or (b) an Unmatured Event of Default has occurred and is continuing; provided, however, that this covenant shall not prevent the payment of Lessee's or any Sublessee's collected Accounts over to Lessee's working capital lender as permitted under Section 6.4 above, or, to the extent required by such working capital lender, the commingling of such Accounts with Accounts of Guarantor or Lessee's Affiliates collected or held by such working capital lender; provided, further that Lessee and Guarantor shall maintain complete records of the sources and uses of all such commingled funds and shall provide such records to Lessor upon request.

            8.2.4    Guarantees Prohibited. Lessee and the Sublessees shall not guarantee any indebtedness of any Affiliate or other third party, excepting the indebtedness associated with the addition of Lessee and the Sublessees to such Affiliates revolving credit lines under which working capital will be made available to Lessee and/or the Sublessees.

            8.2.5    Equipment Financing. The aggregate amount of principal, interest and lease payments due from Lessee and the Sublessees on any equipment financing shall not exceed Fifty Thousand Dollars ($50,000) annually per Facility.

            8.2.6    Loans from Affiliates. Lessee shall not borrow money from any Affiliate unless the obligations of Lessee and the rights of its Affiliates with respect to any such loan are subordinated to the rights of Lessor pursuant to a written subordination agreement in form and substance acceptable to Lessor.

            8.3       Minimum Qualified Capital Expenditures. Each Lease Year Lessee shall expend with respect to each Facility at least Four Hundred Dollars ($400) per-licensed-bed for Qualified Capital Expenditures to improve the Facilities, which amount shall be increased each Lease Year, beginning with the second Lease Year, in proportion to increases in the CPI. At least annually, at the request of Lessor, Lessor and Lessee shall review capital expenditures budgets and agree on modifications, if any, required by changed circumstances and the changed conditions of the Leased Properties. In the event that Lessee or any Sublessee(s) desires to prepay or defer all or part of a Facility's minimum required Qualified Capital Expenditure(s) for any Lease Year(s) in order to accelerate or accrue for a major project or expenditure, then upon Lessor's written approval, which shall first be obtained and shall not unreasonably be withheld, Lessee or such Sublessee(s) shall be permitted to prepay or defer such required Qualified Capital Expenditure(s), and shall be deemed to have complied with the requirements of this Section 8.3 during the Lease Year(s) or portions thereof covered by Lessor's approval.

            8.4       Management Agreements. Lessee shall not enter into or terminate any Management Agreement without the prior written consent of Lessor and any Facility Mortgagee as to the identity of the Manager and the terms of such agreement unless such Manager is an Affiliate of Lessee and agrees to subordinate its management fees pursuant to a subordination agreement in form and substance acceptable to Lessee, and shall not amend, modify, or otherwise change the terms of any Management Agreement without the prior written consent of Lessor and, in addition, as to any amendment, modification or other change that directly or indirectly increases the compensation of the Manager or allows a change in the identity of the Manager, without the consent of any Facility Mortgagee, which consent Lessor and such Facility Mortgagee may withhold in its or their sole discretion unless such Manager is an Affiliate of Lessee and agrees to subordinate its management fees pursuant to a subordination agreement in form and substance acceptable to Lessee, and in no event without the execution by Lessee, Manager and Lessor of an agreement, in form and substance satisfactory to Lessor and any Facility Mortgagee, pursuant to which Manager's right to receive its management fee is subordinated to the obligation of Lessee to pay the Rent as and when required under this Lease.

            8.5       Other Facilities. Neither Lessee nor any Affiliate (other than an Affiliate which is a wholly-owned subsidiary of Guarantor as to which this restriction does not apply) shall own, operate or manage any nursing home, rest home, assisted living facility, subacute facility, retirement center or similar health care facility within a ten (10) mile radius of any Facility.

            8.6       No Other Business. Lessee shall not engage in any business other than the operation of the Facilities.

ARTICLE IX

            9.1       Maintenance and Repair.

            9.1.1    Lessee, at its expense, will keep the Leased Properties, and all appurtenant landscaping, private roadways, sidewalks and curbs that are under Lessee's control and Lessee's Personal Property in good order and repair, whether or not the need for such repairs arises out of Lessee's use, any prior use, the elements or the age of the Leased Property or any portion thereof, or any cause whatsoever except the act or negligence of Lessor, and with reasonable promptness shall make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the Commencement Date (concealed or otherwise). Lessee shall maintain, operate and otherwise manage the Leased Properties at all times on a basis and in a manner consistent with the standards of the highest quality competing facilities in the market areas served by the Leased Properties. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work or the property to be repaired shall be replaced. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Properties or any parts thereof for the Primary Intended Use.

            9.1.2    Lessor shall not under any circumstances be required to maintain, build or rebuild any improvements on the Leased Properties (or any private roadways, sidewalks or curbs appurtenant thereto), or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Properties, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or upon any adjoining property, whether to provide lateral or other support or abate a nuisance, or otherwise, or to make any expenditure whatsoever with respect thereto, in connection with this Lease. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

            9.1.3    Nothing contained in this Lease shall be construed as (a) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialmen or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Leased Property or any part thereof, or (b) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Properties or any portion thereof. Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanics' and construction lien laws now or hereafter existing.

            9.1.4    Lessee promptly shall replace any of the Leased Improvements or Lessor's Personal Property that becomes worn out, obsolete or unusable or unavailable for the purpose for which intended. All replacements shall have a value and utility at least equal to that of the items replaced and shall become part of the Leased Properties immediately upon their acquisition by Lessee. Upon Lessor's request, Lessee promptly shall execute and deliver to Lessor a bill of sale or other instrument establishing Lessor's lien-free ownership of such replacements. Lessee promptly shall repair all damage to a Leased Property incurred in the course of such replacement.

            9.1.5    Lessee will, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Properties to Lessor (so long as Lessor is then licensed to operate the same or has designated a licensed Manager or other licensed designee to accept possession of and operate the Leased Properties on the surrender date, or if Lessor or a designee is not timely licensed then following completion of the procedures set forth in Section 18.1(z) below) in the condition in which they were originally received from Lessor, in good operating condition, ordinary wear and tear excepted, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease.

            9.2       Encroachments, Restrictions, etc. If, at any time, any of the Leased Improvements are alleged to encroach upon any property, street or right of way adjacent to a Leased Property, or to violate any restrictive covenant, or to impair the rights of others under any easement or right of way, Lessee promptly shall settle such allegations or take such other lawful action as may be necessary in order to be able to continue the use of a Leased Property for the Primary Intended Use substantially in the manner and to the extent such Leased Property was being used at the time of the assertion of such violation, impairment or encroachment; provided, however, that no such action shall violate any other provision of this Lease, and any alteration of a Leased Property must be made in conformity with the applicable requirements of Article X. Lessee shall not have any claim against Lessor or offset against any of Lessee's obligations under this Lease with respect to any such violation, impairment or encroachment.

ARTICLE X

            10.1     Construction of Alterations and Additions to the Leased Properties.

            10.1.1  Lessee shall not (a) make or permit to be made any structural alterations, improvements or additions of or to the Leased Properties or any part thereof, or (b) materially alter the plumbing, HVAC or electrical systems thereon or (c) make any other alterations, improvements or additions the cost of which exceeds (i) Fifty Thousand ($50,000.00) Dollars per alteration, improvement or addition, or (ii) One Hundred Thousand ($100,000.00) Dollars in any Lease Year, unless and until Lessee has (x) caused complete plans and specifications therefor to have been prepared by a licensed architect and submitted to Lessor at least ninety (90) Business Days before the planned start of construction thereof, (y) obtained Lessor's written approval thereof and the approval of any Facility Mortgagee and (z), if required to do so by Lessor, provided Lessor with reasonable assurance of the payment of the cost of any such alterations, improvements or additions, in the form of a bond, letter of credit or cash deposit. If Lessor requires a deposit, Lessor shall retain and disburse the amount deposited in the same manner as is provided for insurance proceeds in Section 14.6. If the deposit is reasonably determined by Lessor at any time to be insufficient for the completion of the alteration, improvement or addition, Lessee immediately shall increase the deposit to the amount reasonably required by Lessor. Lessee shall be responsible for the completion of such improvements in accordance with the plans and specifications approved by Lessor, and promptly shall correct any failure with respect thereto.

            10.1.2  Alterations and improvements not falling within the categories described in the first sentence of Section 10.1.1 may be made by Lessee without the prior approval of Lessor, but Lessee shall give Lessor at least thirty (30) days prior written Notice of any such alterations and improvements.

            10.1.3  All alterations, improvements and additions shall (a) be constructed in a first class, workmanlike, manner, in compliance with all Insurance Requirements and Legal Requirements, (b) be in keeping with the character of the Leased Properties and the area in which the Leased Property in question is located and (c) be designed and constructed so that the value of the Leased Properties will not be diminished and the Primary Intended Use of the Leased Properties will not be changed. All improvements, alterations and additions immediately shall become a part of the Leased Properties.

            10.1.4  Lessee shall have no claim against Lessor at any time in respect of the cost or value of any improvement, alteration or addition. There shall be no adjustment in the Rent by reason of any such improvement, alteration or addition. With Lessor's consent, expenditures made by Lessee pursuant to this Article X may be included as capital expenditures for purposes of inclusion in the capital expenditures budget for the Facilities and for measuring compliance with the obligations of Lessee set forth in Section 8.3 of this Lease.

            10.1.5  In connection with any alteration that involves the removal, demolition or disturbance of any asbestos-containing material, Lessee shall cause to be prepared at its expense a full asbestos assessment applicable to such alteration and shall carry out such asbestos monitoring and maintenance program as reasonably shall be required thereafter in light of the results of such assessment.

ARTICLE XI

            11.1     Liens. Without the consent of Lessor or as expressly permitted elsewhere herein, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Properties, and any attachment, levy, claim or encumbrance in respect of the Rent, except for (a) Permitted Encumbrances, (b) liens of mechanics, laborers, materialmen, suppliers or vendors for sums not yet due, and (c) liens created by the malfeasance or negligence of Lessor.

ARTICLE XII

            12.1     Permitted Contests. Lessee, on its own or on Lessor's behalf (or in Lessor's name), but at Lessee's sole cost and expense, shall have the right to contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any real or personal property assessment, Imposition, Legal Requirement or Insurance Requirement, or any lien, attachment, levy, encumbrance, charge or claim or any encroachment or restriction burdening the Leased Property, provided: (a) prior Notice of such contest is given to Lessor; (b) the Leased Properties would not be in any danger of being sold, forfeited or attached as a result of such contest, and there is no risk to Lessor of a loss of or interruption in the payment of Rent; (c) in the case of an unpaid Imposition or other lien, attachment, levy, encumbrance, charge or claim, collection thereof is suspended during the pendency of such contest; (d) in the case of a contest of a Legal Requirement, compliance may legally be delayed pending such contest and pending such contest no license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate any Facility as a provider of health care services in accordance with its Primary Intended Use may be irrevocably suspended or revoked, or its right to so operate a Facility or to accept patients irrevocably suspended. Upon request of Lessor, Lessee shall deposit funds or assure Lessor in some other manner reasonably satisfactory to Lessor that the amount to be paid by Lessee that is the subject of a contested Imposition, Legal Requirement, Insurance Requirement or Claim, together with interest and penalties, if any, thereon, and any and all costs for which Lessee is responsible will be paid if and when required upon the conclusion of such contest. Lessee shall defend, indemnify and save harmless Lessor from all costs or expenses arising out of or in connection with any such contest, including but not limited to attorneys' fees. If at any time Lessor reasonably determines that payment of any Imposition or other lien, attachment, levy, encumbrance, charge or claim, or compliance with any Legal or Insurance Requirement being contested by Lessee is necessary in order to prevent loss of any of the Leased Properties or Rent or civil or criminal penalties or other damage (including revocation or suspension of any license, permit, approval, certificate of need, certificate of reimbursement or other authorization necessary to operate any Facility as a provider of health care services in accordance with its Primary Intended Use or suspension of any right to accept patients), upon such prior Notice to Lessee as is reasonable in the circumstances Lessor may pay such amount, require Lessee to comply with such Legal or Insurance Requirement or take such other action as it may deem necessary to prevent such loss or damage. If reasonably necessary, upon Lessee's written request, Lessor, at Lessee's expense, shall cooperate with Lessee in a permitted contest, provided Lessee upon demand makes arrangements satisfactory to Lessor to assure the reimbursement of any and all Lessor's costs incurred in cooperating with Lessee in such contest.

            12.2     Lessor's Requirement for Deposits. After the occurrence of an Event of Default and while it continues, upon the request of Lessor, Lessee shall deposit with Lessor monthly, at the time of its payments of Base Rent, a pro rata portion of the amounts required to comply with Insurance Requirements, Impositions, Legal Requirements and Lessee's obligations under Section 8.3 of this Lease, and when such obligations become due, Lessor shall pay them (to the extent of the deposit) upon Notice from Lessee requesting such payment. If sufficient funds have not been deposited to cover the amount of the obligations due at least thirty (30) days in advance of the due date, Lessee immediately shall deposit the same with Lessor upon Notice from Lessor. Lessor shall not be obligated to segregate such deposited funds from its other funds or to pay Lessee any interest on any deposit held by Lessor. Upon an Event of Default, any of the funds remaining on deposit may be applied under this Lease in any manner and in such priority as Lessor may determine in its sole discretion.

ARTICLE XIII

            13.1     General Insurance Requirements. Lessee shall keep the Leased Properties, and all property located in or on the Leased Properties, including Lessor's Personal Property and Lessee's Personal Property, insured with insurance meeting the following requirements: (a) all insurance shall be written by companies authorized to do insurance business in the applicable States and having a rating classification of not less than A- and a financial size category of "Class X", according to the then most recent issue of Best's Key Rating Guide; (b) all policies must name Lessor as an additional insured, and name as an additional insured any Facility Mortgagee by way of a standard form of mortgagee's loss payable endorsement in use in the applicable States and in accordance with any such other requirements as may be established by such Facility Mortgagee. However, if requested by Lessor and available on a commercially reasonable basis, all public liability and property damage insurance shall contain a provision that Lessor, although named as an insured, nevertheless shall be entitled to recovery for loss, damage or injury to Lessor, its servants, agents and employees by reason of the negligence of Lessee or Lessor; (c) losses must be payable to Lessor or Lessee as provided in Article XIV, and loss adjustments shall require the written consent of Lessor, any Facility Mortgagee and, provided it is not then in default, Lessee, which consent shall not be unreasonably withheld by either Lessor or Lessee; provided, however, that any loss adjustments under the liability coverages required by Sections 13.2.4 and 13.2.5 below will not require the consent of Lessor or any Facility Mortgagee so long as the adjustment results in all claims against Lessor or any Facility Mortgagee arising out of the underlying events or occurrences being irrevocably released in full or dismissed with prejudice; (d) each insurer must agree that it will give Lessor and any Facility Mortgagee at least sixty (60) days' written Notice before its policy shall be altered, allowed to expire or canceled; (e) the amount of any deductible or retention must be approved by Lessor prior to the issuance of any policy if such proposed deductible or retention will exceed One Hundred Thousand Dollars ($100,000); and (f) the form of all policies shall be approved by Lessor, whose approval shall not unreasonably be withheld, and by any Facility Mortgagee; provided, however, that so long as such policies meet the requirements of this Article and do not contain exclusions or provisions that materially reduce the required coverages, then Lessor's approval shall not be required.

            13.2     Risks to be Insured. The policies covering the Leased Properties and Lessee's Personal Property shall insure against the following risks:

            13.2.1  Loss or damage by fire, vandalism and malicious mischief, earthquake (if available on a commercially reasonable basis), extended coverage perils commonly known as "Special Risk," and all physical loss perils normally included in such Special Risk insurance, including but not limited to sprinkler leakage, in an amount not less than one hundred percent (100%) of Replacement Cost (provided that Lessor shall have the right from time to time, but no more frequently than once in any period of three (3) consecutive Lease Years, to have Replacement Cost reasonably redetermined by the fire insurance company then carrying the largest amount of fire insurance on the Leased Properties (Lessee hereby agreeing to pay the fee, if any, for such insurer), which determination shall be final and binding on the parties hereto, and upon such determination Lessee immediately shall increase, but not decrease, the amount of the insurance carried pursuant to this Section 13.2.1 to the amount so determined, subject to the approval of any Facility Mortgagee;

            13.2.2  Broad form comprehensive boiler and machinery insurance on a blanket repair and replace basis, with limits for each accident in an amount not less than one hundred percent (100%) of Replacement Cost;

            13.2.3  Loss of rental under a rental value insurance policy covering risk of loss during reconstruction necessitated by the occurrence of any of the hazards described in Sections 13.2.1 or 13.2.2 (but in no event for a period less than twelve (12) months) in an amount sufficient to prevent Lessor and Lessee from becoming a co-insurer;

            13.2.4  Claims for bodily injury (including resulting death), personal injury or property damage under a policy of commercial general public liability insurance with a combined single limit per occurrence in respect of bodily injury and death and property damage of One Million Dollars ($1,000,000), and an aggregate limitation of One Million Dollars ($1,000,000), which insurance shall insure Lessee's contractual liability to Lessor under the indemnity provisions of this Lease;

            13.2.5  Claims arising out of malpractice in an amount not less than One Million Dollars ($1,000,000) for each person and for each occurrence;

            13.2.6  Flood (with respect to any portions of the Leased Properties located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

            13.2.7  During such time as Lessee is constructing any improvements, (a) worker's compensation insurance and employers' liability insurance covering all persons employed in connection with the improvements in statutory limits, (b) a completed operations endorsement to the commercial general liability and property damage insurance policies referred to above, (c) builder's risk insurance, completed value form, covering all physical loss, in an amount satisfactory to Lessor, and (d) such other insurance, in such amounts, as Lessor deems necessary to protect Lessor's interest in the Leased Properties from any act or omission of Lessee's contractors or subcontractors, and certificates of insurance evidencing such coverage, in form satisfactory to Lessor, shall be presented to Lessor prior to the commencement of construction of such improvements;

            13.2.8  Primary automobile liability insurance with limits of One Million Dollars ($1,000,000) per occurrence each for owned and non-owned and hired vehicles;

            13.2.9  Loss or damage commonly covered by blanket crime insurance including dishonesty, loss of money orders or paper currency and depositor's forgery, with a limit of not less than Five Hundred Thousand Dollars ($500,000.00).

        If occurrence basis general public liability or malpractice insurance becomes available on a commercially reasonable basis during the term of the Master Lease, then Lessee would be required to acquire occurrence basis coverage.

            13.3     Payment of Premiums; Copies of Policies; Certificates. Subject to Section 12.2 of this Lease, Lessee shall pay when due all of the premiums for the insurance required by this Lease, and shall deliver to Lessor and to any Facility Mortgagee requesting such evidence, certificates of insurance in form satisfactory to Lessor and such Facility Mortgagee. Copies of the policies of insurance required by this Lease and certificates thereof shall be delivered to Lessor not less than ten (10) days prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Lessee either to carry the required insurance or pay the premiums therefor, or to deliver copies of policies or certificates to Lessor as required, Lessor shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor when due, in which event Lessee shall repay to Lessor the premiums upon written demand therefor as Additional Charges.

            13.4     Umbrella Policies. If Lessee chooses to carry umbrella liability coverage to obtain the limits of liability required under this Lease, the umbrella policies must provide coverage in the same manner as the primary commercial general liability policy and must contain no exclusions in addition to, or limitations materially different than, those of the primary policy.

            13.5     Additional Insurance. In addition to the insurance described above, Lessee shall maintain such insurance as may be reasonably required from time to time by any Facility Mortgagee, provided that such additional insurance can be obtained at no additional premium or other cost to Lessee or its Sublessees and shall at all times comply with all Legal Requirements with respect to worker's compensation insurance coverage.

            13.6     No Liability; Waiver of Subrogation. Lessor shall have no liability to Lessee, and, provided Lessee provides the insurance required of it by this Lease, Lessee shall have no liability to Lessor, regardless of the cause, for any loss or expense resulting from or in connection with damage to or the destruction or other loss of any Leased Property or Lessee's Personal Property, and neither party will have any right or claim against the other for any such loss or expense by way of subrogation. Each insurance policy carried by either party covering any of the Leased Properties and Lessee's Personal Property, including without limitation, contents, fire and casualty insurance, shall contain an express waiver of any right of subrogation on the part of the insurer against the other party. Lessee shall pay any additional costs or charges for obtaining such waiver.

            13.7     Increase in Limits. If an independent study prepared by a third party with a knowledge of the long term care insurance industry in the State of California which is reasonably acceptable to Lessor and Lessee determines that the limits of the personal injury or property damage — public liability insurance then being carried are insufficient, and that such increased coverages are available in the marketplace at commercially reasonable rates, then upon Notice from Lessor Lessee shall cause such limits to be increased to the level specified in such Notice until further increase pursuant to the provisions of this Section. Any such independent study shall be paid for by Lessor.

            13.8     Blanket Policy. Any insurance required by this Lease may be provided by so-called blanket policies of insurance carried by Lessee; provided, however, that the coverage afforded Lessor thereby may not be less than or materially different from that which would be provided by separate policies meeting the requirements of this Lease, and provided further that such policies meet the requirements of all Facility Mortgages.

            13.9     No Separate Insurance.

            13.9.1  Lessee shall not, on its own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required by this Lease, to be furnished by, or that may reasonably be required to be furnished by, Lessee, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are named therein as additional insureds, and losses are payable thereunder in the same manner as losses are payable under this Lease.

            13.9.2  Nothing herein shall prohibit Lessee, upon Notice to Lessor, from (a) securing insurance required to be carried hereby with higher limits of liability than required in this Lease, or (b) securing insurance against risks not required to be insured pursuant to this Lease, and as to such insurance, Lessor and any Facility Mortgagee need not be included therein as additional insureds, nor must losses thereunder be payable in the same manner as losses are payable under this Lease, except to the extent required to avoid a default under a Facility Mortgage or any other encumbrance.

ARTICLE XIV

            14.1     Insurance Proceeds. Net Proceeds shall be paid to Lessor and held, disbursed or retained by Lessor as provided herein. If the Net Proceeds are less than the Approval Threshold, and no Event of Default has occurred and is continuing, Lessor shall pay the Net Proceeds to Lessee promptly upon Lessee's completion of the restoration of the damaged or destroyed Leased Property. If the Net Proceeds equal or exceed the Approval Threshold, and no Event of Default has occurred and is continuing, the Net Proceeds shall be made available for restoration or repair as provided in Section 14.6. Within fifteen (15) days of the receipt of the Net Proceeds of Special Risk Insurance, Lessor and Lessee shall agree as to the portion thereof, if any, attributable to the Lessee's Personal Property that Lessee is not required and does not elect to restore or replace, and if they cannot agree they shall submit the matter to arbitration pursuant to Article XXXV hereof, and the portion of the proceeds of such Special Risk Insurance agreed or determined by arbitration to be attributable to the Lessee's Personal Property that Lessee is not required and does not elect to restore or replace shall be paid to Lessee.

            14.2     Restoration in the Event of Damage or Destruction. If all or any portion of a Leased Property is damaged by fire or other casualty, Lessee shall: (a) give Lessor Notice of such damage or destruction within five (5) Business Days of the occurrence thereof; (b) within thirty (30) Business Days of the occurrence commence the restoration of such Leased Property; and (c) thereafter proceed diligently to complete such restoration as quickly as reasonably possible, but in any event within one hundred eighty (180) days of the occurrence, to the end that the Leased Property is in substantially the same (or better) condition as the Leased Property was in immediately prior to the damage or destruction. Regardless of the anticipated cost thereof, if the restoration of a Leased Property requires any modification of structural elements, prior to commencing such modification Lessee shall obtain Lessor's written approval of the plans and specifications therefor.

            14.3     Restoration of Lessee's Property. If Lessee is required to restore a Leased Property, Lessee also concurrently shall restore any of Lessee's Personal Property that is integral to the Primary Intended Use of such Leased Property at the time of the damage or destruction.

            14.4     No Abatement of Rent. There shall be no abatement of Rent by reason of any damage to or the partial or total destruction of any Leased Property.

            14.5     Waiver. Except as provided elsewhere in this Lease, Lessee hereby waives any statutory or common law rights of termination that may arise by reason of any damage to or destruction of a Leased Property.

            14.6     Disbursement of Insurance Proceeds Equal to or Greater Than The Approval Threshold. If Lessee restores or repairs a Leased Property pursuant to this Article XIV, and if the Net Proceeds equal or exceed the Approval Threshold, the restoration or repair and disbursement of funds to Lessee shall be in accordance with the following procedures:

            (a)       The restoration or repair work shall be done pursuant to plans and specifications approved by Lessor and a certified construction cost statement, to be obtained by Lessee from a contractor reasonably acceptable to Lessor, showing the total cost of the restoration or repair; to the extent the cost exceeds the Net Proceeds, Lessee shall deposit with Lessor the amount of the excess cost, and Lessor shall disburse the funds so deposited in payment of the costs of restoration or repair before any disbursement of Net Proceeds.

            (b)       Construction Funds shall be made available, subject to a ten percent (10%) holdback, to Lessee upon request, but no more frequently than monthly, as the restoration and repair work progresses pursuant to certificates, in form and substance reasonably acceptable to Lessor, of an architect selected by Lessee and reasonably acceptable to Lessor (such architect to be, in the reasonable judgment of Lessor, reasonably qualified in the design and construction of the type of facility being repaired).

            (c)       After the first disbursement to Lessee, sworn statements and lien waivers in an amount at least equal to the amount of Construction Funds previously paid to Lessee shall be delivered to Lessor from all contractors, subcontractors and material suppliers covering all labor and materials furnished through the date of the previous disbursement.

            (d)       Lessee shall deliver to Lessor such other evidence as Lessor reasonably may request, from time to time during the course of the restoration and repair, as to the progress of the work, compliance with the approved plans and specifications, the cost of restoration and repair and the total amount needed to complete the restoration and repair, and showing that there are no liens against the Leased Property arising in connection with the restoration and repair and that the cost of the restoration and repair at least equals the total amount of Construction Funds then disbursed to Lessee hereunder.

            (e)       If the Construction Funds are at any time determined by Lessor to be inadequate for payment in full of all labor and materials for the restoration and repair, Lessee immediately shall pay the amount of the deficiency to Lessor to be held and disbursed as Construction Funds prior to the disbursement of any other Construction Funds then held by Lessor.

            (f)        The Construction Funds may be disbursed by Lessor to Lessee or to the persons entitled to receive payment thereof from Lessee, and such disbursement in either case may be made directly or through a third party escrow agent, such as, but not limited to, a title insurance company, or its agent, all as Lessor may determine in its sole discretion. Provided Lessee is not in default hereunder, any excess Construction Funds shall be paid to Lessee upon completion of the restoration or repair.

            (g)       If Lessee at any time fails to perform promptly and fully the conditions and covenants set forth in subparagraphs (a) through (f) above, and the failure is not corrected within ten (10) days of written Notice thereof, or if during the restoration or repair an Event of Default occurs, Lessor may, at its option, immediately cease making any further payments to Lessee for the restoration and repair.

            (h)       Lessor may reimburse itself out of the Construction Funds for its reasonable expenses incurred in administering the Construction Funds and inspecting the restoration and repair work, including without limitation attorneys' and other professional fees and escrow fees and expenses.

            14.7     Net Proceeds Paid to Facility Mortgagee. Notwithstanding anything in this Lease to the contrary, if any Facility Mortgagee is entitled to any Net Proceeds or any portion thereof under the terms of any Facility Mortgage, the Net Proceeds shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. Lessor shall make commercially reasonable efforts to cause the

Net Proceeds to be applied to the restoration of the Leased Property. Lessor shall make commercially reasonable efforts to cause the Net Proceeds to be applied to the restoration of the Leased Property. In the event that following a loss a Facility Mortgagee requires Net Proceeds attributable to such loss to be paid for any purpose other than the restoration of the affected Facility, and if Lessor does not elect, at its option, to make available to Lessee pursuant to the same terms as set forth in this Article XIV of this Lease funds equal to the amount of funds Lessor would be obligated to make available to Lessee for such restoration pursuant to Article XIV of this Lease if the Facility Mortgagee had not so applied such funds within sixty (60) days after the date on which Lessee receives notice of the unavailability of such funds to restore the affected Facility, then Lessee shall have the right and option, by written notice to Lessor not earlier than sixty (60) days nor later than ninety (90) days after the date on which Lessee receives notice of the unavailability of such funds to restore the affected Facility, to terminate this Lease as to the affected Facility only. In such circumstances where Lessee elects to terminate the Lease as to the affected Facility pursuant to this Section 14.7, Lessor and Lessee shall agree that the Base Rent shall be reduced in proportion to the Fair Market Value of the affected Facility prior to such damage or destruction to the Fair Market Value of all of the Facilities prior to such damage or destruction. Upon a final determination as to the reduction in Rent on account of such affected Facility, Lessor and Lessee shall execute and deliver an amendment to this Lease memorializing the deletion of the affected Facility herefrom and the corresponding Rent reduction, and affirming all other terms and conditions of this Lease as the same may have theretofore been amended. If Lessor does make such funds available to Lessee as provided for in this Section 14.7, the Lease shall not terminate with respect to the affected Facility.

ARTICLE XV

            15.1     Total Taking or Other Taking with Leased Property Rendered Unsuitable for Its Primary Intended Use. If title to the fee of the whole of a Leased Property is Taken, this Lease shall cease and terminate as to the Leased Property Taken as of the Date of Taking by the Condemnor, and Rent shall be apportioned as of the termination date. If title to the fee of less than the whole of a Leased Property is Taken, but such Leased Property is rendered Unsuitable for Its Primary Intended Use as a result of the Partial Taking, each of Lessee and Lessor shall have the option, which shall be exercisable by written Notice to the other at any time prior to the first to occur of the taking of possession by, or the date of vesting of title in, the Condemnor, to terminate this Lease with respect to such Leased Property as of the date so determined, in which event this Lease shall so cease and terminate with respect to that Leased Property as of the earlier of the date specified in the Notice or the date on which possession is taken by the Condemnor. If this Lease is so terminated as to a Leased Property, Rent shall be reduced as of the termination date in proportion to the number of beds in the affected Facility prior to such taking to the number of beds in all of the Facilities prior to such taking. Upon a final determination as to the apportionment of Rent on account of such affected Facility, Lessor and Lessee shall execute and deliver an amendment to this Lease memorializing the change in the Rent, and affirming all other terms and conditions of this Lease as the same may have theretofore been amended. If Lessor and Lessee cannot agree on the Rent apportionment or the form of the amendment, they shall submit the matter to arbitration pursuant to Article XXXV hereof.

            15.2     Allocation of Award. The total Award made with respect to all or any portion of a Leased Property or for loss of Rent, or for loss of business, shall be solely the property of and payable to Lessor or, if so provided in a Facility Mortgage, to the Facility Mortgagee. Nothing contained in this lease will be deemed to create any additional interest in Lessee, or entitle Lessee to any payment based on the value of the unexpired term or so-called "bonus value" to Lessee of this Lease. Any Award made for the taking of Lessee's Personal Property that is not integral to the Primary Intended Use of the Facilities, or for removal and relocation expenses of Lessee in any such proceedings, shall be payable to Lessee. Any Award made for the taking of Lessee's Personal Property that is integral to the Primary Intended Use of the Facilities shall payable to Lessor or, if so provided in a Facility Mortgage, to the Facility Mortgagee. In any proceedings with respect to an Award, each of Lessor and Lessee shall seek its own Award in conformity herewith, at its own expense. Notwithstanding the foregoing, Lessee may pursue a claim for loss of its business, provided that under the laws of the State, such claim will not diminish the Award to Lessor.

            15.3     Partial Taking. In the event of a Partial Taking, Lessee, at its own cost and expense, shall, within sixty (60) days of the first to occur of the taking of possession by, or the date of vesting of title in, the Condemnor, commence the restoration of the affected Leased Property to a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to the Partial Taking, and complete such restoration with all reasonable dispatch, but in any event within one hundred eighty (180) days of the date on which such Notice is given. Lessor shall contribute to the cost of restoration only such portion of the Award as is made therefor. As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount less than the Approval Threshold, Lessor shall pay the same to Lessee upon completion of such restoration. As long as no Event of Default has occurred and is continuing, if such portion of the Award is in an amount equal to or greater than the Approval Threshold, Lessor shall make such portion of the Award available to Lessee in the manner provided in Section 14.6 with respect to Net Proceeds in excess of the Approval Threshold. Notwithstanding anything to the contrary in this Lease, if the Fair Market Rent of the affected Leased Property is reduced by reason of the Partial Taking, from and after the date on which possession is taken by the Condemnor the annualized Base Rent shall be reduced by an amount determined by dividing the portion of the Award made to Lessor expressly for such reduction in Fair Market Rent by the Capitalization Rate.

            15.4     Temporary Taking. If there is a Partial Taking of possession or the use of all or part of a Leased Property, but the fee of such Leased Property is not Taken in whole or in part, until such Partial Taking of possession or use continues for more than six (6) months, all the provisions of this Lease shall remain in full force and effect and the entire amount of any Award made for such Partial Taking shall be paid to Lessee provided there is then no uncured Event of Default. Upon the termination of any such period of temporary use or occupancy, Lessee at its sole cost and expense shall restore the affected Leased Property, as nearly as may be reasonably possible, to the condition existing immediately prior to such Partial Taking. If any such Partial Taking continues for longer than six (6) months, and fifty percent (50%) or more of the patient capacity of the affected Facility is thereby rendered Unsuitable for Its Primary Intended Use, this Lease shall cease and terminate as to the affected Leased Property only as of the last day of the sixth (6th) month, but if less than fifty percent (50%) of the patient capacity of such Facility is thereby rendered Unsuitable for Its Primary Use, each of Lessee and Lessor shall have the option, which shall be exercisable by giving written Notice to the other at least sixty (60) days prior written Notice to the other, at any time prior to the end of the temporary Partial Taking, to terminate this Lease as to the affected Leased Property of the date set forth in such Notice, and Lessee shall be entitled to any Award made for the period of such temporary Partial Taking prior to the date of termination of the Lease. Rent shall not abate during the period of any temporary Partial Taking.

            15.5     Awards Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, if any Facility Mortgagee is entitled to any Award or any portion thereof under the terms of any Facility Mortgage, such Award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage; provided that if a Facility Mortgagee elects to apply any portion of the Award necessary to restore the Facility so Taken to any purpose other than the restoration of the affected Facility, and if Lessor does not elect, at its option, within sixty (60) days after the date on which Lessee receives notice of the unavailability of such funds to restore the affected Facility to make available to Lessee pursuant to the same terms as set forth in this Article XV of this Lease funds equal to the amount of funds Lessor would be obligated to make available to Lessee for such restoration pursuant to Article XV of this Lease if the Facility Mortgagee had not so applied such funds, Lessee shall have the right, by written notice to Lessor not earlier than sixty (60) days nor later than ninety (90) days after the date on which Lessee receives notice of the unavailability of such funds to restore the affected Facility, to terminate this Lease as to the affected Facility only. In such circumstances where Lessee elects to terminate the Lease as to the affected Facility pursuant to this Section 15.5, Lessor and Lessee agree that the Base Rent shall be reduced in proportion to the number of beds in the affected Facility prior to such Taking to the number of beds in all of the Facilities prior to such Taking. Upon a final determination as to the apportionment of Rent on account of such Facility, Lessor and Lessee shall execute and deliver an amendment to this Lease memorializing the deletion of the affected Facility from this Lease and the corresponding Base Rent reduction, and affirming all other terms and conditions of this Lease as the same may have theretofore been amended. If Lessor and Lessee cannot agree on the Base Rent reduction or the form of the amendment, they shall submit the matter to arbitration pursuant to Article XXXV hereof.

ARTICLE XVI

            16.1     Lessor's Rights Upon an Event of Default. After an Event of Default occurs and while it continues, Lessor may terminate this Lease by giving Lessee a Notice of Termination, and in such event the Term shall end and all rights of Lessee under this Lease shall cease on the Termination Date. The Notice of Termination shall be in lieu of and not in addition to any notice required by the laws of any State as a condition to bringing an action for possession of the Leased Premises or to recover damages under this Lease. In addition to Lessor's right to terminate this Lease, Lessor shall have all other rights set forth in this Lease and all remedies available at law and in equity.

        Lessee shall, to the extent permitted by law, pay as Additional Charges all costs and expenses incurred by or on behalf of Lessor, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation is commenced, and if litigation is commenced, including fees and expenses incurred in appeals and post-judgment proceedings) as a result of any default of Lessee hereunder.

        No Event of Default (other than a failure to make payment of money) shall be deemed to exist if and for so long as Lessee is unable to prevent such Event of Default because of Force Majeure, provided that, upon the cessation of the Force Majeure, Lessee immediately shall proceed to remedy the action or condition giving rise to the Event of Default within the applicable cure period as extended by the Force Majeure.

            16.2     Certain Remedies. After an Event of Default occurs and while it continues, whether or not this Lease has been terminated pursuant to Section 16.1, if required to do so by Lessor Lessee immediately shall surrender the Leased Properties to Lessor in the condition required by Section 9.1.5 and quit the same, and Lessor may enter upon and repossess the Leased Properties by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal properties from the Leased Properties, subject to rights of any residents or patients and to any Legal Requirements. In addition to all other remedies set forth or referred to in this Article XVI, Lessor shall have the right to suspend any Management Agreement as to one or more or all Facilities and to retain a manager of the affected Facility or all Facilities at the expense of Lessee, such manager to serve for such term and at such compensation as Lessor reasonably determines is necessary under the circumstances.

            16.3     Damages. None of (a) the termination of this Lease pursuant to Section 1.6.1, (b) the repossession of the Leased Properties, (c) the failure of Lessor to relet the Leased Properties, (d) the reletting of all or any portion thereof, or (v) the failure of Lessor to collect or receive any rentals due upon such any reletting, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If this Lease is terminated by Lessor, Lessee immediately shall pay to Lessor all Rent due and payable with respect to the Leased Properties to and including the Termination Date, including without limitation all interest and late charges payable under Section 3.3 hereof with respect to any late payment of such Rent. Lessee also shall pay to Lessor, as liquidated damages, at Lessor's option, either:

            (A)      The sum of:

            (i)        Lessor's Interim Rent Loss, minus Net Reletting Proceeds for such period, and minus the portion of Lessor's Interim Rent Loss, if any, that Lessee proves reasonably could have been mitigated by Lessor, plus

            (ii)       the Present Value on the Judgment Date of Lessor's Future Rent Loss, assuming the CPI were to increase four (4) percentage points per Lease Year from the Judgment Date through the Expiration Date, minus the Present Value on the Termination Date of the portion of Lessor's Future Rent Loss that Lessee proves reasonably could be mitigated by Lessor;

        or

            (B)      Each month between the Termination Date and the Expiration Date, Lessor's Monthly Rent Loss, minus the Net Reletting Proceeds for such month, and minus the portion, if any, of Lessor's Monthly Rent Loss that Lessee proves reasonably could have been avoided. Any suit brought to recover liquidated damages payable under this subsection (B) shall not prejudice Lessor's right to collect liquidated damages for subsequent months in a similar proceeding.

            16.4     Waiver. If this Lease is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable law, (a) any right of reentry, repossession or redesignation, (b) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article XVI, and (c) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt. Acceptance of Rent at any time does not prejudice or remove any right of Lessor as to any right or remedy. No course of conduct shall be held to bar Lessor from literal enforcement of the terms of this Lease.

            16.5     Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order that Lessor determines in its sole discretion or as may be prescribed by law.

            16.6     Bankruptcy

            (a)       None of Lessee's interest in this Lease, any estate hereby created in Lessee's interest or any interest herein or therein shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as specifically may be provided pursuant to the Bankruptcy Code (11 USC § 101 et. seq.), as the same may be amended from time to time.

            (b)       Rights and Obligations Under the Bankruptcy Code.

            (i)        Upon filing of a petition by or against Lessee under the Bankruptcy Code, Lessee, as debtor and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Lessee, agree to pay monthly in advance, on the first day of each month, as reasonable compensation for the use and occupancy of the Leased Premises, an amount equal to all Rent due pursuant to this Lease.

            (ii)       Included within and in addition to any other conditions or obligations imposed upon Lessee or its successor in the event of the assumption and/or assignment of the Lease are the following: (A) the cure of any monetary defaults and reimbursement of pecuniary loss within not more than thirty (30) days of the assumption and/or assignment; (B) the deposit of an additional amount equal to not less than three (3) months' Base Rent, which amount is agreed to be a necessary and appropriate deposit to secure the future performance under the Lease of Lessee or its assignee;

(C) the continued use of the Leased Premises for the Primary Intended Use; and (D) the prior written consent of any Facility Mortgagee.

ARTICLE XVII

            17.1     Lessor's Right to Cure Lessee's Default. If Lessee fails to make any payment or perform any act required to be made or performed under this Lease, and fails to cure the same within any grace or cure period applicable thereto, upon such Notice as may be expressly required herein (or, if Lessor reasonably determines that the giving of Notice would risk loss to the Leased Properties or cause damage to Lessor, upon such Notice as is practical under the circumstances), and without waiving or releasing any obligation of Lessee, Lessor may make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Properties for such purpose and take all such action thereon as, in Lessor's sole opinion, may be necessary or appropriate. No such entry shall be deemed an eviction of Lessee. All amounts so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) so incurred, together with the late charge and interest provided for in Section 3.3 thereon, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE XVIII

            18.1     Holding Over. If Lessee remains in possession of all or any of the Leased Properties after the expiration of the Term or earlier termination of this Lease, such possession shall be as a month-to-month tenant, and throughout the period of such possession Lessee shall pay as Rent for each month one and one half (1.5) times the sum of: (a) one-twelfth (1/12th) of the Base Rent payable during the Lease Year in which such expiration or termination occurs, plus (b) all Additional Charges accruing during the month, plus (c) any and all other sums payable by Lessee pursuant to this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by applicable law to month-to-month tenancies, to continue its occupancy and use of the Leased Properties until the month-to-month tenancy is terminated. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease. Notwithstanding the foregoing, in the event that Lessee holds over in a Leased Property because Lessor has been unable to secure a Manager or other licensed replacement operator for the Facility, or Lessor or the proposed Manager or other replacement operator have failed to obtain the required licenses and certifications, or meet other Legal Requirements to operate the Facility for the Primary Intended Use, then until the earlier of (y) the date on which Lessor or its Manager or replacement operator has procured its own licenses and certifications and assumed the operation of the Facility, or (z) Lessee has discharged all of the Facility's residents and ceased operations in and from the Facility, which closing procedure shall in no event commence prior to the ninetieth (90th) day following the expiration of the Term or earlier termination of this Lease, the Base Rent payable by Tenant on account of such Facility shall be equal to the Base Rent apportionable to such Facility in effect as of the expiration or earlier termination of this Lease.

            18.2     Indemnity. If Lessee fails to surrender the Leased Properties in a timely manner and in accordance with the provisions of Section 9.1.5 upon the expiration or termination of this Lease, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall defend, indemnify and hold Lessor, its principals, officers, directors, agents and employees harmless from loss or liability resulting from such failure, including, without limiting the generality of the foregoing, loss of rental with respect to any new lease in which the rental payable thereunder exceeds the Rent paid by Lessee pursuant to this Lease during Lessee's hold-over and any claims by any proposed new tenant founded on such failure. The provisions of this Section 18.2 shall survive the expiration or earlier termination of the Term.

ARTICLE XIX

            19.1     Subordination. This Lease is subject and subordinate to any Facility Mortgage and to any Ground Lease, to all advances made or hereafter to be made thereunder and to all renewals, modifications, consolidations, replacements and extensions thereof and substitutions therefore. This clause shall be self-operative and no further instrument of subordination need be required by any Facility Mortgagee or Ground Lessor; provided, however, that Lessor or any Facility Mortgagee may elect to make this Lease superior to a Facility Mortgage at any time by Notice to Lessee. As to any Facility Mortgage or Ground Lease to which this Lease is subordinate, Lessor shall provide Lessee with a "non-disturbance agreement" reasonably acceptable to such Facility Mortgagee or Ground Lessor providing that, if such Facility Mortgagee acquires the Leased Properties by way of foreclosure or deed in lieu of foreclosure, or if the Ground Lease is terminated, such Facility Mortgagee or Ground Lessor will not disturb Lessee's possession under this Lease and will recognize Lessee's rights hereunder if and for so long as no Event of Default has occurred under this Lease and is continuing. Lessee agrees that it shall not withhold or delay its consent unreasonably to any amendment of this Lease reasonably required by a Facility Mortgagee or Ground Lessor, and Lessee shall be deemed to have withheld or delayed its consent unreasonably if Lessee has received the non-disturbance agreement provided for above and the requested amendment does not materially (a) alter the economic terms of this Lease, (b) diminish the rights of Lessee under this Lease or (c) increase the obligations of Lessee under this Lease.

            19.2     Attornment. If a Facility Mortgagee or Ground Lessor enforces the remedies provided for by law or by a Facility Mortgage or Ground Lease, Lessee shall, at the option of the party succeeding to the interest of Lessor as a result of such enforcement or as a result of a deed or delivery of possession of the Leased Properties in lieu of such enforcement, attorn to such successor and recognize such successor as Lessor under this Lease; provided, however, that such successor in interest shall not (a) be bound by any payment of Rent for more than one (1) month in advance, except for any such advance payments as may be expressly required by this Lease; (b) be bound by any modification of this Lease made without the written consent of the Facility Mortgagee or Ground Lessor or successor in interest; (c) be liable for any act or omission of Lessor; or (d) be subject to any offset or defense arising prior to the date such successor in interest acquired title to the Leased Properties or, in the case of a Ground Lessor, the date on which the Ground Lessor recovered or was given possession of the Leased Properties. Upon request, Lessee shall execute and deliver an instrument or instruments confirming the attornment provided for herein.

            19.3     Lessee's Certificate. Lessee shall, upon not less than ten (10) days prior Notice from Lessor, execute, acknowledge and deliver to Lessor Lessee's Certificate containing then-current facts. It is intended that any Lessee's Certificate delivered pursuant hereto may be relied upon by Lessor, any prospective tenant or purchaser of the Leased Properties, any mortgagee or prospective mortgagee and any other party who reasonably may rely on such statement. Lessee's failure to deliver the Lessee's Certificate within such time shall constitute an Event of Default. In addition, if Lessee fails to deliver the Lessee's Certificate within the ten (10) day period referred to above, Lessee hereby authorizes Lessor to execute and deliver a certificate to the effect (if true) that Lessee represents and warrants that (a) this Lease is in full force and effect without modification, and (b) Lessor is not in breach or default of any of its obligations under this Lease.

            19.4     Notice and Cure. If a Facility Mortgagee acquires title to one or more of the Leased Properties by way of foreclosure or deed in lieu of foreclosure, then commencing on the date the Facility Mortgagee acquires title, the Facility Mortgagee shall have thirty (30) days within which to cure any default by Lessor under this Lease existing on such date. If the defaults by Lessor are cured during such period, then this Lease shall remain in full force and effect and Lessee shall have no right to terminate this Lease so long as the Facility Mortgagee performs all of the Lessor's subsequent obligations under this Lease. The foregoing rights to cure a Lessor default shall be exercisable in the sole discretion of the Facility Mortgagee, and, the Facility Mortgagee shall have no obligation to cure any default by Lessor.

ARTICLE XX

            20.1     Risk of Loss. During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Properties in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Lessor and those claiming from, through or under Lessor) is assumed by Lessee, and, in the absence of gross negligence, willful misconduct or material breach of this Lease by Lessor, Lessor in no event shall be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Lessee to any abatement of Rent.

ARTICLE XXI

            21.1     Indemnification. Notwithstanding the existence of any insurance or self-insurance provided for in Article XIII, and without regard to the policy limits of any such insurance or self-insurance, Lessee shall protect, indemnify, save harmless and defend Lessor and any Facility Mortgagee, and the principals, officers, directors and agents and employees of Lessor and of any Facility Mortgagee, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor or any Facility Mortgagee by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Properties or adjoining sidewalks, including without limitation any claims of malpractice; (b) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Leased Properties; (c) the failure to pay any Impositions; (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (e) the management and operation of the Facility from and after the Commencement Date; and (f) the nonperformance of any contractual obligation, express or implied, assumed or undertaken by Lessee or any party in privity with Lessee with respect to the Leased Properties or any business or other activity carried on with respect to the Leased Properties during the Term or thereafter during any time in which Lessee or any such other party is in possession of the Leased Properties or thereafter to the extent that any conduct by Lessee or any such person (or failure of such conduct thereby if the same should have been undertaken during such time of possession and leads to such damage or loss) causes such loss or claim. Any amounts that become payable by Lessee under this Section shall be paid within ten (10) days after liability therefor on the part of Lessee is determined by litigation or otherwise, and, if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of Lessor's loss to the date of payment by Lessee. Nothing herein shall be construed as indemnifying either Lessor or any Facility Mortgagee against its own grossly negligent acts or omissions or willful misconduct.

            21.2     Survival of Indemnification. Lessee's liability under this Article shall survive the expiration or any earlier termination of this Lease.

ARTICLE XXII

            22.1     General Prohibition against Transfers. Lessee acknowledges that a significant inducement to Lessor to enter into this Lease with Lessee on the terms set forth herein is the combination of financial strength, experience, skill and reputation possessed by Lessee, the Person or Persons in Control of Lessee and the Manager of the Facilities on the Commencement Date, together with Lessee's assurance that Lessor shall have the unrestricted right to approve or disapprove any proposed

Transfer. Therefore, there shall be no Transfer except as specifically permitted by this Lease or consented to in advance by Lessor in writing. Lessee agrees that Lessor shall have the right to withhold its consent to any proposed Transfer on the basis of Lessor's judgment as to the effect the proposed Transfer may have on the Facilities and the future performance of the obligations of the Lessee under this Lease, whether or not Lessee agrees with such judgment. Any attempted Transfer that is not specifically permitted by this Lease or consented to by Lessor in advance in writing shall be null and void and of no force and effect whatsoever. In the event of a Transfer, Lessor may collect Rent and other charges from the Transferee and apply the amounts collected to the Rent and other charges herein reserved, but no Transfer or collection of Rent and other charges shall be deemed to be a waiver of Lessor's rights to enforce Lessee's covenants or an acceptance of the Transferee as Lessee, or a release of the Lessee named herein from the performance of its covenants. Notwithstanding any Transfer, Lessee shall remain fully liable for the performance of all terms, covenants and provisions of this Lease. Any violation of this Lease by any Transferee shall be deemed to be a violation of this Lease by Lessee. Notwithstanding the provisions of Section 22.1 of this Lease, any Transfer resulting from a Change in Control occurring during the initial public offering of stock in the Lessee or Guarantor is permitted and does not require Lessor's consent.

            22.2     Subordination and Attornment. Lessee shall insert in any sublease permitted by Lessor provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (c) if the sublessee receives a written Notice from Lessor or Lessor's assignee, if any, stating that Lessee is in default under this Lease, the sublessee thereafter shall be obligated to pay all rentals accruing under the sublease directly to the party giving such Notice, or as such party may direct, and such payments shall be credited against the amounts owing by Lessee under this Lease.

            22.3     Sublease Limitation. Anything contained in this Lease to the contrary notwithstanding, even if a sublease of a Leased Property is permitted, Lessee shall not sublet such Leased Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto. The parties agree that this Section shall not be deemed waived or modified by implication, but may be waived or modified only by an instrument in writing explicitly referring to this Section by number.

ARTICLE XXIII

            23.1     Financial Statements and Other Reports and Materials Required by Lessor. Lessee shall furnish to Lessor, in paper form and, if available, by electronic means satisfactory to Lessor:

            (a)       Annually, (i) within seventy five (75) days after the end of each of Lessee's fiscal years: (A) separate financial statements for each of the Facilities that are prepared in accordance with GAAP, except for principles of consolidation; (B) a variance report comparing actual items of income and expenses to such items as budgeted; and (C) an Officer's Certificate stating that Lessee is not, to the best of such officer's knowledge after reasonable inquiry, in default in the performance or observance of any of the terms of this Lease, or if Lessee is in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same; and (ii) within one hundred twenty (120) days after the end of each of Guarantor's fiscal years: (A) Guarantor's audited annual Financial Statements; and (B) a certificate from Guarantor's outside auditors stating that nothing came to the attention of the auditors during the course of their audit of Guarantor's Financial Statements that would cause them to believe that any Event of Default under this Lease had occurred;

            (b)       Quarterly, within forty five (45) days after the end of each of Lessee's quarters, quarterly consolidated unaudited Financial Statements of Guarantor, together with an Officer's Certificate stating that, to the best of such officer's knowledge after reasonable inquiry, (i) Lessee is not in default of any covenant set forth in Section 8 of this Lease, or if Lessee is in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same; (ii) each Facility that participates in the Medicare program is in compliance with the terms of its Medicare provider agreement and in good standing with the Medicare program; (iii) each Facility that participates in the Medicaid program is in compliance with the terms of its Medicaid provider agreement and in good standing with the Medicaid program; and (iv) the then-current number of licensed and operating beds at each Facility;

            (c)       Monthly, within thirty (30) days after the end of each month, monthly unaudited financial reports for each Facility, including detailed statements of income and expense and detailed operational statistics regarding occupancy rates, patient mix and patient rates by type for the Facility, including an aged accounts receivables report in sufficient detail to show amounts due from each class of patient mix (i.e., private, Medicare, Medicaid and Veterans Administration) by the account age classifications of 30 days, 60 days, 90 days, 120 days and over 120 days;

            (d)       Within fifteen (15) days of filing a copy of each cost report filed with a governmental agency for any Facility;

            (e)       Within fifteen (15) days of Lessee's or Manager's receipt thereof, copies of Medicare and Medicaid Rate Letters and correspondence;

            (f)        Within fifteen (15) days after they are required to be filed with the SEC, copies of any annual or quarterly report and of information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Lessee or Manager is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934;

            (g)       Within thirty (30) days of Lessee's or Manager's receipt thereof, copies of surveys performed by the appropriate governmental agencies for licensing or certification purposes, including, without limitation, annual surveys, revisits and complaint surveys, copies of any plans of correction and all related correspondence;

            (h)       Immediate Notice to Lessor of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, known to Lessee, the result of which could be to (i) modify in a way adverse to Lessee or revoke or suspend or terminate, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Lessee carries on any part of the Primary Intended Use of the Facilities, or (ii) suspend, terminate, adversely modify, or fail to renew or fully continue in effect any cost reimbursement or cost sharing program by any state or federal governmental agency, including but not limited to Medicaid or Medicare or any successor or substitute therefor, or seek return of or reimbursement for any funds previously advanced or paid pursuant to any such program, or (iii) impose any bed hold, limitation on patient admission or similar restriction on any Leased Property, or (iv) prosecute any party with respect to the operation of any activity on the Facilities or enjoin any party or seek any civil penalty in excess of One Thousand Dollars ($1,000.00) in respect thereof;

            (i)        As soon as it is prepared for each calendar year, but not later than the last day of the second (2nd) month in such calendar year, a capital and operating budget for the Facilities for that calendar year;

            (j)        With reasonable promptness, such other information respecting the financial condition and affairs of Lessee and the Facilities as Lessor reasonably may request from time to time, including, without limitation, any such other information as may be available to the administration of the Leased Properties;

            (k)       Upon Lessor's request from time to time, such additional information and unaudited quarterly financial information concerning the Leased Properties and Lessee as Lessor may reasonably require for its on-going filings with the Securities and Exchange Commission, under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to, 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Lessor during the Term of this Lease;

            (l)        Upon Lessor's request from time to time, the worksheets of Lessee used in the preparation of the Financial Statements; and

            (m)      To the extent available from the issuing authority, at least fifteen (15) Business Days before the expiration of each license and permit required for the operation of the Facilities for the Primary Intended Use, evidence satisfactory to Lessor that such license or permit has been renewed by the issuer thereof.

            23.2     Public Offering Information. Lessee specifically agrees that Lessor may include financial information and information concerning the operation of the Facilities that does not violate the confidentiality of the facility-patient relationship and the physician-patient privilege under applicable laws, in offering memoranda or prospectus, or similar publications in connection with syndications or public offerings of Lessor's securities or interests, and any other reporting requirements under applicable Federal and State Laws, including those of any successor to Lessor. Lessee agrees to provide such other reasonable information necessary with respect to Lessee and the Leased Properties to facilitate a public offering or to satisfy SEC or regulatory disclosure requirements. Upon request of Lessor, Lessee shall notify Lessor of any necessary corrections to information Lessor proposes to publish within a reasonable period of time (not to exceed three (3) days) after being informed thereof by Lessor.

ARTICLE XXIV

            24.1     Lessor's Right to Inspect. Lessee shall permit Lessor and its authorized representatives to inspect the Leased Properties and Lessee's books and records pertaining thereto during normal business hours at any time without Notice.

ARTICLE XXV

            25.1     No Waiver. No failure by Lessor to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach hereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

            26.1     Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy, and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

ARTICLE XXVII

            27.1     Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Properties or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

            28.1     No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, and (b) the fee estate in the Leased Properties.

            28.2     No Partnership. Nothing contained in this Lease will be deemed or construed to create a partnership or joint venture between Lessor and Lessee or to cause either party to be responsible in any way for the debts or obligations of the other or any other party, it being the intention of the parties that the only relationship hereunder is that of Lessor and Lessee.

ARTICLE XXIX

            29.1     Conveyance by Lessor. If Lessor or any successor owner of the Leased Properties conveys the Leased Properties other than as security for a debt, Lessor or such successor owner, as the case may be, shall be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer, and all such future liabilities and obligations shall be binding upon the new owner.

ARTICLE XXX

            30.1     Quiet Enjoyment. So long as Lessee pays all Rent as it becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Properties for the Term, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof or hereafter provided for in this Lease or consented to by Lessee. Except as otherwise provided in this Lease, no failure by Lessor to comply with the foregoing covenant will give Lessee any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee. Lessee shall, however, have the right, by separate and independent action, to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

ARTICLE XXXI

            31.1     Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by hand delivery or facsimile transmission to the following address:

To Lessee:	Permunitum LLC
Before 1/01/04:	Attn: General Counsel 32232 Paseo Adelanto, Suite 100 San Juan Capistrano, CA 92675 Telephone No.: (949) 487-9500 Facsimile No.: (949) 487-9300
After 1/01/04:	Attn: General Counsel 27101 Puerta Real, Suite 450 Mission Viejo, CA 92691 Telephone No.: (949) 487-9500 Facsimile No.: (949) 487-9300
To Lessor:	OHI Asset (CA), LLC c/o Omega Healthcare Investors, Inc. 9690 Deereco Road, Suite 100 Timonium, MD 21093 Attn.: Daniel J. Booth Telephone No.: (410) 427-1700 Facsimile No.: (410) 427-8800
And with copy to (which shall not constitute notice):	Myers Nelson Dillon & Shierk, PLLC 125 Ottawa Ave., N.W., Suite 270 Grand Rapids, Michigan 49503 Attn: Mark E. Derwent Telephone No.: (616) 233-9640 Facsimile No.: (616) 233-9642

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender. If Lessee has vacated the Leased Properties, Lessor's Notice may be posted on the door of a Leased Property.

ARTICLE XXXII

            32.1     Compliance With Facility Mortgage. Lessee covenants and agrees that it will duly and punctually observe, perform and comply with all of the terms, covenants and conditions (including, without limitation, covenants requiring the keeping of books and records and delivery of Financial Statements and other information) of any Facility Mortgage of which Lessee has been given a true and complete copy prior to the execution and delivery of this Lease, or which Lessee has reviewed and agreed to be bound by subsequent to the execution of this Lease (and such agreement shall not be unreasonably withheld or delayed), and that it will not directly or indirectly do any act or suffer or permit any condition or thing to occur, that would or might constitute a default under a Facility Mortgage. Anything in this Lease to the contrary notwithstanding, if the time for performance of any act required of Lessee by the terms of a Facility Mortgage is shorter than the time allowed by this Lease for performance of such act by Lessee, then Lessee shall perform such act within the time limits specified in the Facility Mortgage.

ARTICLE XXXIII

            33.1     Lessor's Option to Purchase Lessee's Personal Property. At the expiration or termination of this Lease, at Lessor's option Lessee shall be deemed to have sold, assigned, transferred and conveyed all of Lessee's Personal Property, or such portion thereof as may be designated by Lessor in its exercise of its option, to Lessor pursuant to Section 6.3 hereof for an amount equal to the then book value thereof (acquisition cost less accumulated depreciation on the books of Lessee pertaining thereto), subject to, and with appropriate credits for, any obligations owing from Lessee to Lessor and for the then outstanding balances owing on all equipment leases, conditional sale contracts and any other encumbrances to which such Personal Property is subject. Lessor's option shall be exercised by Notice to Lessee no more than one hundred eighty (180) days, nor less than ninety (90) days, before the expiration of the Initial Term or, if the Term is renewed as provided herein, before the expiration of the last Renewal Term, unless this Lease is terminated prior to its expiration date by reason of an Event of Default, in which event Lessor's option shall be exercised not more than forty-five (45) days after the Termination Date. If Lessor exercises its option, Lessee shall, in exchange for Lessor's payment of the purchase price, deliver the purchased Lessee's Personal Property to Lessor (provided that Lessee shall have no obligation to deliver such Lessee's Personal Property at any location other than the Facility where such assets are then in service), together with a bill of sale and such other documents as Lessor reasonably may request in order to carry out the purchase, and the purchase shall be closed by such delivery and such payment on the date set by Lessor in its Notice of exercise.

            33.2     Facility Trade Names. If this Lease is terminated pursuant to Section 16.1 or Lessor exercises its option to purchase Lessee's Personal Property pursuant to Section 34.1, Lessee shall be deemed to have assigned to Lessor the exclusive right to use the Facility Trade Names in perpetuity in the markets in which the Facilities are located, and Lessee shall not after any such termination use the Facility Trade Names in any business that competes with the Facilities.

            33.3     Transfer of Operational Control of the Facilities.

            33.3.1  Lessee acknowledges and agrees that, subject to applicable law, the certificates of need and licenses necessary to operate the Leased Properties for the Primary Intended Use are appurtenant to the Leased Properties, both during and following the expiration or earlier termination of the Term. If the certificates of need or licenses to operate the Leased Properties for the Primary Intended Use are issued to Lessee, the Sublessees or the Manager, Lessee agrees that it will cooperate with Lessor to turn over to Lessor or its designee, upon the expiration or earlier termination of the Term, all of Lessee's rights in connection with the certificate of need and/or licenses.

            33.3.2  Upon the expiration or earlier termination of the Term, Lessee shall cooperate fully in transferring operational control of the Facility to Lessor or Lessor's nominee and shall use its best efforts to cause the business conducted at the Facility to continue without interruption. Upon the request of Lessor, Lessee shall execute and deliver an Operations Transfer Agreement to Lessor and any new operator identified by Lessor in substantially the same form as the Operations Transfer Agreement attached as Exhibit E. The obligation of Lessee regarding the Operations Transfer Agreement shall survive the termination of this Lease. To that end, pending completion of the transfer of the operational control of the Facility to Lessor or its nominee:

            (a)       Lessee will provide all necessary information requested by Lessor or its nominee for the preparation and filing of any and all necessary applications or notifications of any federal or state governmental authority having jurisdiction over a change in the operational control of the Facility, and any other information reasonably required to effect an orderly transfer of the Facility, and Lessee will use its best efforts to cause all operating health care licenses to be transferred to Lessor or to Lessor's nominee; and

            (b)       Lessee shall engage only in transactions or other activities with respect to the Facility that are in the ordinary course of its business and shall perform all maintenance and repairs reasonably necessary to keep the Facility in satisfactory operating condition and repair, and shall maintain the supplies and foodstuffs at levels that are consistent and in compliance with all health care regulations, and shall not sell or remove any personal property except in the ordinary course of business and in accordance with the terms and conditions of this Lease.

            33.4     Intangibles and Personal Property. Notwithstanding any other provision of this Lease, but subject to Section 6.4 relating to the security interest in favor of Lessor, Lessor's Personal Property shall not include goodwill nor shall it include any other intangible personal property that is severable from Lessor's "interests in real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

ARTICLE XXXIV

            34.1     Arbitration. Except with respect to the payment of Rent under this Lease, and any proceedings to recover possession of one or more of the Leased Properties, if any controversy arises between the parties hereto as to any of the provisions of this Lease or the performance thereof, and if the parties are unable to settle the controversy by agreement or as otherwise provided herein, the controversy shall be decided by arbitration. The arbitration shall be conducted by three arbitrators selected in accordance with the rules and procedures of the American Arbitration Association. The decision of the arbitrators shall be final and binding, and judgment may be entered thereon in any court of competent jurisdiction. The decision shall set forth in writing the basis for the decision. In rendering the decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. The expense of the arbitration shall be divided between Lessor and Lessee unless otherwise specified in the award. Each party in interest shall pay the fees and expenses of its own counsel. The arbitration shall be conducted in Baltimore, Maryland. In any arbitration, the parties shall be entitled to conduct discovery in the same manner as permitted under Federal Rules of Civil Procedure 26 through 37, as amended. No provision in this Article shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration, and the exercise of such remedies does not constitute a waiver of the right of either party to arbitration.

ARTICLE XXXV

            35.1     Commissions. Lessee represents and warrants to Lessor that no real estate commission, finder's fee or the like is due and owing to any person in connection with this Lease. Lessee agrees to save, indemnify and hold Lessor harmless from and against any and all claims, liabilities or obligations for brokerage, finder's fees or the like in connection with this Lease or the transactions contemplated hereby, asserted by any person on the basis of any statement or act alleged to have been made or taken by Lessee.

ARTICLE XXXVI

            36.1     Memorandum or Short Form of Lease. Lessor and Lessee shall, promptly upon the request of either, enter into a Memorandum or Short Form of this Lease, substantially in the form of attached Exhibit F, with such modifications as may be appropriate under the laws and customs of the States and in the customary form suitable for recording under the laws of each of the States. Lessee shall pay all costs and expenses of recording such memorandum or short form of this Lease.

ARTICLE XXXVII

            37.1     Security Deposit. Concurrently with Lessee's execution of this Lease, Lessee shall deliver to Lessor a security deposit in the amount of Three Hundred Eleven Thousand Two Hundred Eighty Seven Dollars ($311,287), in the form of an absolute, unconditional site draft letter of credit for a term of one (1) year (renewable automatically) issued by an "A" rated financial institution ("Security Deposit"), which Lessor shall hold as security for the full and faithful performance by Lessee of each and every term, provision, covenant and condition of this Lease in accordance with, and subject to, the terms and conditions of the Letter of Credit Agreement. If at any time the Security Deposit is in the form of cash, it shall be deposited by Lessor into an interest-bearing account, and the interest shall be added to and become part of the Security Deposit. The Security Deposit shall not be considered an advance payment of Rent (or of any other sum payable to Lessee under this Lease) or a measure of Lessor's damages in case of a default by Lessee. The Security Deposit shall not be considered a trust fund, and Lessee expressly acknowledges and agrees that Lessor is not acting as a trustee or in any fiduciary capacity in controlling or using the Security Deposit. Lessor shall have no obligation to maintain the Security Deposit separate and apart from Lessor's general and/or other funds. The Security Deposit, less any portion thereof applied as provided in the Letter of Credit Agreement or Section 37.2, shall be returned to Lessee within sixty (60) days following the expiration of the Term.

            37.2     Application of Security Deposit. If Lessee defaults in respect of any of the terms, provisions, covenants and conditions of this Lease or of any agreement or instrument with which this Lease is cross-defaulted), including, but not limited to, payment of any Rent and other sums of money payable by Lessee, Lessor may, but shall not be required to, in addition to and not in lieu of any other rights and remedies available to Lessor, apply all or any part of the Security Deposit to the payment of any sum in default, or any other sum that Lessor may expend or be required to expend by reason of Lessee's default, including but not limited to, any damages or deficiency in reletting the Leased Properties. Whenever, and as often as, Lessor has applied any portion of the Security Deposit to cure Lessee's default hereunder or under any agreement with which this Lease is cross-defaulted, Lessee shall, within ten (10) days after Notice from Lessor, deliver a new letter of credit meeting the requirements of the Letter of Credit Agreement to Lessor (or, at Lessor's option, deposit additional money with Lessor) sufficient to restore the Security Deposit to the full amount then required to be deposited with Lessor pursuant to Section 37.1 above, and Lessee's failure to do so shall constitute an Event of Default without any further Notice.

            37.3     Transfer of Security Deposit. If Lessor transfers its interest under this Lease, Lessor shall assign the Security Deposit to the new lessor and thereafter Lessor shall have no further liability for the return of the Security Deposit, and Lessee agrees to look solely to the new lessor for the return of the Security Deposit. The provisions of the preceding sentence shall apply to every transfer or assignment of Lessor's interest under this Lease. Lessee agrees that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that Lessor, its successors and assigns may return the Security Deposit to the last Lessee in possession at the last address for which Notice has given by such Lessee and that Lessor thereafter shall be relieved of any liability therefor, regardless of one or more assignments of this Lease or any such actual or attempted assignment or encumbrances of the Security Deposit.

ARTICLE XXXVIII

            38.1     Miscellaneous.

            38.1.1  Survival, Choice of law. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to the date of expiration or termination of this Lease shall survive such expiration or termination. If any term or provision of this Lease or any application thereof is held invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor, any Facility Mortgagee and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the state of Maryland, except as to matters which, under applicable procedural conflicts of laws rules require the application of laws of another State.

        LESSEE CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF THE STATES OF MARYLAND AND CALIFORNIA, AND AGREES THAT ALL DISPUTES CONCERNING THIS AGREEMENT BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATES OF MARYLAND OR CALIFORNIA. LESSEE AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATES OF MARYLAND OR CALIFORNIA AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS OF THE STATES OF MARYLAND OR CALIFORNIA.

            38.1.2  Limitation on Recovery. Lessee specifically agrees to look solely to Lessor's interest in the Leased Properties for recovery of any judgment from Lessor, it being specifically agreed that no constituent shareholder, officer or director of Lessor shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Lessee. Furthermore, Lessor (original or successor) shall never be liable to Lessee for any indirect or consequential damages suffered by Lessee from whatever cause.

            38.1.3  Waivers. Lessee waives any defense by reason of any disability of Lessee, and waives any other defense based on the termination of Lessee's (including Lessee's successor's) liability from any cause. Lessee waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance, and waives all notices of the existence, creation, or incurring of new or additional obligations.

            38.1.4  Consents. Whenever the consent or approval of Lessor is required hereunder, Lessor may in its sole discretion and without reason withhold that consent or approval unless otherwise specifically provided.

            38.1.5  Counterparts. This Lease may be executed in separate counterparts, each of which shall be considered an original when each party has executed and delivered to the other one or more copies of this Lease.

            38.1.6  Options Personal. The renewal options granted to Lessee in this Lease are granted solely to Lessee and are not assignable or transferable except in connection with a Transfer permitted in Article XXII.

            38.1.7  Rights Cumulative. Except as provided herein to the contrary, the respective rights and remedies of the parties specified in this Lease shall be cumulative and in addition to any rights and remedies not specified in this Lease.

            38.1.8  Entire Agreement. There are no oral or written agreements or representations between the parties hereto affecting this Lease. This Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Lessor and Lessee.

            38.1.9  Amendments in Writing. No provision of this Lease may be amended except by an agreement in writing signed by Lessor, any Facility Mortgagee and Lessee.

            38.1.10 Severability. If any provision of this Lease or the application of such provision to any person, entity or circumstance is found invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the other provisions of this Lease and all other provisions of this Lease shall be deemed valid and enforceable.

            38.1.11 Time of the Essence. Except for the delivery of possession of the Facilities to Lessee, time is of the essence with respect to all provisions of this Lease of which time is an element.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the date first above written.

LESSOR:
OM Asset (CA), LLC
By:
Name:
Title:
LESSEE:
PERMUNITUM LLC, a Nevada limited liability company
By: The Ensign Group, Inc., a Delaware corporation, sole member
By: /s/ Christopher R. Christensen
Name: Christopher R. Christensen
Title: President
THE STATE OF )
COUNTY OF )
This instrument was acknowledged before me on the day of , 2003, by , the of OHI Asset (CA), LLC, a Delaware limited liability company, on behalf of said company.
Notary Public
THE STATE OF CA )
)
COUNTY OF Orange )

This instrument was acknowledged before me on the 30 day of September, 2003, by Christopher R. Christensen, the President of The Ensign Group, Inc., a Delaware corporation and the sole Member and Manager of Permunitum LLC, a Nevada limited liability company, on behalf of said limited liability company.

        Notary Public        /s/ Marcus Paxman

IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the date first above written.

LESSOR:
OHI Asset (CA), LLC
By: /s/ Taylor Pickett
Name: Taylor Pickett
Title: Chief Executive Officer
LESSEE:
PERMUNITUM LLC, a Nevada limited liability company
By: The Ensign Group, Inc., a Delaware corporation, sole member
By:
Name: Christopher R. Christensen
Title: President
THE STATE OF Maryland )
COUNTY OF Baltimore )
This instrument was acknowledged before me on the 30th day of September, 2003, by Taylor Pickett, the CEO of OHI Asset (CA), LLC, a Delaware limited liability company, on behalf of said company.
Notary Public /s/ Judith A. Jacobs
THE STATE OF )
)
COUNTY OF )

This instrument was acknowledged before me on the              day of                          2003, by Christopher R. Christensen, the President of The Ensign Group, Inc., a Delaware corporation and the sole Member and Manager of Permunitum LLC, a Nevada limited liability company, on behalf of said limited liability company.

Notary Public

LIST OF EXHIBITS TO LEASE

Exhibits A —	Facility Trade Names
Exhibits B-1 through B-3 —	Description of Land
Exhibit C —	Form of Lessee's Certificate
Exhibit D —	Permitted Encumbrances
Exhibit E —	Form of Operations Transfer Agreement
Exhibit F —	Form of Memorandum and Short Form of Lease

EXHIBIT A
FACILITY TRADE NAMES

Name	Address	Trade Names
Sunbridge Care Center for Claremont	219 East Foothill Blvd. Pomona, CA 91767	Upon Commencement: Claremont Care Center
After Rehab: Claremont Heights Healthcare Center
Sunbridge Care Center for San Diego	3022 45th Street San Diego, CA 92105	Upon Commencement: Arroyo Vista Nursing Center
After Rehab: City Heights Healthcare Center
Vista Knoll Specialized Care	2000 Westwood Road Center Vista, CA 92083	Upon Commencement: Vista Knoll Specialized Care Center

EXHIBITS B-1 THROUGH B-3

DESCRIPTION OF LAND

(Vista Knoll)

        THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SAN DIEGO AND IS DESCRIBED AS FOLLOWS:

        ALL OF TRACT B OF VISTA FARMS, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 1894, FILED IN THE OFFICE OF THE COUNTY RECORDED OF SAN DIEGO COUNTY MARCH 18, 1926.

        EXCEPTING THEREFROM THAT PORTION DESCRIBED AS FOLLOWS:

        BEGINNING AT A POINT IN THE SOUTHERLY LINE OF SAID TRACT B THAT IS DISTANT THEREON NORTH 89°02'32" WEST 846.59 FEET FROM THE SOUTHEAST CORNER OF SAID TRACT, SAID POINT BEING ALSO THE NORTHWEST CORNER OF LAND DESCRIBED IN DEED TO WALTER MIDDLETON, ET UX, RECORDED SEPTEMBER 19, 1963 AS FILE NO. 167588 OF OFFICIAL RECORDS; THENCE NORTH 00°35'09" EAST 168.00 FEET; THENCE SOUTH 89°01'32" EAST 755.00 FEET, MORE OR LESS TO THE NORTHEASTERLY LINE OF SAID TRACT; THENCE ALONG SAID LINE SOUTH 30°32'10" EAST TO THE SOUTHEAST CORNER OF SAID TRACT; THENCE ALONG THE SOUTHERLY LINE OF SAID TRACT B NORTH 89°02'32" WEST 846.59 FEET TO THE POINT OF BEGINNING.

(Arroyo Vista Nursing Center—San Diego, CA.)

        THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SAN DIEGO AND IS DESCRIBED AS FOLLOWS:

        PARCEL A:

        ALL OF LOTS 21 TO 30, INCLUSIVE, IN BLOCK 7, OF CLIFTON ADDITION TO CITY HEIGHTS, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 1337, FILED IN THE OFFICE OF THE COUNTY RECORDED OF SAN DIEGO COUNTY, MAY 25, 1911, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

        BEGINNING AT THE NORTHEAST CORNER OF SAID LOT 30; THENCE ALONG THE EASTERLY LINE OF SAID BLOCK 7, SOUTH 00°10'00" EAST 254.52 FEET TOT HE SOUTHEAST CORNER OF SAID LOT 21, SOUTH 89°21'15" WEST 124.97 FEET TO THE SOUTHWEST CORNER OF SAID LOT 21; THENCE ALONG THE WESTERLY LINE OF SAID LOTS 21 TO 30, INCLUSIVE, NORTH 00°10'00" WEST, 255.46 FEET TO THE NORTHWEST CORNER OF SAID LOT 30, THENCE ALONG THE NORTHERLY LINE OF SAID LOT 30, NORTH 89°49'30" EAST, 125.04 FEET TO THE POINT OF BEGINNING.

        PARCEL B:

        THOSE PORTIONS OF LOTS 7 TO 12, INCLUSIVE, IN BLOCK 8, OF CLIFTON ADDITION TO CITY HEIGHTS, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 1337, AS FILED IN THE OFFICE OF THE COUNTY RECORDED OF SAN DIEGO COUNTY ON MAY 25, 1911, DESCRIBED AS FOLLOWS:

        BEGINNING AT A POINT ON THE EASTERLY LINE OF SAID LOT 9, DISTANT THEREON NORTH 00°46'00" WEST (RECORD-NORTH) 0.64 FEET FROM THE SOUTHEAST CORNER OF SAID LOT 9; THENCE NORTH 70°00'45" WEST 159.48 FEET TO A POINT ON THE WESTERLY LINE OF SAID LOT 7; DISTANT THEREON NORTH 00°10'00" WEST

(RECORD-NORTH) 5.59 FEET FROM THE SOUTHWEST CORNER OF SAID LOT 7; THENCE ALONG THE WESTERLY LINE OF SAID LOTS 7 TO 12 INCLUSIVE, SOUTH 00°10'00" EAST, 115.60 FEET TO AN INTERSECTION WITH THE NORTHERLY LINE OF THE SOUTHERLY 15.00 FEET OF SAID LOT 12; THENCE ALONG SAID NORTHERLY LINE NORTH 89°50'00" EAST, 150.35 FEET TO THE INTERSECTION WITH THE EASTERLY LINE OF SAID LOT 12, THENCE ALONG THE EASTERLY LINE OF SAID LOTS 12, 11, 10 AND 9, NORTH 00°46'00" WEST, 60.64 FEET TO THE POINT OF BEGINNING.

        PARCEL C:

        LOTS 31 AND 32 IN BLOCK 7 OF CLIFTON ADDITION TO CITY HEIGHTS IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 1337, FILED IN OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, MAY 25, 1911.

(Claremont Care Center—Pomona, CA)

        THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF LOS ANGELES, DESCRIBED AS FOLLOWS:

        THAT PORTION OF THE SOUTHWEST QUARTER OF SECTION 5, TOWNSHIP 1 SOUTH RANGE 8 WEST, SAN BERNARDINO MERIDIAN, IN THE CITY OF POMONA, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, ACCORDING TO THE OFFICIAL PLAT THEREOF, DESCRIBED AS FOLLOWS:

        BEGINNING AT A POINT IN THE CENTER LINE OF GAREY AVENUE, 40 FEET WIDE, AS SHOWN ON THE MAP OF TRACT NO. 17687, RECORDED IN BOOK 462 PAGE 21 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY; SAID POINT BEING DISTANT ALONG SAID CENTER LINE, SOUTH 0 DEGREES 30 MINUTES 50 SECONDS EAST 0.15 OF A FOOT FROM A LAND AND A TACK SET AT THE INTERSECTION OF SAID CENTER LINE WITH THE CENTER LINE OF THOMPSON CREEK WASH, AS SAID LAND AND TACK IS SHOWN ON THE MAP OF SAID TRACT NO. 17687, AND IN LOS ANGELES COUNTY FLOOD CONTROL FILED IN BOOK 2399 PAGE 139 OF FILE IN THE OFFICE OF THE LOS ANGELES COUNTY FLOOD CONTROL; THENCE SOUTH 89 DEGREES 58 MINUTES 02 SECONDS, EAST 656.33 FEET; THENCE SOUTH 0 DEGREES 06 MINUTES 15 SECONDS EAST 960.87 FEET, MORE OR LESS, TO A POINT IN A LINE THAT IS PARALLEL WITH AND DISTANT 350.00 FEET, MEASURED AT RIGHT ANGLES NORTHERLY FROM THE WESTERLY PROLONGATION OF THE CENTER LINE OF FOOTHILL BOULEVARD, 100 FEET WIDE, AS SHOWN ON THE MAP OF TRACT NO. 17289, RECORDED IN BOOK 439 PAGES 22 AND 23 OF SAID MAPS; SAID POINT BEING TRUE POINT OF THE BEGINNING; THENCE CONTINUING SOUTH 0 DEGREES 08 MINUTES 15 SECONDS, EAST TO THE SOUTH LINE OF SAID SECTION 5; THENCE EASTERLY ALONG SAID SOUTH LINE TO THE EAST LINE OF THE WEST HALF OF THE WEST HALF OF THE SOUTHEAST QUARTER OF THE SOUTHWEST QUARTER OF SAID SECTION; THENCE ALONG SAID EAST LINE OF NORTH 0 DEGREES 04 MINUTES 31 SECONDS WEST TO THE ABOVE MENTIONED PARALLEL LINE; THENCE ALONG SAID PARALLEL LINE, NORTH 89 DEGREES 26 MINUTES 35 SECONDS WEST 325.54 FEET TO THE TRUE POINT OF BEGINNING.

        EXCEPT THEREFROM THE WESTERLY 25 FEET THEREOF AS CONVEYED TO THE COUNTY OF LOS ANGELES, BY DEED RECORDED IN BOOK 1259 PAGE 281, OF DEEDS.

        END OF LEGAL DESCRIPTION

EXHIBIT C

FORM OF LESSEE'S CERTIFICATE

The undersigned                         ("Lessee") under that certain Lease (the "Lease") dated                        , 20    and made with, a                         ("Lessor"), hereby certifies:

            1.         That it is Lessee under the Lease; that attached hereto as Exhibit "A" is a true and correct copy of the Lease; that the Lease is now in full force and effect and has not been amended, modified or assigned except as disclosed or included in Exhibit "A"; and that the Lease constitutes the entire agreement between Lessor and Lessee.

            2.         That there exist no defenses or offsets to enforcement of the Lease; that there are, as of the date hereof, no breaches or uncured defaults on the part of Lessee or Lessor thereunder; and that Lessee has no notice or knowledge of any prior assignment, hypothecation, subletting or other transfer of Lessor's interest in the Lease.

            3.         That the Base Rent for the first Lease Year under this Lease is $                        .

All Rent which is due has been paid, and there are no unpaid Additional Charges owing by Lessee under the Lease as of the date hereof. No Base Rent or other items (including without limitation security deposit and any impound account or funds) have been paid by Lessee in advance under the Lease except for the security deposit held by Lessor [in the form of an irrevocable letter of credit] in the amount of $                  and the monthly installment of Base Rent that became due on                                         .

            4.         That Lessee has no claim against Lessor for any security deposit, impound account or prepaid Rent except as provided in paragraph 3 of this Certificate.

            5.         That there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy laws of the United States or any state thereof, nor has Lessee nor, to the best of Lessee's knowledge has Lessor begun any action, or given or received any notice for the purpose of termination of the Lease.

            6.         That there are, as of the date hereof, no breaches or uncured defaults on the part of Lessee under any other agreement executed in connection with the Lease.

            7.         This Certificate has been requested by Lessor pursuant to Section 19.3 of this Lease and for the benefit of                         ("Relying Party"). The Relying Party is entitled to rely on the statements of Lessee contained in this certificate.

            8.         All capitalized terms used herein and not defined herein shall have the meanings for such terms set forth in the Lease.

Dated: 20	LESSEE:
By:

EXHIBIT D

PERMITTED ENCUMBRANCES

(Vista Knoll)

(Arroyo Vista Nursing Center—San Diego, CA.)

        1.     THE PROVISIONS PROHIBITING THE MANUFACTURE, BUYING AND SELLING OF INTOXICATING LIQUORS UPON SAID LAND, AS SET FORTH IN DEED RECORDED MARCH 26, 1913 IN BOOK 607, PAGE 285 OF DEEDS.

        2.     THE PROVISIONS PROHIBITING THE MANUFACTURE, BUYING AND SELLING OF INTOXICATING LIQUORS UPON SAID LAND, AS SET FORTH IN DEED RECORDED MARCH 26, 1913 IN BOOK 607, PAGE 2 OF DEEDS.

        3.     AN EASEMENT AFFECTING SAID LAND FOR THE PURPOSES STATED HEREIN AND INCIDENTAL PURPOSES

IN FAVOR OF:	THE CITY OF SAN DIEGO
FOR:	THE CONSTRUCTION, OPERATION AND MAINTENANCE OF A PUBLIC SEWER
RECORDED:	AUGUST 24, 1954 AS FILE NO. 112131, IN BOOK 5341, PAGE 185 OF OFFICIAL RECORDS

SAID MATTER AFFECTS A PORTION OF SAID LAND AS MORE PARTICULARLY DESCRIBED IN SAID DOCUMENT.

        4.     AN AGREEMENT TO WHICH REFERENCE IS HEREBY MADE FOR FULL PARTICULARS

BY AND BETWEEN:	WILLIAM J. BAUER, ET UX AND THE CITY OF SAN DIEGO
REGARDING:	CONDITIONAL USE PERMIT
RECORDED:	JANUARY 19, 1962 AS FILE NO. 11203 OF OFFICIAL RECORDS

REFERENCE IS MADE TO SAID DOCUMENT FOR FULL PARTICULARS.

        5.     PLANNING COMMISSION RESOLUTION NO. 4539 BY THE PLANNING COMMISSION OF THE CITY OF SAN DIEGO, GRANTING CONDITIONAL USE PERMIT NO. 83-0313 (AMENDMENT TO CONDITIONAL USE PERMIT NO. 36971), RECORDED NOVEMBER 16, 1983 AS FILE NO. 83-416006, OFFICIAL RECORDS.

        REFERENCE IS MADE TO SAID DOCUMENT FOR FULL PARTICULARS.

        6.     THE FACT THAT SAID LAND LIES WITHIN THE BOUNDARIES OF THE CITY HEIGHTS REDEVELOPMENT PROJECT AREA AS DISCLOSED BY INSTRUMENT RECORDED MAY 22, 1992 AS FIT R NO. 1992-0314187 OF OFFICIAL RECORDS.

        REFERENCE IS MADE TO SAID DOCUMENT FOR FULL PARTICULARS.

        AN AMENDMENT OF SAID REDEVELOPMENT PROJECT RECORDED APRIL 29, 1996 AS FILE NO. 1996-0211859 OF OFFICIAL RECORDS.

        AN AMENDMENT OF SAID REDEVELOPMENT PROJECT RECORDED APRIL 19, 2001 AS FILE NO. 2001-0241215 OF OFFICIAL RECORDS.

(Claremont Care Center—Pomona, CA.)

        1.     AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS SET FORTH IN A DOCUMENT:

PURPOSE	HIGHWAY
RECORDED	IN BOOK 7494 PAGE 391, OFFICIAL RECORDS
AFFECTS	THE SOUTHERLY 25 FEET

        2.     A WAIVER OF ALL CLAIM FOR ANY AND ALL DAMAGES OR COMPENSATION FOR AND ON ACCOUNT OF THE LOCATION, ESTABLISHMENT AND CONSTRUCTION OF SAID STATE HIGHWAY; AND THE RIGHT TO REMOVE ANY AND ALL TREES, GROWTHS, AND ROAD BUILDING MATERIAL WITHIN SAID RIGHT OF WAY, AND THE RIGHT TO USE THE SAME IN SUCH MANNER AS THE SAID GRANTEE MAY DEEM PROPER, NEEDFUL OR NECESSARY IN THE CONSTRUCTION, RECONSTRUCTION AND/OR MAINTENANCE OF SAID STATE HIGHWAY AND/OR ANY ROAD OR HIGHWAY CONSTRUCTED OR TO BE CONSTRUCTED, BY, FOR, OR UNDER THE DIRECTION OR CONTROL OF THE STATE OF CALIFORNIA, AS CONTAINED IN THE DEED ABOVE MENTIONED.

        3.     AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS SET FORTH IN A DOCUMENT:

PURPOSE	CONSTRUCTION, MAINTENANCE AND REPLACEMENT OF AN ADVERTISING SIGN WITH NECESSARY
RECORDED	FEBRUARY 17, 1964
INSTRUMENT/FILE NO.	1137, OF OFFICIAL RECORDS
AFFECTS	NORTHERLY 14 FEET OF THE SOUTHERLY 64.00 FEET OF THE EASTERLY 9.00 FEET

        4.     AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS SET FORTH IN A DOCUMENT:

PURPOSE	PUBLIC UTILITIES
RECORDED	JULY 21, 1964 IN BOOK D-2558 PAGE 32, INSTRUMENT/FILE NO. 4881 OFFICIAL RECORDS
AFFECTS	A STRIP OF LAND, 10 FEET IN WIDTH

        5.     AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS SET FORTH IN A DOCUMENT:

PURPOSE	PUBLIC ROAD OR HIGHWAY
RECORDED	MAY 4, 1967 IN BOOK D-3633 PAGE 772 INSTRUMENT/FILE NO. 2726 OFFICIAL RECORDS
AFFECTS	A PORTION OF SAID LAND

EXHIBIT E

Form of Operations Transfer Agreement

‹Attach same form as receive from Sun›

OPERATIONS TRANSFER AGREEMENT

(SunBridge Care Center for Claremont)

            THIS AGREEMENT is made and entered into as of the            day of September, 2003 (the "Execution Date") by and between BRASWELL ENTERPRISES, INC., a California corporation ("Licensee") and CLAREMONT FOOTHILLS HEALTH ASSOCIATES LLC, a Nevada limited liability company ("New Operator").

RECITALS

            A.        Licensee is the licensed operator of that certain long term care facility described on Exhibit A hereto (the "Facility"). Licensee leases the Facility from the landlord identified in Exhibit A hereto (the "Landlord") under the terms of the Master Lease described in Exhibit A (the "Master Lease").

            B.        On or about May 27, 2003, but effective as of April 1, 2003, OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation ("Omega"); OHI (ILLINOIS), INC., an Illinois corporation ("OHI"); DELTA INVESTORS I, LLC, a Michigan limited liability company ("Delta I"); SUN HEALTHCARE GROUP, INC., a Delaware corporation ("Sun"); and certain affiliates of Sun (the "Original Tenants'), entered into a Transition Agreement (the "Transition Agreement") providing for the transfer of operations of certain facilities from the Original Tenants to new operators, and a procedure for terminating certain master leases, but only as they relate to the transferred facilities. The Transition Agreement was amended by First Amendment to Transition Agreement dated September 24, 2003 to add additional tenants (the "Additional Tenants"), which include Licensee, and additional facilities, which include the Facility.

            C.        In order to facilitate a transition of operational and financial responsibility from Licensee to New Operator in a manner which will ensure the continued operation of the Facility after the Effective Date in compliance with applicable law and in a manner which does not jeopardize the health and welfare of the residents of the Facility, Licensee and New Operator are desirous of documenting certain terms and conditions relevant to the transition of operational and financial responsibility from Licensee to New Operator.

            D.        Licensee and New Operator acknowledge and agree that in consideration of the negotiation of the terms and conditions relevant to the transition of operational and financial responsibility from Licensee to New Operator prior to the Execution Date, as such terns and conditions are set forth herein this Agreement, New Operator has delivered to Licensee the following, if and as requested by Licensee (and shall, following the Execution Date, immediately deliver any of such documents upon the request of Licensee pursuant to the terms of the below and section 6 of this Agreement): (1) a written instrument or instruments, in the form attached hereto as Exhibit F-1, confirming that the New Operator Lender (as such term is defined in section 6 of this Agreement), if any, or any additional or replacement lender of New Operator, will have no lien on, or interest in, the Licensee A/R (as such term is defined in section 6 of this Agreement) upon or after the Effective Date (the "Lender Acknowledgement"); and (2) a letter, in the form attached as Exhibit F-2, confirming certain agreements regarding the accounts receivable of the Facility (the "New Operator Representation Letter").

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

            1.         Change of Ownership.

            1.1       On the Effective Date Licensee shall assign to New Operator its Medicare and Medicaid Provider Agreements.

            1.2       Within three (3) business days after the Execution Date, New Operator shall file all applications and other documents required by the State (as defined below) for the issuance of the Licensure Approvals (as hereinafter defined) and thereafter New Operator shall diligently proceed with securing the Licensure Approvals and shall (A) from time to time, upon request of Licensee, advise Licensee of the status of New Operator's efforts to secure the Licensure Approvals and (B) promptly advise Licensee once the anticipated Effective Date is known to New Operator. As of the Execution Date hereof Licensee represents that it has received no written notice of any deficiency in any life safety survey that has been performed relative to the Facility as of the Execution Date, however, notwithstanding the foregoing, New Operator shall be solely responsible for any and all costs associated with the change of ownership process including, but not limited to, any physical plant or other changes required to bring the Facility into compliance with the currently effective licensure and certification or other legal requirements if and to the extent it is not currently in such compliance and such compliance is required as a matter of state or federal law. In addition, if and to the extent that New Operator receives the benefit during its licensure application process of any licensure renewal fees paid by Licensee prior to the Effective Date, such fees shall be prorated between Licensee and New Operator as of the Effective Date.

            1.3.      In the event that on the Effective Date, the State has approved but not yet documented New Operator's license to operate the Facility but has provided assurances satisfactory to New Operator and Licensee that documentation for the license to operate the Facility will be issued to New Operator (the "New License") after the Effective Date but dated as of the Effective Date (the "Licensure Issuance Date"), (i) New Operator shall indemnify, defend and hold harmless Licensee from and against any and all damages, costs, liabilities and expenses, including, but not limited to, reasonable attorneys fees which Licensee may incur as a result of the operation of the Facility until the Licensure Issuance Date and (ii) New Operator shall bear all of the risks associated with the issuance of the documentation for the New License, including the risk that the documentation for the New License will not be issued and New Operator will either need to close the Facility or identify an acceptable licensee to whom the State is prepared to issue the New License.

            1.4       For purposes hereof, the Effective Date shall be the date on which New Operator is duly licensed to operate the Facility under the laws of the State of California (the "State") (the "Licensure Approvals"); provided, however, in the event the employees of the Facility are members of a union or subject to a collective bargaining agreement and Licensee is required to provide them with notice of the transaction a specified number of days prior to the closing of the transaction, then the Effective Date shall be the later of the date on which New Operator receives the Licensure Approvals or the end of such notice period; provided, further, that in the event of a breach by New Operator of its obligations under Section 1.2 hereof or in the event New Operator has not received the Licensure Approvals by November 1, 2003 (the "Outside Date"), then Licensee shall have the right, but not the obligation, at anytime thereafter, on written notice to New Operator and Landlord to declare this Agreement null and void and of no further force and effect, after which neither party shall have any further rights or obligations hereunder.

            1.5.      Promptly upon receipt of a request therefor from Licensee, New Operator will provide Licensee with copies of its licensure applications and its VA Contract Application and any further documents submitted by New Operator to the State or the VA in response to any requests from such governmental authority and with copies of its Licensure Approvals and the New VA Contract.

            2.         Conveyance of Licensee's Property and Inventory; Assignment of Admission Agreements.

            2.1       For no additional consideration, Licensee shall transfer and convey to New Operator on the Effective Date, in its as is condition, without representations or warranties of any kind, express or implied, the consumable inventories of every kind and nature whatsoever (specifically including, but not limited to, all pharmacy supplies, medical supplies, office supplies, other supplies and foodstuffs) which is located at the Facility on the Effective Date (the "Inventory"); provided, however, that in light of the lack of consideration being paid by New Operator for the Inventory, Licensee's only obligation shall be to ensure that the level of Inventory at the Facility on the Effective Date meets any minimum requirements established under applicable state law. Licensee shall have no obligation to deliver the Inventory to any location other than the Facility, it being understood and agreed that the presence of the Inventory at the Facility on the Effective Date shall constitute delivery thereof. New Operator shall pay any sales or use tax which may be payable with respect to the transfer of the Inventory to New Operator. Licensee shall execute a Bill of Sale in form and substance acceptable to Licensee and New Operator which confirms the conveyance of the Inventory provided for herein.

            2.2       On the Effective Date, Licensee shall also transfer and convey to New Operator, in its as is condition, without representations or warranties of any kind, express or implied, all of its right, title and interest, if any, in and to the Tenant Personal Property (as hereinafter defined), it being understood and agreed that Licensee is not making any representation or warranty as to whether or to what extent there is, or on the Effective Date will be, any Tenant Personal Property located at the Facility. For purposes hereof, the Tenant Personal Property shall be defined as any and all furniture, fixtures, improvements and other tangible personal property, if any, which is owned by Licensee and located at and used in connection with the operation of the Facility, but specifically excluding the Inventory, the Vehicles (as defined below) and the Computers and Telecom Systems (as defined below).

            2.3       On the Effective Date, Licensee and New Operator will enter into an Assignment and Assumption Agreement in form and substance reasonably acceptable to Licensee and New Operator pursuant to which Licensee will assign to New Operator and New Operator will assume all of Licensee's right, title and interest in and to and obligations accruing from and after the Effective Date, under the admissions agreements with the persons who are residing at the Facility on the Effective Date (the "Assigned Admission Agreements"); provided, however, the Assignment and Assumption Agreement shall specifically provide that nothing therein shall be construed as imposing any liability on New Operator for the acts or omissions of Licensee under the Assigned Admission Agreements prior to the Effective Date.

            3.         Transfer of Resident Trust Funds.

            3.1.      On the Effective Date, Licensee shall prepare and deliver to New Operator a true, correct, and complete accounting and inventory (properly reconciled) of any resident trust funds and residents' property held by Licensee as of the Effective Date in trust for residents at the Facility (collectively the "Resident Trust Funds").

            3.2.      On the Effective Date, Licensee hereby agrees to transfer to New Operator the Resident Trust Funds and New Operator hereby agrees that it will accept such Resident Trust Funds in trust for the residents/responsible parties and be solely accountable to the residents/responsible parties for such Resident Trust Funds in accordance with the terms of this Agreement and applicable statutory and regulatory requirements.

            3.3.      Within five (5) days after the Effective Date, Licensee shall prepare a final reconciliation comparing the actual Resident Trust Fund balance on the Effective Date to the amount of the Resident Trust Funds transferred to New Operator on the Effective Date and to the extent the former exceeds the latter, Licensee shall remit such excess to New Operator or to the extent the latter exceeds the former, New Operator shall remit such excess to Licensee.

            3.4.      New Operator shall have no ongoing responsibility to the applicable resident/responsible party and regulatory authorities in the event the Resident Trust Funds delivered by Licensee to New Operator pursuant to Section 3.2 are less than the full amount of the Resident Trust Funds for such resident as of the Effective Date, for inaccuracies in the accounting and inventory provided by

Licensee, or for claims which arise from actions or omissions of Licensee with respect to the Resident Trust Funds prior to the Effective Date.

            3.5.      Licensee shall have no responsibility to the applicable resident/responsible party and regulatory authorities with respect to any Resident Trust Funds delivered to New Operator.

            4.         Cost Reports. Licensee shall timely prepare and file with the appropriate Medicare and Medicaid agencies any final and interim cost reports with respect to its operation of the Facility which are required to be filed by law under the terms of the Medicare and Medicaid Programs"). Within five (5) business days of request by New Operator, Licensee shall provide New Operator with copies of such cost reports, together with copies of any amendments thereto and correspondence related to such final cost reports.

            5.         Employees.

            5.1.      Licensee shall terminate all of the Facility employees effective as of 11:59 p.m. on the day immediately prior to the Effective Date. Unless otherwise agreed by Licensee and New Operator, Licensee shall pay directly to such employees any unpaid wages and benefits which Licensee is required by law or by the terms of any applicable union contract to pay to the employees of the Facility as of the Effective Date. Licensee shall provide New Operator with a list of employees at least thirty (30) days prior to the Effective Date and shall permit New Operator, in cooperation and coordination with Licensee, to meet with the employees of the Facility prior to the Effective Date and to advise them of New Operator's proposed plans with respect to the hiring of the employees of the Facility and the benefits which will be offered to the employees of the Facility.

            5.2.      It is the understanding and belief of Licensee and New Operator that Licensee currently employs more than seventy-five (75) workers at the Facility, and that Licensee is therefore required to give notice to the employees of the Facility of the "closure" thereof under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and/or under any comparable State law. However, the New Operator has advised the Licensee that it presently intends to offer employment to at least 2/3 of the employees of the Facility who, as of the Effective Date, work at the Facility and have been employed for 20 hours or more per week on average and provide services solely to the Facility (the "Eligible Employees'), and in reliance on such statements Licensee has determined that a closure notice will not be provided to the employees of the Facility. Provided that New Operator has offered employment to at least 2/3 of the Eligible Employees, Licensee agrees to indemnify, defend and hold harmless New Operator and its affiliates for, from and against any damages, loss, costs or expenses, including, but not limited to, reasonable attorneys fees, which New Operator may incur under the WARN Act and/or any comparable state law. In the event that New Operator fails to offer employment to at least 2/3 of the Eligible Employees, New Operator agrees to indemnify, defend and hold harmless Licensee and its affiliates from and against any damages, loss, costs or expenses, including, but not limited to, reasonable attorneys fees, which such party may incur under the WARN Act or any comparable state law as a result of such failure, including without limitation any liability to the extent the same results from an allegation that more than 1/3 of the Eligible Employees of the Facility were constructively terminated as a result of the terms and conditions of employment offered by New Operator.

            5.3.      New Operator agrees to cooperate with Licensee to provide information concerning which employees, if any, are retained by New Operator and the service descriptions and salary levels for any such retained employees. Such employees whose employment is continued shall be referred to as the "Retained Employees." Licensee or any of its affiliates shall have the right to employ or offer to employ any employee, including without limitation any employee who declines to continue employment with New Operator.

            5.4.      Licensee shall offer and provide, as appropriate, group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 4980B of the Internal Revenue Code ("COBRA") to all of the employees of the Facility to whom it is required to offer the same under applicable law. Licensee acknowledges and agrees that New Operator is not assuming any of Licensee's obligations to its employees under COBRA or otherwise. New Operator agrees to cooperate with Licensee in providing information concerning which employees, if any, are retained by New Operator after the Effective Date, and the nature of the benefits offered to each such employee. As of the Effective Date, all Retained Employees shall be eligible for participation in a group health plan (as defined for purposes of Internal Revenue Code Section 4980B) established and maintained by New Operator for the general benefit of its employees and their dependents. Notwithstanding the foregoing, in no event shall New Operator make any deduction, related to any group health or other employee benefit plan, from the salary of any Retained Employee unless and until such Retained Employee is actually and effectively covered by such group health or other employee benefit plan, as any such plan is administered by or for the benefit of New Operator.

            6.         Accounts Receivable.

            6.1.      Licensee shall retain whatever right, title and interest it may have in and to all unpaid accounts receivable with respect to the Facility which relate to the period prior to the Effective Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to the period prior to the Effective Date even if such adjustments occur after the Effective Date ("Licensee's A/R"). New Operator (i) acknowledges and agrees that it has been advised by Licensee that the Lenders (as hereinafter defined) have a perfected security interest in Licensee's A/R under the terms of that Loan and Security Agreement dated September 5, 2003, as the same may be amended, modified or restated from time to time (the "Credit Agreement"), by and among Sun Healthcare Group, Inc. ("Sun") and certain affiliates thereof, as Borrowers, and CapitalSource Finance, LLC, a Delaware limited liability company and Wells Fargo Foothill, Inc., a California corporation (the "Lenders") and CapitalSource Finance, LLC, as Collateral Agent, (ii) shall do nothing to interfere with any and all rights that Licensee's Lenders or the Collateral Agent may have in or with respect to Licensee's A/R, including, but not limited to, the right to collect the same and to enforce any and all of their rights with respect to Licensee's A/R, (iii) agrees that if it receives any proceeds with respect to the Licensee's A/R, New Operator will hold such proceeds in trust for Licensee's Lenders and shall promptly turn over those proceeds to Licensee's Lenders (until directed otherwise by Licensee in writing) without demand, in the form received, without offset or deduction of any kind, to be applied to the Borrowers' obligations to the Lenders as the Lenders may determine (and Licensee hereby waives any claim against the New Operator for turning such proceeds over to the Lenders in accordance with the terms hereof), (iv) acknowledges and agrees that the Lenders shall be intended third party beneficiaries of this Section 6.1 and accordingly shall be entitled to enforce the provisions of this Section 6.1 and (v) agrees to indemnify, defend and hold harmless Licensee and the Lenders from any and all losses, costs, damages and expenses, including, but not limited to, reasonable attorneys fees, which Licensee may incur in the event of a breach by New Operator of its obligations under this Section 6.1.

            6.2.      Within ten (10) business days after the Effective Date, Licensee shall provide New Operator with a schedule setting forth by patient its outstanding accounts receivable with respect to the Facility as of the Effective Date.

            6.3.      In furtherance and not in limitation of the requirements set forth in Section 6.1, payments received by Licensee and New Operator from and after the Effective Date from third party payors, including but not limited to Medicare, Medicaid, VA, managed care and health insurance, shall be handled as follows:

            6.3.1.   For payments received by New Operator:

            6.3.1.1 If such payments either specifically indicate on the accompanying remittance advice, or if the parties agree, that they relate to the period prior to the Effective Date, they shall be forwarded to Licensee by New Operator, along with the applicable remittance advice, promptly, but in no event more than three (3) business days, after receipt thereof; and

            6.3.1.2 If such payments indicate on the accompanying remittance advice or if the parties agree that they relate to the period on or after the Effective Date they shall be retained by New Operator; and

            6.3.2.   For payments received by Licensee:

            6.3.2.1 If such payments either specifically indicate on the accompanying remittance advice, or if the parties agree, that they relate to the period from and after the Effective Date, they shall be forwarded to New Operator by Licensee, along with the applicable remittance advice, promptly, but in no event more than three (3) business days after receipt thereof;

            6.3.2.2 If such payments indicate on the accompanying remittance advice, or if the parties agree, that they relate to the period before the Effective Date they shall be retained by Licensee; and

            6.3.3.   If the period(s) for which such payments are made is not indicated on the accompanying remittance advice, and the parties are unable to agree as to the periods to which such payments relate, the parties shall assume that each payment relates to the oldest outstanding unpaid receivables for reimbursement and, based on such assumption, the portion thereof which relates to the period on and after the Effective Date shall be retained by New Operator and the balance shall be remitted to Licensee promptly, but in no event more than three (3) business days, after receipt thereof.

            6.4.      Any payments received by New Operator during the first one hundred eighty (180) days after the Effective Date from or on behalf of private pay patients with outstanding balances as of the Effective Date which fail to designate the period to which they relate, will first be applied by New Operator to reduce the patients' pre-Effective Date balances, with any excess applied to reduce any balances due for services rendered by New Operator after the Effective Date. Thereafter all non-designated payments will first be applied to any post-Effective Date balances, with the excess, if any, applied to the extent of any balances due for services rendered by Licensee prior to the Effective Date.

            6.5.      Nothing herein shall be deemed to limit in any way Licensee's rights and remedies to recover accounts receivable due and owing Licensee under the terms of this Agreement.

            6.6.      In the event the parties mutually determine that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit the same to the other promptly, but in no event more than three (3) business days, after said determination is made.

            6.7.      For the twelve (12) month period following the Effective Date or until Licensee receives payment of all accounts receivable attributed to the operation of the Facility prior to the Effective Date, whichever is sooner, New Operator shall provide Licensee with (i) an accounting by the 20th day of each month setting forth all amounts received by New Operator during the preceding month with respect to Licensee's A/R which are set forth in the schedule provided by Licensee pursuant to Section 6.2 and (ii) copies of all remittance advices relating to such amounts received and any other reasonable supporting documentation as may be required for Licensee to determine the Licensee's A/R that has been paid. New Operator shall deliver such accounting to Licensee at the following address: A/R Disposition Manager, Corporate Accounting, 101 Sun Avenue, NE, Albuquerque, NM 87109.

Licensee shall have the right to inspect all cash receipts of New Operator during weekday business hours in order to confirm New Operator's compliance with the obligations imposed on it under this Section.

            6.8.      Failure of either party to forward to the other party any payment received by such party in accordance with the terms of this Section 6, shall entitle the other party (among all other remedies allowed by law and this Agreement) to interest on the amount owed at the rate per annum equal to the Prime Rate as set forth in the Money Rates Section of The Wall Street Journal, as the same may change from time to time, plus 5%, simple interest, until such payment has been paid. The payment of any interest imposed under this Section 6, if any, shall be made together with the underlying payment therefor.

            6.9.      The obligations of the parties to forward the accounts receivable payments pursuant to this Section 6 are absolute and unconditional and irrespective of any circumstances whatsoever which might constitute a legal or equitable discharge, recoupment, offset, counterclaim or defense of the parties, the right to assert any of which with respect to proceeds of any accounts receivable is hereby waived. All obligations under this Agreement, including without limitation the obligation under this Article 6, shall survive the issuance of the Licensure Approvals, the Effective Date and the transfer of the operations of the Facility to the New Operator.

            6.10     During the period following the Effective Date in which any accounts receivable attributed to the operation of the Facility prior to the Effective Date remain outstanding, if the New Operator enters into a financing arrangement with a lender pursuant to which the accounts receivable of the Facility related to the period from and after the Effective Date are collateral for such financing (a "New Operator Lender") or any additional or replacement of any such financing that is in place upon the Effective Date and for which a Lender Acknowledgement is delivered, and such New Operator Lender or additional or replacement lender did not deliver a Lender Acknowledgment to Licensee on the Effective Date as related to such financing, New Operator shall timely advise Licensee of the existence of such financing and shall cause the New Operator Lender to deliver a written instrument or instruments, in the form attached hereto as Exhibit F-1, and addressed to, Licensee, the Lenders and Collateral Agent, confirming that the New Operator Lender has no lien on, or interest in, the Licensee A/R. Notwithstanding the foregoing, and without limitation, New Operator agrees that in the event that during the period following the Effective Date in which any accounts receivable attributed to the operation of the Facility prior to the Effective Date remain outstanding the Licensee enters into any additional or replacement financing arrangement in which any additional or replacement lender has a perfected security interest in Licensee's A/R that New Operator shall promptly execute and deliver the Lender Acknowledgement; and a New Operator Representation Letter to any such additional or replacement lender upon request by Licensee (in forms as provided at Exhibits F-1 and F-2, respectively, hereto or in such other form as is reasonably required by any such additional or replacement lender(s)).

            7.         Costs and Prorations.

            7.1.      As between New Operator and Licensee, revenues and expenses (including any amount paid by Licensee prior to the Effective Date for services to be rendered on and after the Effective Date from social security payments, private pay patients prepayments, applied income payments, resident trust prepayments, etc), utility charges for the billing period in which the Effective Date occurs, real and personal property taxes (except as otherwise provided herein), prepaid expenses (including, but not limited to, business licenses, the premiums for any flood insurance coverage which may be in effect with respect to the Facility and provide coverage for a period which extends beyond the Effective Date) and other related items of revenue or expense attributable to the Facility shall be prorated between Licensee and New Operator as of the Effective Date. In general, such prorations shall be made so that as between New Operator and Licensee, Licensee shall be reimbursed for prepaid expense items to the extent that the same are applied to expenses attributable to periods after the Effective Date and Licensee shall be charged for unpaid expenses to the extent that the same are attributable to periods prior to the Effective Date. This provision shall be implemented by New Operator remitting to Licensee any invoices (or the applicable portion thereof in the case of invoices which cover periods both prior to and after the Effective Date) which describe goods or services provided to the Facility before the Effective Date and by New Operator assuming responsibility for the payment of any invoices (or portions thereof) which describe goods or services provided to the Facility on and after the Effective Date; provided, however, that notwithstanding any provision of this Agreement to the contrary, (a) New Operator acknowledges and agrees that certain expenses relating to the Facility prior to the Effective Date, including without limitation certain real and personal property taxes relating to the Facility have not been paid and will not be paid by Licensee and Licensee shall not have any liability for such expenses whether by reason of this Agreement or otherwise and (b) any and all deposits paid by Licensee with respect to the Facility, including without limitation any and all utility deposits paid to, and/or cash or other collateral held by, any utility, insurance company or surety shall remain the sole and exclusive property of Licensee and New Operator shall have no right or interest therein or thereto.

            7.2.      All such prorations shall be made on the basis of actual days elapsed in the relevant accounting or revenue period and shall be based on the most recent information available to Licensee. Utility charges which are not metered and read on the Effective Date shall be estimated based on prior charges, and shall be re-prorated upon receipt of statements therefor as of the Effective Date. Insurance premiums and payments shall not be pro-rated and New Operator shall obtain its own insurance coverage covering all periods commencing on and after the Effective Date.

            7.3.      All amounts which are subject to proration under the terms of this Agreement and which require adjustment after the Effective Date shall be settled within thirty (30) days after the Effective Date or, in the event the information necessary for such adjustment is not available within said thirty (30) day period, then within ten (10) business days of receipt of information by either party necessary to settle the amounts subject to proration.

            7.4.      On the Effective Date, Licensee shall remove from the Facility any petty cash and any other funds maintained at or for the Facility immediately prior to the Effective Date, other than resident trust funds, which shall be handled in the manner set forth in Section 3.

            7.5.      This Agreement shall not affect, and Licensee shall retain, whatever right, title and interest it may have in and to any grant proceeds to the extent legally permissible under the terms of such grant, insurance proceeds or condemnation awards which may be due and owing to Licensee as a result of any covered incidents of damage or destruction to, or takings of, the Facility or any part thereof occurring prior to the Effective Date even if the same are not paid until after the Effective Date; provided however that in the event that insurance proceeds become payable to Licensee at any time before or after the Effective Date are on account of damage or destruction to the Facility, Licensee agrees to turn the full amount of such proceeds over to New Landlord or New Operator immediately upon receipt for the repair and reconstruction of the Facility, except to the extent that Licensee has already performed and paid for such repair and reconstruction. In furtherance of the foregoing, New Operator agrees (i) upon reasonable advance notice and during normal business hours to provide such access to the Facility as may be required by Licensee or any third party adjuster or representative of a condemning authority to settle any such grants, insurance claims/condemnation proceedings and (ii) in the event any such grant or insurance proceeds or condemnation awards are directed to New Operator or the Facility rather than to Licensee, to hold such insurance and grant proceeds/condemnation awards in trust for Licensee and to remit the all such proceeds or awards, or the portion thereof to which Licensee is entitled, to Licensee in the form received, without offset or deduction of any kind, within ten (10) days after receipt thereof.

            7.6.      In addition to any costs for which New Operator is responsible under Section 1 hereof, New Operator shall be solely responsible for all costs, fees and expenses incurred by it in connection with the transfer of operations of the Facility as contemplated hereunder, including but not limited to the cost of any training of the Facility's employees which it may elect to undertake with the approval of Licensee, which approval shall not be unreasonably withheld provided such training is conducted in a manner which does not disrupt the operation of the Facility prior to the Effective Date, and the cost of any due diligence that it undertakes in furtherance of such transfer of operations, included but not limited to, the costs of any examination or copying by New Operator or its agents of any books, records, patient files or other operational or fiscal information and data of any kind of Licensee or the Facility. In furtherance and not in limitation of the foregoing, in the event that in the process of any such employee training and/or due diligence examinations Licensee shall incur any out of pocket costs or expenses related to the use of its employees, equipment and/or the provision of any such information, New Operator shall, within ten (10) days after a written demand therefor accompanied by reasonably detailed supporting documentation, reimburse Licensee for all of such out of pocket costs and expenses.

            8.         Access to Records.

            8.1.      On the Effective Date, Licensee shall deliver to New Operator all records necessary to the efficient, lawful, continued operation of the Facility. Nothing herein shall be construed as precluding Licensee from removing from the Facility (a) the originals of the financial records which relate to its operations at the Facility, (b) the originals of any proprietary materials related to its overall corporate operations, (c) the originals of all performance improvement data (provided that complete copies of all 2567s, citations, plans of correction and quality assurance, quality improvement, and similar committee meeting minutes, and all other documentation required by law to be maintained onsite shall be left in the Facility for compliance purposes and for New Operator's use and benefit), (d) originals of employee records for all former employees not employed by New Operator, (e) copies of Retained Employee records, (f) subject to laws and regulations governing provider retention of patient records, originals of patient records for all former patients no longer residing at the Facility, (g) copies of records for all current patients residing at the facility and (h) subject to laws and regulations governing provider retention of patient records, legacy records stored either on-site or off-site. In addition to the foregoing, from and after the Effective Date, Licensee shall permit New Operator and its agents and representatives (including, without limitation, any financial institutions having an interest in New Operator's AR) to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of, the books and records and supporting material of the Facility relating to the period prior to and including the Effective Date, to the extent reasonably necessary to enable New Operator to among other things investigate and defend malpractice, employee and other claims, to file or defend cost reports and tax returns, to complete/revise, as needed, any patient assessments which may be required for New Operator to seek reimbursement for services rendered after the Effective Date, and to enable New Operator to complete any and all accounting, reconciliation and closing procedures, including without limitation Medicare, Medicaid and other billing, which may be necessary for New Operator to bill and be reimbursed for post-Effective Date services.

            8.2.      From and after the Effective Date, New Operator shall allow Licensee and its agents and representatives (including, without limitation, any financial institutions having an interest in Licensee's AR) to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of, the books and records and supporting material of the Facility relating to the period prior to and including the Effective Date, to the extent reasonably necessary to enable Licensee to among other things investigate and defend malpractice, employee or other claims, to file or defend cost reports and tax returns, to complete/revise, as needed, any patient assessments which may be required for Licensee to seek reimbursement for services rendered prior to the Effective Date, to verify accounts receivable collections due Licensee and to file exceptions to the Medicare routine cost limits for the cost reporting periods prior to and including the Effective Date and to enable Licensee to complete, in accordance with Licensee's policies and procedures, any and all post Effective Date accounting, reconciliation and closing procedures, including, but not limited to, a month end close out of all accounts, including but not limited to accounts payable and Medicare billing.

            8.3.      Licensee shall have the right, at Licensee's sole cost and expense, within five (5) days of the delivery of a request therefor to New Operator to enter the Facility and remove originals or copies of any such records delivered to New Operator; provided, however, if directed by Licensee in its request to New Operator, New Operator shall within such five day period, forward such records to Licensee to the address designated by Licensee; and provided, further, that if, for purposes of litigation involving a patient or employee to whom such record relates, an officer of or counsel for Licensee certifies that an original of such record must be produced in order to comply with applicable law or the order of a court of competent jurisdiction in connection with such litigation then the records so delivered or removed shall be an original. Any record so removed shall promptly be returned to New Operator following its use, and nothing herein shall be interpreted to prohibit New Operator from retaining copies of any such documents.

            8.4.      New Operator agrees to maintain such books, records and other material comprising records of the Facility's operations prior to the Effective Date that have been received by New Operator from Licensee or otherwise, including, but not limited to, patient records and records of patient funds, to the extent required by law, but in no event less than seven (7) years, and shall, at Licensee's request, allow Licensee a reasonable opportunity to remove such documents, at Licensee's expense, at such time after such record retention period as may be required by law as New Operator shall decide to dispose of such documents.

            8.5.      In the event of a further transfer of operations of the Facility from New Operator to a subsequent operator of the Facility (each a "Subsequent Operator"), New Operator shall, as a condition to such transfer, expressly require in the transfer documentation (each a Subsequent OTA) that (i) the Subsequent Operator comply with the provisions of preceding Sections 8.2, 8.3 and 8.4 (collectively, the "Facility Records Provisions") as if Subsequent Operator were the New Operator hereunder and (ii) each Subsequent OTA shall incorporate the Facility Records Provisions for the express benefit of Licensee such that Licensee shall be an express third party beneficiary to the Facility Records Provisions of each such Subsequent OTA.

            8.6.      New Operator acknowledges and agrees that the books, records and other materials described in this Section 8 are unique, that in the event of a breach by New Operator of its obligations under this Section 8, Licensee would suffer injury for which it would not be fully compensated with monetary damages and accordingly that in the event of a breach by New Operator of its obligations under this Section 8, Licensee shall be entitled to seek to enjoin a breach by New Operator of its obligations under this Section 8 and/or to specifically enforce the obligations of New Operator hereunder.

            8.7.      If required by the Health Insurance Portability and Accountability Act (HIPAA) or other applicable laws or regulations relating to medical records, protected health information or other patient data, in connection with any transfer or sharing of such information from Licensee to New Operator, or from New Operator or a Subsequent Operator to Licensee, the receiving party will execute and deliver a Business Associate Agreement or such other agreements or assurances as may be reasonably required to comply with such laws and regulations.

            9.         Operating Contracts and Vehicles.

            9.1.      Within five (5) days of the Execution Date, Licensee shall provide New Operator with a list (the "Operating Contract Schedule") and copies of all vendor, service and other agreements, other than the Master Operating Contracts (as hereinafter defined) relating to the Facility (the "Operating Contracts") and within five (5) days of the Execution Date, Licensee shall provide New Operator with a list of the Master Operating Contracts (the "Master Operating Contract Schedule") and any contracts in effect between Licensee and its affiliates which will not be assigned to New Operator or otherwise continued with New Operator on the Effective Date (the "Excluded Affiliate Contracts"). Within ten (10) days following receipt by New Operator of the Operating Contract Schedule and Operating Contracts, New Operator shall inform Licensee in writing of any Operating Contract which New Operator wishes to have assigned to it as of the Effective Date (the "Designated Operating Contracts"). New Operator acknowledges and agrees that the Operating Contracts shall not include the Master Operating Contracts or the Excluded Affiliate Contracts, that the Master Operating Contract Schedule and the list of Excluded Affiliate Contracts are being provided for informational purposes only and that in no event will the New Operator have the right to designate a Master Operating Contract or an Excluded Affiliate Contract to be assigned to New Operator. New Operator further acknowledges and agrees that certain of the Operating Contracts or Master Operating Contracts may include contracts with various third party payors, such as managed care providers and commercial insurance companies (the "Payor Contracts"), and that it is and shall be the responsibility of New Operator to take such action as may be necessary to negotiate new Payor Contracts in its own name to the extent New Operator is interested in receiving payments after the Effective Date for care provided to the residents covered by such Payor Contracts; nevertheless, any payments received by either party to this Agreement for services rendered from and after the Effective Date pursuant to any third party payor contracts shall be subject to the provisions of Article 6 above. For purposes hereof a Master Operating Contract shall be a contract in the name of Sun or any affiliate thereof and which covers equipment or services located at or provided to facilities operated by Licensee, Sun or its or their affiliates in addition to the Facility. Licensee shall provide commercially reasonable cooperation to New Operator in connection with the assignment of the Designated Operating Contracts to New Operator, it being understood and agreed that there can be no assurances that New Operator will be able to secure any third party consents needed to assign to New Operator any or all of the Designated Operating Contracts. Licensee shall terminate all of the Operating Contracts not assigned to New Operator and shall have the right to remove from the Facility any equipment which is subject to such unassigned Operating Contracts or to a Master Operating Contract.

            9.2.      Exhibit C identifies the vehicles, if any, located at the Facility, and reflects whether the vehicles will be transferred to New Operator or removed from the Facility by Licensee.

            9.3.      Licensee and New Operator acknowledge and agree that in the event Licensee terminates any of the Operating Contracts at the direction of New Operator but such termination will not be effective until after the Effective Date as a result of notice provisions set forth in such Operating Contacts (the "Termination Date"), if and to the extent that New Operator derives any benefit from the goods or services provided under such Operating Contract between the Effective Date and the Termination Date, New Operator shall, upon demand, reimburse Licensee for any payments under such Operating Contracts made by Licensee between the Effective Date and the Termination Date.

            9.4       In the event that Licensee's affiliates ("Sun Affiliates"), including without limitation SunDance Rehabilitation Corporation ("SunDance"), provide rehabilitation services or other services to the Facility (the "Affiliate Ancillary Services") for any period after the Effective Date, New Operator shall be solely responsible for any and all payments with respect to the Affiliate Ancillary Services for the period from and after the Effective Date and in no event shall New Operator have the right to offset any amounts owed or claimed to be owed by Licensee to New Operator against any amounts owed by New Operator to the Sun Affiliates. New Operator further acknowledges and agrees that, if Sun Affiliates do not continue as vendors of supplies or services at the Facility after the Effective Date, Licensee shall have the right to remove or cause to be removed from the Facility on the Effective Date any property located at the Facility which is owned by any such Sun Affiliates, including, but not limited to, in the case of SunDance, electrical stimulation therapy devices and certain other property which is more fully described in Exhibit E hereto. The Sun Affiliates shall be intended third party beneficiaries of this Section 9.4 and accordingly shall be entitled to enforce the obligations of New Operator hereunder.

            10.       Proprietary Information and Materials. New Operator acknowledges and agrees that any and all proprietary and confidential materials and information located at and used in connection with the operation of the Facility, including but not limited to, its policy and procedure manuals, shall be and remain the property of Licensee and accordingly that Licensee shall remove all of such materials and information from the Facility on or immediately before the Effective Date; provided, however, that (i) Licensee shall leave its policy and procedure manuals at the Facility for a period of up to thirty (30) days after the Effective Date; (ii) New Operator shall have the right to copy the policy and procedure manuals and retain the copies in the Facility to be used solely for regulatory compliance reasons and for defense of litigation, and for no other purpose, and New Operator agrees not to disclose or disseminate the copies or the information contained therein outside of the Facility except for the purposes permitted hereby, and (iii) New Operator agrees to forward the originals of such manuals to a location designated by Licensee, at New Operator's sole cost and expense, at the end of such thirty (30) day period, it being understood and agreed that the maintenance of such manuals until new manuals are delivered to the Facility by New Operator is critical to the ongoing compliance of the Facility after the Effective Date with applicable licensure and certification laws.

            11.       Computer Systems and Telecommunications Equipment and Other Property. New Operator acknowledges and agrees that Licensee has advised it that it intends to remove from the Facility all of the computer hardware and software and other fixed assets described in Exhibit D which is connected to Licensee's corporate accounting and medical records network, that it intends to remove/terminate the telecommunications equipment and services which are described in Exhibit D and that it intends to remove any and all other computer systems which are subject to a master lease or master financing arrangement, including, but not limited to, the Kronos time clock (collectively, the "Computer and Telecom Systems"). Licensee acknowledges and agrees that in order to assist New Operator in ensuring the continued operation of the Facility after the Effective Date in compliance with applicable law and in a manner which does not jeopardize the health and welfare of the residents of the Facility, and subject to New Operator paying to Licensee no later than ten (10) days prior to the Effective Date, an amount equal to the rental and service payments described in Exhibit D due with respect thereto for such sixty (60) day period, Licensee shall leave the Computer and Telecom Systems in place and in effect at the Facility for a period of no more than sixty (60) days after the Effective Date, it being understood and agreed that if such payment is not timely made then Licensee shall remove the Computer and Telecom Systems from the Facility as of the Effective Date. Notwithstanding the foregoing, nothing herein shall be construed as granting New Operator the night to (i) add any computer hardware or software to the Computer and Telecom Systems and/or Licensee's corporate computer network, (ii) disconnect, modify or in any manner change any of the hardware or software included within the Computer and Telecom Systems or (iii) take any action which does, or would reasonably be expected to, interfere with the operation of the Licensee's corporate computer network including its email, internet and intranet systems, it being understood and agreed that a breach by New Operator of its obligations hereunder shall entitle Licensee to immediately remove the Computer and Telecom Systems from the Facility and to immediately discontinue any support services being provided to New Operator by Licensee.

            12.       Indemnification. Licensee acknowledges and agrees that it shall be responsible for all Medicare and Medicaid billing and cost reports filed with Medicare and Medicaid with respect to the Facility prior to the Effective Date. Accordingly, in the event it is determined by Medicare or Medicaid that as a result of an audit or a denial of a claim Licensee has been overpaid during such period or has otherwise received payment(s) to which it was not entitled for any reason under applicable Medicare or

Medicaid rules and regulation (the "Reimbursement Obligations"), Licensee is and shall be responsible for such Reimbursement Obligations. Accordingly, Licensee agrees to indemnify, defend and hold harmless New Operator from and against any and all claims, damages, liabilities, costs, expenses or other charges incurred by, assessed against or paid by the New Operator (the "Claims") with respect to the Reimbursement Obligations. New Operator further agrees promptly after receipt thereof to provide Licensee with any documentation received by it which it believes may give rise to a claim by New Operator against Licensee under this Section 12 (an "Indemnity Notice"). Upon receipt of an Indemnity Notice, Licensee shall within thirty (30) days after receipt of the Indemnity Notice, in good faith, review the Claim and, if appropriate, Licensee shall, at its sole cost and expense, challenge, appeal or defend against the matter described in the Indemnity Notice within the applicable time periods required by law or agreement with the payor, and, in such event, no payment shall be due from Licensee to New Operator under this Section 12 until the earlier to occur of (i) the full and final resolution of such claim on terms which require a payment by Licensee or New Operator or (ii) the recoupment from New Operator in whole or in part of the amount which is the subject of such Indemnity Notice, in which event payment shall be made within twenty (20) days following notice to Licensee of an event described in subparagraph (i) or (ii) hereof. If Licensee fails or elects not to challenge or appeal the Claims described in the Indemnity Notice, Licensee shall indemnify and make payment to New Operator against and for any Claims within twenty (20) days following the thirty (30) day period described above. In addition to the foregoing, Licensee agrees to cooperate with New Operator in responding to any Claim and to make available to New Operator such documents and records as may be necessary to defend any such Claims. All payments not made by Licensee to New Operator when due shall be subject to interest at the Prime Rate announced in the Money Rates section of The Wall Street Journal plus five percent (5%) from the date due to the date paid in full.

            13.       Disclaimers. New Operator acknowledges that, except as expressly set forth in this Agreement, neither Licensee nor any of its agents, employees, officers, directors or other representatives (collectively, "Licensee's Representatives") has made and no such person makes any representation, warranty, or covenant whatsoever, whether express or implied, with respect to any matter, thing or event. Without limiting the generality of the foregoing, New Operator shall accept the Facility and any and all personal property transferred by Licensee to New Operator in connection with this Agreement, including, but not limited to, the Tenant Personal Property, the Inventory and the Vehicle in their "AS-IS" "WHERE-IS" condition as of the Effective Date, without any representation, warranty or recourse whatsoever except as may expressly be set forth in this Agreement. WITHOUT LIMITING THE FOREGOING, NO REPRESENTATION OR WARRANTY IS MADE REGARDING ANY OF THE PROPERTY TO BE TRANSFERRED TO THE NEW OPERATOR, INCLUDING, WITHOUT LIMITATION, NO REPRESENTATION AS TO THE MERCHANTABILITY OF ANY ITEM OR ITS FITNESS FOR A PARTICULAR PURPOSE OR THE HABITABILITY OR SUITABILITY OF THE FACILITY AND ANY AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. New Operator acknowledges, on behalf of itself and its affiliates, that neither Licensee nor any of Licensee's Representatives have made any representation or warranty to New Operator or to any of New Operator's affiliates, except as specifically set forth in this Agreement. The inclusion of any information in an exhibit, schedule or any other disclosure relating to this Agreement shall not be construed as an admission that such information is material or that such information is required to be reflected in such exhibit, schedule or other disclosure. No representation or warranty to New Operator has been or is made with respect to any continuing source or revenues or payments to New Operator or the Facility after the Effective Date, including any payments under any Payor Contract (provided that notwithstanding the foregoing any payments received by either party to this Agreement for services rendered from and after the Effective Date shall be subject to the provisions of Article 6 above.), estimates, financial projections, or forecasts relating to Licensee, the Facility or any personal property transferred in connection with this Agreement that may have been delivered, communicated or mentioned to New Operator including the reasonableness of the assumptions underlying such estimates, projections and forecasts. With respect to any such estimate, projection or forecast that may have been delivered, communicated or mentioned by or on behalf of Licensee or by Licensee's Representatives, New Operator acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and forecasts, (ii) New Operator is familiar with such uncertainties, (iii) New Operator is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections and forecasts so furnished to it, and (iv) New Operator shall have no claim against Licensee, any of Licensee's Representatives or any other person with respect thereto. New Operator agrees that, in entering into this Agreement and all of the documents contemplated by this Agreement, it has conducted and is relying solely and exclusively upon its own independent due diligence and investigations with respect to the Facility, its operations, the financial condition of the Facility, any provider agreements, Operating Contracts or personal property transferred in connection with this Agreement and the Facility Employees and that New Operator has not relied on any express or implied representation or warranty by Licensee or Licensee Representative not expressly contained in this Agreement.

            14.       Further Assurances. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder.

            15.       Notices. All notices to be given by either party to this Agreement to the other party hereto shall be in writing, and shall be (a) given in person, (b) deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or (c) sent by national overnight courier service or by facsimile transmission with confirmed receipt, each addressed as follows:

(a)	If to New Operator:
CLAREMONT FOOTHILLS HEALTH ASSOCIATES LLC,
c/o Ensign Facility Services, Inc.
32232 Paseo Adelanto, Suite 100
San Juan Capistrano, CA 92675
Attn: General Counsel
Fax Number: (949) 487-9300
(b) If to Licensee:	SUNBRIDGE HEALTHCARE CORPORATION 101 Sun Avenue N.E. Albuquerque, NM 87109 Attention: Director of Real Estate Fax Number: 505-468-4998 Attention: General Counsel Fax Number: 505-468-4747
And a copy to:	SunBridge HealthCare Corporation 18831 Von Karman, Suite 400 Irvine, CA 92612 Attention: General Counsel Fax Number: 949-255-7055
with copy to:	The Nathanson Group PLLC 1520 Fourth Avenue Sixth Floor Seattle, WA 98101 Attn: Randi S. Nathanson Fax Number: 206-623-1738

        Any such notice shall be deemed delivered when actually received or when delivery is first refused regardless of the method of delivery used. Any party to whom notices are to be sent pursuant to this Agreement may from time to time change its address for further communications thereunder by giving notice in the manner prescribed herein to all other parties hereto. Although either party shall have the right to change its address for notice purposes from time to time, any notice delivered pursuant to this Section 15 to the address set forth in this Section 15 or to such other address as may be hereafter specified in writing in accordance with this Section 15 shall be effective even if actual delivery cannot be made as a result of a change in the address of the recipient of such notice and the party delivering the notice has not received actual written notice in accordance with the provisions of this Section 15 of the current address to which notices are to be sent.

            16.       Payment of Expenses. Each party hereto shall bear its own legal, accounting and other expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transaction contemplated hereby, whether or not the transaction is consummated.

            17.       Entire Agreement; Amendment; Waiver. This Agreement, together with the other agreements referred to herein, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. This Agreement may not be modified or amended except in writing signed by the parties hereto. No waiver of any term, provision or condition of this Agreement in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

            18.       Assignment. Neither this Agreement nor the rights, duties or obligations arising hereunder shall be assignable or delegable by either party hereto.

            19.       No Joint Venture; Third Party Beneficiaries. Nothing contained herein shall be construed as forming a joint venture or partnership between the parties hereto with respect to the subject matter hereof. The parties hereto do not intend that any third party shall have any rights under this Agreement except as expressly provided herein.

            20.       Captions. The section headings contained herein are for convenience only and shall not be considered or referred to in resolving questions of interpretation.

            21.       Counterparts. This Agreement may be executed and delivered via facsimile and in one or more counterparts and all such counterparts taken together shall constitute a single original Agreement.

            22.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State, without regard to principles of conflicts of law.

            23.       Costs and Attorneys' Fees. In the event of a dispute between the parties hereto with respect to the interpretation or enforcement of the terms hereof, the prevailing party shall be entitled to collect from the other its reasonable costs and attorneys fees, including its costs and fees on appeal.

            24.       Construction. Both parties acknowledge and agree that they have participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute between the parties hereto with respect to the interpretation or enforcement of the terms hereof no provision shall be construed so as to favor or disfavor either party hereto.

            25.       Contingency. Licensee and New Operator acknowledge and agree that this Agreement, and the respective rights and obligations of the parties hereunder, are conditioned upon (i) New Operator having delivered the Lender Acknowledgement to Licensee as set forth in Recital D to this Agreement, and (ii) the successful execution and delivery of a mutually acceptable lease by and between New Operator and Landlord, all on or before November 1, 2003.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

New Operator:

CLAREMONT FOOTHILLS HEALTH ASSOCIATES LLC, a Nevada limited liability company

By:	The Ensign Group, Inc., a Delaware corporation, its sole member
By:
Its:
Licensee:
BRASWELL ENTERPRISES, INC., a California corporation
By:
Its:

EXHIBIT A

FACILITY AND LEASE INFORMATION

Facility Information:
Lease/Bed Information:

EXHIBIT B

INTENTIONALLY OMITTED

EXHIBIT C

VEHICLES AT FACILITY

THERE ARE NO VEHICLES AT THE FACILITY.

EXHIBIT D

COMPUTER HARDWARE AND SOFTWARE AND TELECOMMUNICATIONS
EQUIPMENT AND SERVICE INFORMATION
AND APPLICABLE RENT AND SERVICE FEE

See Attached Schedule

SunBridge Preliminary Computer Equipment List

SB 1583 Claremont–July 11, 2003

Network Equipment	Monthly $ Amnt.	Qty	Serial #
Non Hub Site: Network Equipment: 48" Custom Cabinet CRIB, Router, UPS	$131.00	1
Network Equipment: Switch	$25.00	1	SMAL1804J9
Network Equipment, Switch	$25.00	1	SMAL1B01H6
Computers (All computers include pricing for accessories)
BDC: VEi8, P111/550 CPU, 48X CDROM, 10.2GB	$33.00	1	US01302072
HP VEi8	$33.00	1	US00800650
HP VEi8	$33.00	1	US00500418
HP VEi8	$33.00	1	U500500431
HP VEi8	$33.00	1	US00400701
AddOn Server (Dell)	$33.00	1	US81813509
Video Conference Workstation (HP)	$33.00	1	US02520856
Printers
Okidata Microline 591 Dot Matrix Printer	$27.00	1	91281022337
Okidata Microline 591 Dot Matrix Printer	$27.00	1	91281022292
Okidata Microline 591 Dot Matrix Printer	$27.00	1	91281022451
Okidata Microline 591 Dot Matrix Printer	$27.00	1	71080168999
HP 4050TN LaserJet Printer w/Duplex Assembly	$67.00	1	USQC062533
HP 405DTN LaserJet Printer w/Duplex Assembly	$67.00	1	USQC062900
HP 4050TN LaserJet Printer w/Duplex Assembly	$67.00	1	USQC062541
HP 4050TN LaserJet Printer w/Duplex Assembly	$67.00	1	USQX050399
Time Clock
Kronos Time Clack & Maintenance Badges	$75.00	1
SunDance Therapy
SunDance Therapy: Workstation and printer — to be removed from building unless new owner has contract in place with SunDance
Workstation:	$0.00	1	US81808895
Printer:	$0.00	1	IPZR006569

Sub $ TOTAL	$863.00

Monthly Support Costs	Monthly $ Amnt.
SHG Support: (Telecom, Hardware, Hardware Support Contract Help Desk)
Support	$550.00
Addon/Orcas Systems Including:
Support SHG	$300.00
Support SHS	$600.00

Sub $ TOTAL	$1,450.00

GRAND TOTAL	$2,313.00

EXHIBIT E

AFFILIATE PROPERTY TO BE REMOVED
FROM FACILITY

Property identified in Section 9.4, which includes, but may not be limited to, the following items:

SEE ATTACHED SCHEDULE

SunDance Rehabilitation Corporation Department Inventory

Facility Name: Claremont

Date Completed: 3/15/03

Item Name	Serial Number (If no serial number, clear description of the item)
1. Shoulder/[Illegible]	1. N/A
2. Diathermy [Illegible]	2. 69982
3. Printer Laserjet 6L	3. S# JPZR006569
4. Monitor Hewlett Packard	4. S# MY75185747 Model #D2825
5. Iomega Zip Drive	5. SN IADN39810N Model 7100UBS
6. Hewlett Packard Computer	6. SN US03109969 Model VECTRA VE18AT
7. Computer Desk	7.
8. Cork Board	8. 2'x3'
9. 2 Shoulder arcs	9.
10. UE Skateboard	10.
11. Multiple cords	11.
12. 1 Box OT utensils	12.
13. 1 Box OT puzzles etc.	13.
14.	14.
15. Book shelf	15.

2 drawer file cabinet

Please complete by March 15, 2003 and return to your Regional Office.

EXHIBIT F-1

FORM OF LENDER ACKNOWLEDGEMENT

September            , 2003

VIA FACSIMILE: [**Insert transferor fax no.**]
[**Insert transferor entity address**] Attention:

VIA FACSIMILE: 301-841-2340

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Healthcare Finance Group, Portfolio Manager

VIA FACSIMILE: 301-841-2380

CapitalSource Finance, LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attn: General Counsel

Re: [**Insert facility name**]

[**Insert facility address**] (the "Facility")

Ladies and Gentleman:

        The undersigned entity ("Lender") has provided financing to [**Insert new operator entity name**] (the "Borrower"), which is secured by, among other things, the accounts receivable of the Borrower. Lender has been advised that on or about                        , 2003 (the "Effective Date"), the Borrower assumed operational and financial responsibility for the Facility and that the Facility was previously operated by [**Insert transferor entity**] or an affiliate thereof ("Transferor"). Lender further acknowledges that CapitalSource Finance, LLC ("CapitalSource"), together with the other lenders (collectively, the "Bank Group"), under that certain Loan and Security Agreement dated September 5, 2003, as the same may be amended, modified or restated from time to time (the "Credit Agreement"), have provided financing to Transferor and its parent corporation, Sun Healthcare Group, Inc., which is secured by, among other things, a perfected lien on the unpaid accounts receivable with respect to the Facility which relate to the period prior to the Effective Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to the period prior to the Effective Date even if such adjustments occur after the Effective Date (the "Transferor A/R").

        This letter will serve to confirm that, notwithstanding anything to the contrary which may be set forth in any agreements between Lender and Borrower, Lender acknowledges that, in its capacity as a lender to the Borrower, it has no interest in, or lien on, the Transferor A/R. To the extent reasonably practicable, Lender will cooperate with Borrower (at Borrower's expense) to ensure that, to the extent any collections of Transferor A/R are received by Borrower, or, consistent with the requirements of those documents pertaining to Lender's financing arrangements with Borrower, paid into a lockbox or other blocked account established by Borrower thereunder, Borrower remits such collections to in accordance with the requirements of the applicable Operations Transfer Agreements (and the ancillary documents delivered by Borrower in connection therewith) for the Facility.

Thank you.

Sincerely,

[**Insert Lender name**]

By:

Name:

Title:

cc: David L. Packer, Esq. (via facsimile: 310-201-8922)

EXHIBIT F-2

FORM OF NEW OPERATOR REPRESENTATION LETTER

September            , 2003

VIA FACSIMILE: 301-841-2340

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Healthcare Finance Group, Portfolio Manager

VIA FACSIMILE: 301-841-2380

CapitalSource Finance, LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attn: General Counsel

Re: [**Insert facility name**]
[**Insert facility address**](the "Facility")

Ladies and Gentleman:

        Pursuant to our obligations under section 6.10 of the Operations Transfer Agreement dated                        , 2003 ("OTA") for the transfer of operations for the Facility, please be advised and noticed that, as the New Operator under the OTA, we have not entered into any financing arrangement with any lender whereby the accounts receivable of the Facility have been used, pledged or hypothecated as collateral for such financing except as follows (if none, write "none"):                        . If a lender has been listed in the previous sentence, please state such lender's address for notice:                        .

        If such a financing arrangement exists, pursuant to our ongoing obligation under said section 6.10 of the OTA, we will promptly and timely deliver an appropriately executed Lender Acknowledgement, in the form attached hereto as Exhibit "A", to you. In the event that, subsequent to the date of this letter, we enter into any financing arrangement with a lender whereby the accounts receivable of the Facility are used, pledged or hypothecated as collateral for such financing, pursuant to our ongoing obligation under said section 6.10 of the OTA, we will promptly and timely inform the addressees of this letter of such financing and deliver an appropriately executed Lender Acknowledgement, in the form attached hereto as Exhibit "A", to you.

        As of the date of this letter, we represent and warrant as follows: (1) the provisions in the OTA are hereby ratified and confirmed, including the provision that the transferor is entitled to retain all accounts receivables generated prior to the "Effective Date" (as defined in the OTA); (2) the Effective Date is [**Note: Date must be filled in**]; and (3) we shall hold in trust for your benefit and remit promptly to you at the first address set forth above, any of the unpaid accounts receivable with respect to the Facility which relate to the period prior to the Effective Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to the period prior to the Effective Date even if such adjustments occur after the Effective Date ("Transferor A/R"), which we may receive at any time after the Effective Date. In determining whether any payment received by us constitutes Transferor A/R, we agree to be bound by written instructions received from CapitalSource Finance, LLC and without limiting the foregoing, if a payment received by us does not indicate whether it is in respect of a period before or after the Effective Date, it shall be assumed that such payment relates to the oldest outstanding unpaid receivable and applied accordingly.

        We are delivering this letter with the understanding that it will be relied upon by you in connection with certain financial agreements that you have with [**insert name of transferor**] and its affiliates.

Sincerely,

[**Insert New Operator name**]

By:

Name:

Title:

cc: David L. Packer, Esq. (via facsimile: 310-201-8922)

Exhibit "A"

[TO EXHIBIT F-2 OF THE OPERATIONS TRANSFER AGREEMENT]

FORM OF NEW LENDER LETTER

[SEE EXHIBIT F-I OF THE OPERATIONS TRANSFER AGREEMENT FOR THE FORM OF THE SAME]

Exhibit F

MEMORANDUM OR SHORT FORM OF LEASE

THIS INSTRUMENT PREPARED BY:
Mark E. Derwent
Myers Nelson Dillon & Shierk PLLC
125 Ottawa Ave., N.W., Suite 270
Grand Rapids, Michigan 49503
Telephone: 616.233.9640

        THIS LEASE, made and entered into as of                    , 20    , by and between                        , having its principal office at 9690 Deereco Road, Suite 100, Timonium, MD 21093, as Lessor, and Inc., a                        , having its principal office at                                        , as Lessee with respect to the real property identified in Exhibit(s) "            " attached hereto and located in                        .

        WITNESSETH:

            1.         For and in consideration of the rents reserved and the other covenants contained in that certain Lease made by and between the parties hereto and dated the date hereof ("Lease"), Lessor has and does hereby lease to Lessee, and Lessee has and does hereby take and rent from Lessor, all of Lessor's rights and interest in and to the parcel of real property described in Exhibit(s) "            " and all fixtures and improvements thereto, and certain personal and other property as set forth in the Lease.

            2.         The Initial Term of the Lease is approximately (    ) years, commencing            , 200    and ending on                        , 200    .

            3.         As more particularly provided in the Lease, Lessee may elect to renew the original term for            (    )             (    ) year optional renewal periods for a maximum term, if exercised, of            (    ) years after the Commencement Date.

            4.         This instrument is executed and recorded for the purpose of giving notice of Lessee's interest in the property covered by the Lease and giving notice of the existence of the Lease, to which reference is made for a full statement of the terms and conditions thereof. The respective addresses of the parties hereto are:

Lessee:

Attn:

Lessor:

Attn:

        IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized [officer or officers] and [general partners] [managing partners], as applicable, all as of the day and date first above written.

LESSOR:
a
By:	Name: Title:
LESSEE:
a
By:	Name: Title:
STATE OF MARYLAND	)
)SS
COUNTY OF	)

        This instrument was acknowledged before me on the            day of                        , 200            , by                        the                         of                        a                         , on behalf of said                        .

                                                                                       Notary Public

STATE OF MARYLAND	)
)SS
COUNTY OF	)

        This instrument was acknowledged before me on the            day of                        , 200            , by                        the                         of                        a                         , on behalf of said                        .

                                                                                       Notary Public

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Table of contents
MASTER LEASE MULTIPLE FACILITIES
RECITALS
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X
ARTICLE XI
ARTICLE XII
ARTICLE XIII
ARTICLE XIV
ARTICLE XV
ARTICLE XVI
ARTICLE XVII
ARTICLE XVIII
ARTICLE XIX
ARTICLE XX
ARTICLE XXI
ARTICLE XXII
ARTICLE XXIII
ARTICLE XXIV
ARTICLE XXV
ARTICLE XXVI
ARTICLE XXVII
ARTICLE XXVIII
ARTICLE XXIX
ARTICLE XXX
ARTICLE XXXI
ARTICLE XXXII
ARTICLE XXXIII
ARTICLE XXXIV
ARTICLE XXXV
ARTICLE XXXVI
ARTICLE XXXVII
ARTICLE XXXVIII
SIGNATURE PAGES FOLLOW
LIST OF EXHIBITS TO LEASE
EXHIBIT A FACILITY TRADE NAMES
EXHIBITS B-1 THROUGH B-3 DESCRIPTION OF LAND
EXHIBIT C FORM OF LESSEE'S CERTIFICATE
EXHIBIT D PERMITTED ENCUMBRANCES
EXHIBIT E Form of Operations Transfer Agreement
OPERATIONS TRANSFER AGREEMENT (SunBridge Care Center for Claremont)
RECITALS
EXHIBIT A FACILITY AND LEASE INFORMATION
EXHIBIT B INTENTIONALLY OMITTED
EXHIBIT C VEHICLES AT FACILITY
EXHIBIT D
COMPUTER HARDWARE AND SOFTWARE AND TELECOMMUNICATIONS EQUIPMENT AND SERVICE INFORMATION AND APPLICABLE RENT AND SERVICE FEE
EXHIBIT E AFFILIATE PROPERTY TO BE REMOVED FROM FACILITY
EXHIBIT F-1 FORM OF LENDER ACKNOWLEDGEMENT September , 2003
EXHIBIT F-2 FORM OF NEW OPERATOR REPRESENTATION LETTER September , 2003
Exhibit "A" [TO EXHIBIT F-2 OF THE OPERATIONS TRANSFER AGREEMENT] FORM OF NEW LENDER LETTER
Exhibit F MEMORANDUM OR SHORT FORM OF LEASE